   As Filed With the Securities And Exchange Commission on July 30, 1997;

                        Registration No. 333-29385

--------------------------------------------------------------------------------


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                    ------------------------------------


                              AMENDMENT NO. 1 TO

                                  FORM S-4
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                    ------------------------------------


                         AREA BANCSHARES CORPORATION
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)

     Kentucky                       6025                     61-0902343
 ---------------             -------------------        -------------------
 (State of other              (Primary Standard          (I.R.S. Employer
 jurisdiction of             Industrial Classi-         Identification No.)
 incorporation)              fication Code No.)

                            230 Frederica Street
                          Owensboro, Kentucky 42301
                               (502) 926-3232
             ---------------------------------------------------
             (Address, including ZIP Code, and telephone number,
               including area code, of registrant's principal
                             executive offices)

                                                            Copy to:
            Kathryn L. Knudson, Esq.                  Stuart G. Stein, Esq.
     Powell, Goldstein, Frazer & Murphy LLP         Hogan and Hartson L.L.P.
   Sixteenth Floor, 191 Peachtree Street, N.E.      555 Thirteenth Street, NW
             Atlanta, Georgia  30303                  Washington, DC  20004
                 (404) 572-6952                          (202) 637-8575
--------------------------------------------------------------------------------
(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)


Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                            [CARDINAL LETTERHEAD]

To the Holders of Cardinal Common Stock:


         You are cordially invited to attend a Special Meeting of Shareholders (the "Meeting") of Cardinal Bancshares, Inc. ("Cardinal"), to be held at The Vine Street Trust Company, 360 East Vine Street, Lexington, Kentucky 40507 on Monday, September 22, 1997, at __________, local time, notice of which is enclosed.


         At the Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger (the "Agreement") entered into with Area Bancshares Corporation ("Area") pursuant to which Cardinal will merge (the "Merger") with Interim Area Corporation ("Interim"), a wholly-owned subsidiary of Area that was organized for the purpose of facilitating the Merger. As a result of the Merger, Cardinal's banking and other subsidiaries will become subsidiaries of Area, and each share of Cardinal common stock ("Cardinal Common Stock") issued and outstanding will be converted into and exchanged for the right to receive 2.7391 shares of Area Common Stock.

         The accompanying Joint Proxy Statement/Prospectus includes a description of the proposed Merger and also provides other specific information concerning the Meeting and Area Common Stock.

         The Merger has been approved unanimously by your Board of Directors and is recommended by the Board to you for approval. Each member of the Board of Directors has agreed to vote all Cardinal shares beneficially owned by such member (other than in a fiduciary capacity) in favor of the Merger. Consummation of the Merger is subject to certain conditions, including shareholder approvals of Cardinal and Area and regulatory approvals.

         APPROVAL OF THE AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF CARDINAL COMMON STOCK ENTITLED TO VOTE AT THE MEETING. CONSEQUENTLY, A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENT.

         Accordingly, whether or not you plan to attend the Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger is a significant transaction for Cardinal, and your vote on this matter is of great importance. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE MERGER BY MARKING THE ENCLOSED PROXY CARD "FOR" THE MERGER.

                                         Sincerely,

                                         John S. Penn
                                         President and Chief Executive Officer

                          CARDINAL BANCSHARES, INC.
                            400 EAST VINE STREET
                                  SUITE 300
                          LEXINGTON, KENTUCKY 40507

                               (606) 255-8300

                            ---------------------

                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD SEPTEMBER 22, 1997

         Notice is hereby given that a Special Meeting of Shareholders (the "Meeting") of Cardinal Bancshares, Inc. ("Cardinal") will be held at The Vine Street Trust Company, 360 East Vine Street, Lexington, Kentucky 40507 on Monday September 22, 1997, at _____ __.m., local time, for the following purposes:


         1. Approve Merger. To consider and vote on the Agreement and Plan of Merger, dated as of May 1, 1997 (the "Agreement"), by and between Area Bancshares Corporation ("Area") and Cardinal pursuant to which (i) Cardinal will merge (the "Merger") with Interim Area Corporation ("Interim"), a wholly-owned subsidiary of Area, and (ii) each share of the issued and outstanding common stock of Cardinal ("Cardinal Common Stock") (except for certain shares held by Cardinal or Area) will be converted into 2.7391 shares of Area common stock, as described more fully in the accompanying Joint Proxy Statement/Prospectus.

         2. Other Business. To transact such other business as may properly come before the Meeting, including adjourning the Meeting to permit, if necessary, further solicitation of proxies.


         Approval of the Agreement requires the affirmative vote of a majority of the shares of Cardinal Common Stock entitled to vote at the Meeting. Only shareholders of record at the close of business on August 4, 1997 are entitled to receive notice of and to vote at the Meeting or any adjournment or postponement thereof.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF CARDINAL COMMON STOCK VOTE "FOR" THE MERGER AS DESCRIBED ABOVE.

         HOLDERS OF CARDINAL COMMON STOCK HAVE THE RIGHT TO DISSENT FROM APPROVAL OF THE AGREEMENT AND OBTAIN PAYMENT FOR THE FAIR VALUE OF THEIR SHARES OF CARDINAL COMMON STOCK BY FOLLOWING THE PROCEDURES DESCRIBED IN SECTIONS 271B.13-010 THROUGH 271B.13-280 OF THE KENTUCKY BUSINESS CORPORATION ACT. SEE APPENDIX B HERETO AND "THE MERGER -- DISSENTERS' RIGHTS."


                                              By Order of the Board of Directors

                                              ----------------------------------
                                              Secretary

Lexington, Kentucky
            , 1997
------------

         WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOUR PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

                              [AREA LETTERHEAD]

Dear Area Bancshares Corporation Shareholder:


        You are cordially invited to attend the Special Meeting of Shareholders (the "Meeting") of Area Bancshares Corporation ("Area") to be held at Area's main office, 230 Frederica Street, Owensboro, Kentucky, 42301 on Monday, September 15, 1997, at 11:00 a.m., local time, notice of which is enclosed.


        At the Meeting, you will be asked to consider and vote on proposals (i) to amend Area's Articles of Incorporation to increase the number of shares of authorized no par value common stock ("Area Common Stock") from 16,000,000 to 50,000,000 and (ii) to consider and vote on a proposal to approve an Agreement and Plan of Merger (the "Agreement"), entered into with Cardinal Bancshares, Inc. ("Cardinal") pursuant to which Cardinal will merge (the "Merger") with Interim Area Corporation ("Interim"), a wholly-owned subsidiary of Area that was organized for the purpose of facilitating the Merger. Upon consummation of the Merger, each share of Cardinal common stock will be converted into and exchanged for the right to receive 2.7391 shares of Area Common Stock.

        The proposed amendment to authorize additional shares of Area Common Stock must be adopted in order to effect the Merger of Cardinal and Interim. The accompanying Joint Proxy Statement/Prospectus includes a description of the proposed Merger and also provides other specific information concerning the Meeting. PLEASE NOTE THAT THE HOLDERS OF CARDINAL COMMON STOCK ARE ALSO ENTITLED TO VOTE ON THE MERGER. Please read the Joint Proxy Statement/Prospectus carefully and consider thoughtfully the information set forth therein.

        The proposals listed above have been approved unanimously by your Board of Directors and are recommended by the Board to you for approval. Each member of the Board of Directors has agreed to vote all shares of Area Common Stock beneficially owned by such member (other than in a fiduciary capacity) in favor of the proposals listed above.

        The combination with Cardinal will be an excellent strategic fit for our franchise and will allow us to expand into new markets with good prospects for continued growth. In addition, this Merger will bring to Area a solid organization and sound lending principles.

        Whether or not you plan to attend the Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE PROPOSALS PRESENTED BY MARKING THE ENCLOSED PROXY CARD "FOR" PROPOSALS ONE AND TWO.

        We look forward to seeing you at the Special Meeting.

                                           Sincerely,

                                           Thomas R. Brumley
                                           President and Chief Executive Officer

                         AREA BANCSHARES CORPORATION
                            230 FREDERICA STREET
                          OWENSBORO, KENTUCKY 42301
                               (502) 926-3232

                            ---------------------

                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                   TO BE HELD SEPTEMBER 15, 1997

        Notice is hereby given that a Special Meeting of Shareholders (the "Meeting") of Area Bancshares Corporation ("Area") will be held at Area's main office, 230 Frederica Street, Owensboro, Kentucky 42301 on Monday, September 15, 1997, at 11:00 a.m., local time, for the following purposes:


        1. Increase in Authorized Shares of Common Stock. To consider and vote on an amendment to Area's Articles of Incorporation to increase the number of authorized shares of common stock from 16,000,000 to 50,000,000

        2. Approve Merger. To consider and vote the Agreement and Plan of Merger, dated as of May 1, 1997 (the "Agreement") by and between Area and Cardinal Bancshares, Inc. ("Cardinal"), pursuant to which (i) Area will acquire all of the issued and outstanding common stock of Cardinal ("Cardinal Common Stock") through the merger (the "Merger") of Cardinal and Interim Area Corporation ("Interim"), a wholly-owned subsidiary of Area, and (ii) each share of Cardinal Common Stock (except certain shares held by Area or Cardinal) will be converted into 2.7391 shares of Area Common Stock, as described more fully in the accompanying Joint Proxy Statement/Prospectus.

        3. Other Business. To transact such other business as may properly come before the Meeting, including adjourning the Meeting to permit, if necessary, further solicitation of proxies.


        Only shareholders of record at the close of business on August 4, 1997, are entitled to receive notice of and to vote at the Meeting or any adjournment or postponement thereof.

        HOLDERS OF AREA COMMON STOCK HAVE THE RIGHT TO DISSENT FROM APPROVAL OF THE AGREEMENT AND OBTAIN PAYMENT FOR THE FAIR VALUE OF THEIR SHARES OF AREA COMMON STOCK BY FOLLOWING THE PROCEDURES DESCRIBED IN SECTIONS 271B.13-010 THROUGH 271B.13-280 OF THE KENTUCKY BUSINESS CORPORATION ACT. SEE APPENDIX B HERETO AND "THE MERGER -- DISSENTERS' RIGHTS."


        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF AREA COMMON STOCK VOTE "FOR" THE PROPOSALS LISTED ABOVE.

                                              By Order of the Board of Directors

                                              ----------------------------------
                                              Secretary

Owensboro, Kentucky
            , 1997
------------

        WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOUR PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                            SUBJECT TO COMPLETION
                PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS
                            DATED JULY 29, 1997

                            JOINT PROXY STATEMENT
       FOR THE SPECIAL MEETING                  FOR THE SPECIAL MEETING
           OF SHAREHOLDERS                           OF SHAREHOLDERS
    TO BE HELD ON SEPTEMBER 15, 1997           TO BE HELD ON SEPTEMBER 22, 1997


     AREA BANCSHARES CORPORATION                      CARDINAL BANCSHARES, INC.
        230 FREDERICA STREET                          400 EAST VINE STREET
     OWENSBORO, KENTUCKY  42301                             SUITE 300
           (502) 926-3232                           LEXINGTON, KENTUCKY 40507
                                                       (606) 255-8300

                        -----------------------------

                                 PROSPECTUS
                                     OF
                         AREA BANCSHARES CORPORATION
                            230 FREDERICA STREET
                          OWENSBORO, KENTUCKY 42301
                               (502) 926-3232
                                     FOR
                      4,750,983 SHARES OF COMMON STOCK

                        -----------------------------

     This Prospectus of Area Bancshares Corporation, a bank holding company organized and existing under the laws of the State of Kentucky, relates to the shares of the no par value common stock of Area ("Area Common Stock"), which are issuable to the shareholders of Cardinal Bancshares, Inc. ("Cardinal") upon consummation of the proposed merger (the "Merger") described herein, pursuant to which Cardinal will merge with Interim Area Corporation ("Interim), a wholly-owned subsidiary of Area pursuant to the terms of an Agreement and Plan of Merger, dated as of May 1, 1997, by and between Area and Cardinal (the "Agreement"). A copy of the Agreement is attached to this Joint Proxy Statement/Prospectus as Appendix A.

        At the effective time of the Merger (the "Effective Time"), except as otherwise described herein, (i) Cardinal will merge with Interim, and (ii) each outstanding share of the no par value common stock of Cardinal ("Cardinal Common Stock") will be converted into 2.7391 shares of Area Common Stock. As a result of the Merger, the subsidiaries of Cardinal will become indirect subsidiaries of Area. For a further description of the terms of the Merger, see "The Merger."


        This Prospectus also constitutes a Joint Proxy Statement of Area and Cardinal and is being furnished to their respective shareholders in connection with the solicitation of proxies by their respective Boards of Directors. The proxies solicited by the Area Board of Directors will be used at the Special Meeting of Shareholders of Area (the "Area Meeting") to be held on September 15, 1997, including any adjournment or postponement thereof, for the following purposes: (i) to consider and vote on an amendment to Area's Articles of Incorporation increasing the number of authorized shares of Area Common Stock from 16,000,000 to 50,000,000; (ii) to consider and vote on the proposed Merger; and (iii) to transact such other business as may properly come before the Area Meeting or any adjournment thereof. The proxies solicited by the Cardinal Board of Directors will be used at the

Special Meeting of Shareholders of Cardinal (the "Cardinal Meeting") to be held on September 22, 1997, including any adjournment or postponement thereof, to consider and vote on the proposed Merger and to transact such other business as may properly come before the Cardinal Meeting or any adjournments thereof. This Joint Proxy Statement/Prospectus and the accompanying proxy cards are first being mailed to shareholders of Area and Cardinal on or about August ____, 1997.

        Approval of the Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Area Common Stock and Cardinal Common Stock entitled to vote at the special meetings of Area and Cardinal, respectively. Of the 11,339,640 shares of Area Common Stock entitled to vote, 5,254,731 shares, representing 46.3% of the shares entitled to vote are known to be committed to voting in favor of the Agreement. See "The Area Meeting--Required Vote."


    THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER
       OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                     GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


   The date of this Joint Proxy Statement/Prospectus is August _______ , 1997.

                              TABLE OF CONTENTS

AVAILABLE INFORMATION...........................................................................................  1

DOCUMENTS INCORPORATED BY REFERENCE.............................................................................  2

SUMMARY ........................................................................................................  4
        The Parties.............................................................................................  4
        Special Meeting of Area Shareholders....................................................................  4
        Special Meeting of Cardinal Shareholders................................................................  5
        The Merger; Exchange Ratio..............................................................................  6
        Dissenters' Rights......................................................................................  6
        Reasons for the Merger..................................................................................  6
        Fairness Opinions.......................................................................................  7
        Effective Time..........................................................................................  7
        Exchange of Stock Certificates..........................................................................  8
        Regulatory Approvals and Other Conditions...............................................................  8
        Waiver, Amendment, and Termination of the Agreement.....................................................  8
        Interests of Certain Persons in the Merger..............................................................  9
        Certain Federal Income Tax Consequences of the Merger...................................................  9
        Accounting Treatment.................................................................................... 10
        Certain Differences in Shareholders' Rights............................................................. 10
        Comparative Market Prices of Common Stock............................................................... 10
        Comparative Per Share Data.............................................................................. 11
        Selected Historical Financial Data...................................................................... 12
        Selected Pro Forma Combined Financial Data.............................................................. 17

THE AREA MEETING................................................................................................ 19
        General ................................................................................................ 19
        Record Date; Vote Required.............................................................................. 20

THE CARDINAL MEETING............................................................................................ 21
        General ................................................................................................ 21
        Record Date; Vote Required.............................................................................. 22

THE MERGER...................................................................................................... 23
        General ................................................................................................ 23
        Effect of Merger on Stock Rights........................................................................ 23
        Background of and Reasons for the Merger................................................................ 24
        Fairness Opinions....................................................................................... 27
        Effective Time of the Merger............................................................................ 34
        Distribution of Stock Certificates After the Merger..................................................... 34
        Conditions to Consummation of the Merger................................................................ 35
        Regulatory Approvals.................................................................................... 36
        Waiver, Amendment, and Termination of the Agreement..................................................... 37
        Conduct of Business Pending the Merger.................................................................. 37
        Management and Operations Following the Merger.......................................................... 38
        Interests of Certain Persons in the Merger.............................................................. 39
        Dissenters' Rights...................................................................................... 40
        Certain Federal Income Tax Consequences of the Merger................................................... 42
        Accounting Treatment.................................................................................... 44

        Expenses and Fees....................................................................................... 44
        Resales of Area Common Stock............................................................................ 45

COMPARATIVE MARKET PRICES AND DIVIDENDS......................................................................... 46
        Market Prices........................................................................................... 46
        Shareholders of Record.................................................................................. 47

PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION.............................................................. 47
        Pro forma Combined Condensed Balance Sheets............................................................. 47
        Pro Forma Combined Condensed Statements of Income....................................................... 49

DESCRIPTION OF AREA COMMON STOCK................................................................................ 55

EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS.................................................................. 55
        Authorized Capital Stock................................................................................ 55
        Actions by Shareholders Without a Meeting............................................................... 56
        Special Meeting of Shareholders......................................................................... 56
        Number of Directors..................................................................................... 57
        Cumulative Voting....................................................................................... 57
        Limitations on Director Liability....................................................................... 57
        Indemnification......................................................................................... 58

EXPERTS ........................................................................................................ 58

OPINIONS........................................................................................................ 59

PROPOSAL PRESENTED TO THE AREA SHAREHOLDERS ONLY................................................................ 60

ADJOURNMENT OF SPECIAL MEETING.................................................................................. 61

SHAREHOLDER PROPOSALS........................................................................................... 61

OTHER MATTERS................................................................................................... 62

Appendix A - Agreement and Plan of Merger ......................................................................A-1
Appendix B - Subtitle 13. Dissenters' Rights ...................................................................B-1
Appendix C - The Bank Advisory Group, Inc. Fairness Opinion ....................................................C-1
Appendix D - Professional Bank Services, Inc. Fairness Opinion .................................................D-1

                            AVAILABLE INFORMATION

        Area and Cardinal are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC maintains a website that contains reports, proxy and information statements, and other information pertaining to registrants that file electronically with the SEC, including Area and Cardinal. The SEC's website address is: http://www.sec.gov.

        This Joint Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of Area (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Joint Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Area and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. In addition, Area Common Stock and Cardinal Common Stock are traded on the Nasdaq National Market System ("Nasdaq"). Reports, proxy statements, and other information concerning Area and Cardinal may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

        Certain financial and other information relating to Area and Cardinal is contained in the documents indicated below under "Documents Incorporated by Reference."

        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AREA OR CARDINAL. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AREA OR CARDINAL SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN OR INCORPORATED HEREIN BY REFERENCE IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

        All information included in this Joint Proxy Statement/Prospectus or incorporated by reference herein with respect to Area was supplied by Area, and all information included herein or incorporated by reference herein with respect to Cardinal was supplied by Cardinal. Although neither Area nor Cardinal has actual knowledge that would indicate that any statements or information (including financial statements) relating to the other party contained or incorporated herein by reference are inaccurate or incomplete, neither Area nor Cardinal warrants the accuracy or completeness of such statements or information as they relate to the other party.

                     DOCUMENTS INCORPORATED BY REFERENCE

        The following documents previously filed with the SEC by Area pursuant to the Exchange Act are hereby incorporated by reference herein:

        (a) Area's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

        (b) Area's Quarterly Report on Form 10-Q for the three months ended March 31, 1997; and

        (c) Area's Current Report on Form 8-K dated May 2, 1997;

        Area's Annual Report on Form 10-K for the year ended December 31, 1996, incorporates by reference specific portions of Area's annual report to stockholders for that year (the "Area Annual Report to Stockholders"), but does not incorporate other portions of the Area Annual Report to Stockholders. Only those portions of the Area Annual Report to Stockholders captioned "Consolidated Five-Year Selected Financial Data," "Financial Review" and the Consolidated financial statements included on pages 22-50 of the Area Annual Report to Stockholders, are incorporated herein. Other portions of the Area Annual Report to Stockholders are NOT incorporated herein and are not a part of the Registration Statement.

        The following documents previously filed with the SEC by Cardinal pursuant to the Exchange Act are hereby incorporated by reference herein:

        (a) Cardinal's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

        (b) Cardinal's Quarterly Report on Form 10-Q for the three months ended March 31, 1997; and

        (c) Cardinal's Current Report on Form 8-K dated May 1, 1997.

        Cardinal's Annual Report on Form 10-K for the year ended December 31, 1996, incorporates by reference specific portions of Cardinal's annual report to stockholders for that year (the "Cardinal Annual Report to Stockholders"), but does not incorporate other portions of the Cardinal Annual Report to Stockholders. Only those portions of the Cardinal Annual Report to Shareholders captioned "Consolidated Selected Historical Financial Data," "Management's Discussion and Analysis" and the consolidated financial statements included on pages 36 through 43 of the Cardinal Annual Report to Stockholders are incorporated herein. Other portions of the Cardinal Annual Report to Stockholders are NOT incorporated herein and are not a part of the Registration Statement.

        All documents filed by Area and Cardinal pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Special Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

        Area will provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this Joint Proxy Statement/Prospectus is delivered, a copy of any and all information (excluding certain exhibits) relating to Area that has been incorporated by reference in the Registration Statement of which this Joint Proxy Statement/Prospectus is a part. Such requests should be directed to Judith R. Windle, Area Bancshares Corporation, 230 Frederica Street, Owensboro, Kentucky 42301 (Telephone (502) 926-3232).

        Cardinal's 1996 Annual Report to Shareholders and its Quarterly Report on Form 10-Q for the three months ended March 31, 1997 accompany this Joint Proxy Statement/Prospectus. Cardinal will also provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this Joint Proxy Statement/Prospectus is delivered, a copy of any and all information (excluding certain exhibits) relating to Cardinal that has been incorporated by reference in the Registration Statement of which this Joint Proxy/Prospectus is a part. Such requests should be directed to Cardinal Bancshares, Inc., 400 East Vine Street, Suite 300, Lexington, Kentucky, 40507,
Attention: Carolyn L. Gabriel (Telephone (606) 255-8300).


        In order to ensure timely delivery of the documents, any such requests should be made by September 8, 1997 for Area documents and September 15, 1997 for Cardinal documents.

                                   SUMMARY

        The following is a summary of certain information relating to the Cardinal Meeting, the Area Meeting, the proposed Merger, and the shares of Area Common Stock to be issued upon consummation thereof. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. Shareholders are urged to read carefully the entire Joint Proxy Statement/Prospectus, including the Appendices. As used in this Joint Proxy Statement/Prospectus, the terms "Area" and "Cardinal" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

THE PARTIES

        Area. Area is a multi-bank holding company headquartered in Owensboro, Kentucky. Area has six subsidiary commercial banks. Three of Area's bank subsidiaries are state banks and three are national banks. Area also controls four nonbank subsidiaries. Area and its subsidiaries engage in retail and commercial banking and related services with approximately 30 offices in Kentucky. As of March 31, 1997, Area had total consolidated assets of approximately $1.146 billion, total deposits of approximately $835.6 million and total shareholders' equity of approximately $124.8 million. Through its subsidiaries, Area offers a broad range of banking and banking-related services.

        Area was incorporated in 1976 under the laws of Kentucky and is a bank holding company under the regulations of the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Area's principal executive offices are located at 230 Frederica Street, Owensboro Kentucky 42301, and its telephone number at such address is (502) 926-3232.

        Cardinal. Cardinal is a multi-bank holding company headquartered in Lexington, Kentucky. Cardinal has five banking subsidiaries and four nonbank subsidiaries. Of Cardinal's banking subsidiaries, three are state banks, one is a national bank and one is a federal thrift. Through its nonbank subsidiaries, Cardinal provides data processing, financial, brokerage, investment and insurance services, and Small Business Administration loans. As of March 31, 1997, Cardinal had total consolidated assets of approximately $631 million, total deposits of approximately $549 million and total shareholders' equity of approximately $51 million.

        Cardinal was incorporated in 1988 under the laws of Kentucky. Cardinal is regulated as a bank holding company under the BHC Act. Cardinal's principal executive offices are located at 400 East Vine Street, Suite 300, Lexington, Kentucky 40507, and its telephone number at such address is (606) 255-8300.

SPECIAL MEETING OF AREA SHAREHOLDERS


        The Area Meeting will be held at 11:00 a.m., local time, on Monday, September 15, 1997, at Area's main office, 230 Frederica Street, Owensboro, Kentucky 42301, for the following purposes: (i) to consider and vote on an amendment to the Area Articles of Incorporation to increase the number of authorized shares of Area Common Stock from 16,000,000 to 50,000,000; (ii) to consider and vote on approval of the Agreement; and (iii) to transact such other business as may properly come before the Special Meeting or any adjournment thereof. See "The Area Meeting."

        Only holders of record of Area Common Stock at the close of business on August 4, 1997 (the "Record Date") will be entitled to vote at the Area
Meeting. The affirmative vote of a majority of the Area Common Stock outstanding and entitled to vote at the Area Meeting will be required to approve the proposed amendment to the Articles of Incorporation and to approve the Agreement. Approval of any other matter will require the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote. As of the Record Date, there were 11,339,640 shares of Area Common Stock outstanding and entitled to vote.

        As of the Record Date, the directors and executive officers of Area beneficially owned 5,254,731 shares (or approximately 46.3% of the outstanding shares) of Area Common Stock, including 8,175 shares held by the trust departments of the subsidiaries of Area for which the trust departments do not have discretionary authority to vote such shares. Each member of the Board of Directors of Area has agreed to vote those shares beneficially owned by such member (except for shares held in a fiduciary capacity) in favor of the proposals to be presented at the Area Meeting.

        As of the Record Date, the trust departments of subsidiaries of Area held of record [1,271,160] shares of Area Common Stock in a fiduciary capacity representing approximately [11.2%] of the outstanding shares of Area Common Stock. With respect to [506,836] shares (the "Discretionary Shares") (approximately [4.5%] of the outstanding shares of Area Common Stock), the instrument creating the trust or fiduciary relationship specifically directs the trustee to vote the shares, of which 16,550 shares are held by directors and executive officers of Area. The trust departments will act through their respective trust committees, with the committees determining whether the Merger is in the best interests of the applicable trust beneficiaries. The remaining shares held by the trust departments will be voted at the direction of the beneficial owners. If the Discretionary Shares voted by the trustees are voted in favor of the proposals, in light of the shares beneficially owned by Area's directors and executive officers (who have committed to vote in favor of the proposals), Area anticipates that the Agreement will be approved by its shareholders. See "The Area Meeting."


        As of the Record Date, the directors and executive officers of Cardinal beneficially owned no shares of Area Common Stock.

SPECIAL MEETING OF CARDINAL SHAREHOLDERS


        The Cardinal Meeting will be held at _____ __.m., local time, on Monday, September 22, 1997, at The Vine Street Trust Company, 360 East Vine Street, Lexington, Kentucky 40507, for the purpose of considering and voting on approval of the Agreement and transacting such other business as may properly come before the meeting or any adjournment thereof. See "The Cardinal Meeting."

        Only holders of record of Cardinal Common Stock at the close of business on August 4, 1997 (the "Record Date"), will be entitled to vote at the Cardinal Meeting. Approval of the Agreement requires the affirmative vote of a majority of the shares of Cardinal Common Stock entitled to vote at the Cardinal
Meeting. As of the Record Date, there were [_________] shares of Cardinal Common Stock outstanding and entitled to vote.


        As of the Record Date, the directors and executive officers of Cardinal beneficially owned ___________ shares (or approximately ____________% of the outstanding shares) of Cardinal Common Stock. Each member of the Board of Directors of Cardinal has agreed to vote those shares of Cardinal Common Stock beneficially owned by such member (except for shares held in a fiduciary capacity) in favor of the Merger.

        As of the Record Date, Area held 78,450 shares of Cardinal Common Stock, and the directors and executive officers of Area beneficially owned ____________ shares of Cardinal Common Stock for an aggregate of __________ shares (or approximately _____% of the outstanding shares of Cardinal Common Stock for an aggregate of __________ shares (or approximately _____% of the outstanding shares of Cardinal Common Stock). As of that date, Area owned 101,401 shares of Cardinal Common Stock in a fiduciary capacity for others. See "The Cardinal Meeting."


THE MERGER; EXCHANGE RATIO

        The Agreement provides for Cardinal to merge with Interim, a wholly-owned subsidiary of Area, with Cardinal being the surviving corporation of the Merger. At the Effective Time, each share of Cardinal Common Stock then issued and outstanding (excluding any shares held by Area, Cardinal or their respective subsidiaries, other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted) will be converted into 2.7391 shares of Area Common Stock (the "Exchange Ratio"). See "The Merger -- General."

DISSENTERS' RIGHTS

        Holders of Area Common Stock and Cardinal Common Stock who dissent from the Merger are entitled to the rights and remedies of dissenting shareholders set forth in Subtitle 13 of the Kentucky Business Corporation Act (the "Kentucky Act"), subject to compliance with the procedures set forth therein. Among other things, a dissenting shareholder is entitled to receive cash in an amount equal to the "fair value" of such holder's shares. A copy of Subtitle 13 of the Kentucky Act is set forth in Appendix B to this Joint Proxy Statement/Prospectus and a summary thereof is included under "The Merger -- Dissenters' Rights." TO PERFECT DISSENTERS' RIGHTS, A SHAREHOLDER MUST COMPLY WITH SUBTITLE 13 OF THE KENTUCKY ACT, WHICH REQUIRES, AMONG OTHER THINGS, THAT A SHAREHOLDER GIVE AREA OR CARDINAL, AS THE CASE MAY BE, WRITTEN NOTICE OF SUCH HOLDER'S INTENT TO DISSENT FROM APPROVAL OF THE AGREEMENT PRIOR TO THE VOTE OF THE SHAREHOLDERS AT THE APPLICABLE SPECIAL SHAREHOLDERS MEETING AND THAT SUCH SHAREHOLDER NOT VOTE HIS OR HER SHARES IN FAVOR OF THE AGREEMENT. ANY SHAREHOLDER WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH HOLDER'S SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED IN FAVOR OF THE AGREEMENT AND THUS WILL NOT BE ENTITLED TO ASSERT DISSENTERS' RIGHTS.

REASONS FOR THE MERGER

        The Area Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is fair to, and in the best interests of Area and its shareholders. ACCORDINGLY, AREA'S BOARD UNANIMOUSLY RECOMMENDS THAT AREA'S SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE AMENDMENT TO AREA'S ARTICLES OF INCORPORATION. EACH MEMBER OF THE BOARD OF DIRECTORS OF AREA HAS AGREED TO VOTE SUCH MEMBER'S SHARES OF AREA COMMON STOCK IN FAVOR OF THE AGREEMENT. In approving the Merger, Area's directors considered Cardinal's financial condition, operations and market area; Area's overall strategic focus; the financial terms and income tax consequences of the Merger; the management philosophy of Cardinal and its compatibility with that of Area; and the view of The Bank Advisory Group, Inc. as to the fairness of the Exchange Ratio, from a financial point of view, to the shareholders of Area. See "The Merger -- Background and Reasons for the Merger."

        Cardinal's Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is fair to, and in the best interests of, Cardinal and its shareholders. Accordingly, Cardinal's Board unanimously recommends that Cardinal's shareholders vote FOR approval of the Agreement. Each member of the Board of Directors of Cardinal has agreed to vote such member's shares of Cardinal Common Stock in favor of the Agreement. The Cardinal Board of Directors believes that the Merger will enable holders of Cardinal Common Stock to realize increased value over time as part of the combination with Area. The Board believes the combined company will have a greater earnings and expansion potential than either company would have individually. The Merger may enable Cardinal shareholders to participate in opportunities for appreciation of Area Common Stock as a result of being part of a larger Kentucky banking franchise, as well as a result of potential increases in market interest in the Area Common Stock because of greater potential liquidity and market capitalization. Furthermore, the Cardinal Board of Directors considered the premium over market price, net income per share and book value per share of Area Common Stock to be received by Cardinal shareholders as a result of the Merger. See "The Merger -- Opinion of Cardinal Financial Advisor" and "The Merger -- Background of and Reasons for the Merger."

FAIRNESS OPINIONS

        Area. The Bank Advisory Group, Inc. has rendered an opinion to Area that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the terms of the Merger are fair, from a financial point of view, to the shareholders of Area. BAG's opinion is attached as Appendix C to this Joint Proxy Statement/Prospectus. Shareholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "The Merger -- Fairness Opinions."

        Cardinal. Professional Bank Services, Inc. has rendered an opinion to Cardinal that, based on and subject to the procedures, matters and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the terms of the Merger are fair, from a financial point of view, to the shareholders of Cardinal. PBS' opinion is attached as Appendix D to this Joint Proxy Statement/Prospectus. Shareholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered and limitations on the reviews undertaken in connection therewith. See "The Merger -- Fairness Opinions."

EFFECTIVE TIME

        Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time specified in the Articles of Merger filed by Area with the Kentucky Secretary of State. If no effective date or time is specified, the Merger will become effective upon the filing of the Articles of Merger. Unless otherwise agreed upon by Area and Cardinal, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur on the fifth business day following the last to occur:
(i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger; (ii) the date on which the amendment to the Area Articles of Incorporation and the Agreement is approved by the requisite vote of Area shareholders; or (iii) the date on which the Agreement is approved by the requisite vote of Cardinal shareholders. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated in the fourth quarter of 1997, although there can be no assurance as to whether or when the Merger will occur. See "The Merger -- Effective Time of the Merger, -- Conditions to Consummation of the Merger, and -- Waiver, Amendment, and Termination of the Agreement."

EXCHANGE OF STOCK CERTIFICATES

        Promptly after the Effective Time, Area will cause UMB Bank, acting in its capacity as exchange agent for Area (the "Exchange Agent"), to mail to the former shareholders of Cardinal a letter of transmittal, together with instructions for the exchange of such shareholders' certificates representing shares of Cardinal Common Stock for certificates representing shares of Area Common Stock. Former shareholders of Cardinal will not be entitled to receive dividends on their shares of Area Common Stock until Area has received their Cardinal stock certificates. CARDINAL SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "The Merger -- Distribution of Stock Certificates After the Merger."

REGULATORY APPROVALS AND OTHER CONDITIONS

        The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve"), and the Kentucky Department of Financial Institutions (the "Kentucky Department"). Applications for the requisite approvals have been filed with these agencies, each of which has yet to issue its approval of the Merger. [UPDATE IF APPROVALS RECEIVED]. There can be no assurance that the approvals of these agencies will be given or as to the timing or conditions of such approvals.

        Consummation of the Merger is also subject to the approval by the Area shareholders of an amendment to Area's Articles of Incorporation increasing the number of authorized shares of Area Common Stock from 16,000,000 to 50,000,000. Following shareholder approval of this matter at the Area Meeting, and effective prior to the consummation of the Merger, Area will amend its Articles of Incorporation to authorize the requisite number of shares of common stock. If the proposal to authorize additional shares of Area Common Stock is not approved, the Articles of Incorporation cannot be amended and the Merger will not be consummated. Area Shareholders must also approve the Agreement.

        Consummation of the Merger is subject to various other conditions, including receipt of the required approval of the Agreement by the Area shareholders and the Cardinal shareholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, receipt of a letter regarding accounting treatment of the Merger from the independent public accountants of Area and Cardinal, and certain other customary conditions. See "The Merger -- Conditions to Consummation of the Merger."

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

        The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual action of the Boards of Directors of both Area and Cardinal, or by action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by December 31, 1997 unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated, Cardinal will continue to operate as a bank holding company under its present management. See "The Merger -- Waiver, Amendment, and Termination of the Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER


         The Agreement provides that Area will indemnify the present and former directors, officers, employees and agents of Cardinal and the subsidiaries of Cardinal against all liabilities arising out of actions or omissions at or prior to the Effective Time to the full extent permitted under Kentucky law and by Cardinal's Articles of Incorporation or Bylaws, as currently in effect, including provisions relating to advances of expenses incurred in the defense of any litigation. In any case in which approval by Area is required to effect any indemnification, at the election of the indemnified party, the determination of any such approval will be made by independent counsel mutually agreed upon between Area and the indemnified party.

         The Agreement also provides that, after the Effective Time, Area will provide generally to officers and employees of Cardinal and its subsidiaries who become officers or employees of Area or its subsidiaries following the Effective Time, employee benefits under employee benefit plans on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Area and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting under such employee benefit plans (but not accrual of benefits), service with Cardinal or its subsidiaries prior to the Effective Time will be treated as service with Area or its subsidiaries. The Agreement further provides that Area will honor all employment, severance, consulting, and other compensation contracts previously disclosed to Area between Cardinal or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the Effective Time under Cardinal's benefit plans.

         The Agreement also provides that all rights with respect to Cardinal Common Stock pursuant to stock options granted by Cardinal under its stock option plans or agreements that are outstanding at the Effective Time, whether or not then exercisable, will be converted into and will become rights with respect to Area Common Stock, and Area will assume each of such options in accordance with its terms. All such options have already become exercisable because the proposed Merger is pending or will become exercisable upon consummation of the proposed Merger, pursuant to the terms of the applicable stock option plans and agreements. Cardinal's directors and executive officers hold options to purchase an aggregate of 55,227 shares of Cardinal Common Stock. Of such options, options to purchase 17,251 shares were already exercisable, options to purchase 15,753 shares have become exercisable because the proposed Merger is pending, and options to purchase 22,223 shares will become exercisable upon consummation of the proposed Merger.

        As of the Record Date, Area's directors and executive officers beneficially owned approximately 46.3% of the outstanding shares of Area
Common Stock and approximately _____% of the outstanding shares of Cardinal Common Stock. Upon consummation of the Merger, this group will beneficially own approximately ___% of the outstanding shares of Area Common Stock.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        Area and Cardinal have received an opinion of Powell, Goldstein, Frazer & Murphy LLP, counsel to Area, to the effect that, among other things: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the exchange in the Merger of Cardinal Common Stock for Area Common Stock will not give rise to gain or loss to Cardinal shareholders, except to the extent of any cash received; and (iii) neither Area nor Cardinal will recognize income, gain or loss as a consequence of the Merger. See "The Merger -- Certain Federal Income Tax Consequences of the Merger."

        DUE TO THE INDIVIDUAL NATURE OF THE INCOME TAX CONSEQUENCES OF THE MERGER, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

        It is a condition of the Agreement that the Merger will be accounted for as a pooling-of-interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of Cardinal will be carried forward and recorded on the financial statements of Area at their previously recorded amounts.

        The Agreement provides that Area and Cardinal will receive a letter from KPMG Peat Marwick LLP, dated as of the Effective Time, stating that the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16. If the Merger does not qualify for pooling-of-interests accounting treatment, it will be abandoned. Neither Area's management nor Cardinal's management currently has any reason to believe that the Merger will not qualify for pooling-of-interests accounting treatment.

CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS

        At the Effective Time, Cardinal shareholders, whose rights are governed by Cardinal's Articles of Incorporation and Bylaws, will automatically become Area shareholders, and their rights as Area shareholders will be governed by Area's Articles of Incorporation, as amended prior to or contemporaneously with the consummation of the Merger, and by Area's Bylaws. Upon consummation of the Merger, the rights of Area shareholders will differ from the rights of Cardinal shareholders in certain respects. See "Effect of the Merger on the Rights of Shareholders" and "Description of Area Common Stock."

COMPARATIVE MARKET PRICES OF COMMON STOCK

        Shares of Area Common Stock and Cardinal Common Stock are traded in the over-the-counter market and are quoted on the Nasdaq. The following table sets forth the reported closing sale prices per share of Area Common Stock and Cardinal Common Stock on April 30, 1997, the last full business day preceding the public announcement of the execution of the Agreement, and on _________, 1997 the latest practicable date prior to the mailing of this Joint Proxy Statement/Prospectus.

                                                                                                         CARDINAL
               MARKET PRICE                            AREA                    CARDINAL                  EQUIVALENT
               PER SHARE AT:                       COMMON STOCK              COMMON STOCK              PRICE PER SHARE
               -------------                       ------------              ------------              ---------------

April 30, 1997.............................           $22.00                   $47.50                      $60.26
            , 1997.........................
------------



        The equivalent price per share of Cardinal Common Stock at each specified date represents the Closing price of a share of Area Common Stock on such date multiplied by the Exchange Ratio. See "Comparative Market Prices and Dividends."

        There can be no assurance as to what the market price of Area Common Stock will be if and when the Merger is consummated.

COMPARATIVE PER SHARE DATA

        The following table sets forth certain comparative per share data relating to net income, cash dividends, and book value on (i) an historical basis for Area and Cardinal, (ii) a pro forma combined basis per share of Area Common Stock, giving effect to the Merger, and (iii) an equivalent pro forma basis per share of Cardinal Common Stock, giving effect to the Merger. The Area and Cardinal pro forma combined information gives effect to the Merger on a pooling-of-interests accounting basis and assumes an Exchange Ratio of 2.7391 shares of Area Common Stock for each share of Cardinal Common Stock. See "The Merger -- Accounting Treatment." The unaudited pro forma data is presented for informational purposes only and is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor is it necessarily indicative of future results of operations or combined financial position.

        The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Area and Cardinal, including the respective notes thereto, and the pro forma financial information included herein and incorporated herein by reference. See "Documents Incorporated by Reference," "-- Selected Historical Financial Data," "-- Selected Pro Forma Combined Financial Data," and "Pro Forma Condensed Combined Financial Information."

                                           THREE MONTHS
                                          ENDED MARCH 31,                           YEAR ENDED DECEMBER 31,
                                         -----------------                   -----------------------------------
                                         1997           1996                 1996            1995          1994
                                             (UNAUDITED)

INCOME (LOSS) PER SHARE
Area historical                        $  .32        $  .29                  $ 1.37          $ 1.01       $  .66
Cardinal historical                       .94          (.06)                   2.58             .56         (.36)
Area and Cardinal pro forma
   combined (1)                           .33           .20                    1.25             .79          .45

Cardinal pro forma Merger
   equivalent (2)                         .90           .55                    3.42            2.16         1.23

DIVIDENDS DECLARED PER
   COMMON SHARE
Area historical                           .03          .023                    .107             .09          .08
Cardinal historical                       .20           .20                     .80             .80          .80
Area and Cardinal pro forma
   combined (1)                           .03          .023                    .107             .09          .08
Cardinal pro forma Merger
   equivalent (2)                         .08           .06                     .29             .25          .22

BOOK VALUE PER SHARE
   (PERIOD END)

Area historical                         11.00          9.72                   10.79            9.50         8.05
Cardinal historical                     32.12         27.12                   31.58           27.92        26.20
Area and Cardinal pro forma
   combined (1)                         11.13          9.77                   10.92            9.68         8.43
Cardinal pro forma Merger
   equivalent (2)                       30.49         26.76                   29.91           26.51        23.09


(1) Represents the combined results of Area and Cardinal as if the Merger were consummated at the beginning of the period and was accounted for as a pooling-of-interests transaction.

(2) Represents pro forma combined information multiplied by the Exchange Ratio of 2.7391 shares of Area Common Stock for each share of Cardinal Common Stock.

SELECTED HISTORICAL FINANCIAL DATA

         The following tables present certain selected historical financial information for Area and Cardinal and are based on the consolidated financial statements of Area and the consolidated financial statements of Cardinal as of the end of and for each of the years in the five-year period ended December 31, 1996, including the respective notes thereto, which are incorporated by reference in, or accompany, this Joint Proxy Statement/Prospectus. The data should be read in conjunction with such historical financial statements, including the respective notes thereto, and other financial information concerning Area and Cardinal incorporated by reference or provided herewith. Interim unaudited data for the three months ended March 31, 1997 and 1996 of Area and Cardinal reflect, in the opinion of the respective managements of Area and Cardinal, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the three months ended March 31, 1997 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. The Cardinal financial data have not been restated or otherwise changed to adjust for the sale of substantially all of the assets of Cardinal Credit Corporation and the spin-off of Security First Network Bank in May 1996. See "Documents Incorporated by Reference."

                         AREA BANCSHARES CORPORATION
                      SELECTED HISTORICAL FINANCIAL DATA
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               THREE MONTHS
                                              ENDED MARCH 31,                       YEAR ENDED DECEMBER 31,
                                            -------------------         ---------------------------------------------------------
                                             1997         1996          1996         1995         1994        1993          1992
                                                (UNAUDITED)
INCOME STATEMENT DATA:
   Total interest income                $   20,548   $   20,081    $   82,500   $   77,219    $   64,464    $ 67,613     $ 59,030
   Total interest expense                    9,368        9,393        38,299       37,242        27,034      29,339       28,013
   Net interest income                      11,180       10,688        44,201       39,977        37,430      38,274       31,017
   Provision for loan losses                   342          230         1,369        2,830         3,185       3,095        3,714
   Net interest income
      after loan loss provision             10,838       10,458        42,832       37,147        34,245      35,179       27,303
   Total noninterest income
      excluding securities gains
      (losses)                               3,684        3,130        13,387       12,959        12,486      15,592        9,141
   Security gains (losses)                       5          (14)        3,216          831            44          26          921
   Total noninterest expense                 9,552        8,997        37,912       35,766        37,770      32,271       21,202
   Income tax expense                        1,370        1,221         5,968        3,589         1,493       4,694        4,307
   Income before cumulative effect of
      change in accounting principle         3,605        3,356        15,555       11,582         7,512      13,832       11,856
   Cumulative effect of change in
      accounting for income taxes                -            -             -            -             -         239            -
                                         ---------    ---------     ---------    ---------     ---------     -------      -------
   Net income                           $    3,605   $    3,356    $   15,555   $   11,582    $    7,512    $ 14,071     $ 11,856
                                         =========    =========     =========    =========     =========     =======      =======

PER SHARE DATA:

   Income per common share before
      cumulative effect of change       $      .32   $      .29    $     1.37   $     1.01    $      .66    $   1.21     $   1.04
      in accounting principle
   Cumulative effect of change in
      accounting for income taxes                -            -             -            -             -         .02            -
                                         ---------    ---------     ---------    ---------     ---------     -------      -------
   Net income                           $      .32   $      .29    $     1.37   $     1.01    $      .66    $   1.23     $   1.04
                                         =========    =========     =========    =========     =========     =======      =======

   Cash dividends                       $      .03   $     .023    $     .107   $      .09    $      .08    $    .07     $    .07
   Book value                                11.00         9.72         10.79         9.50          8.05        7.87         6.74

OTHER INFORMATION:
   Average number of shares outstanding     11,361       11,415        11,390       11,428        11,446      11,456       11,366

BALANCE SHEET DATA
   (PERIOD END):
   Total assets                         $1,146,376   $1,117,760    $1,170,838   $1,110,070    $1,062,774    $976,037     $822,275
   Securities (including trading
      account securities)                  358,044      362,734       357,346      360,263       342,380     322,860      254,640
   Loans, net of unearned income
      (including loans held for sale)      682,345      660,683       701,056      648,196       614,380     562,866      470,860
   Total deposits                          835,664      809,865       845,151      808,122       747,815     743,398      619,894
   Total debt                              176,145      184,222       190,482      182,016       215,793     134,165      120,883
   Stockholders' equity                    124,752      110,780       122,530      108,574        92,090      90,210       77,207

                                               THREE MONTHS
                                              ENDED MARCH 31,                              YEAR ENDED DECEMBER 31,
                                            -------------------         ---------------------------------------------------------
                                             1997         1996          1996         1995         1994        1993          1992
                                                (UNAUDITED)

PERFORMANCE RATIOS:
   Return on average assets                  1.33%        1.27%         1.44%        1.12%          .77%       1.37%        1.53%
   Return on average stockholders'
      equity                                11.82%       12.45%        13.72%       11.62%         7.97%      17.20%       16.04%
   Net interest margin                       4.75%        4.73%         4.71%        4.53%         4.53%       4.39%        4.62%
   Dividend payout                           9.40%        7.90%         7.79%        8.88%        12.24%       5.98%        7.01%

CAPITAL RATIOS:
   Average stockholders' equity to
      average assets                        10.88%        9.91%        10.48%        9.64%         9.62%       7.99%        9.51%
   Tier 1 risk-based capital (1)            15.02%       13.75%        14.33%       13.59%        12.74%      13.00%       17.22%
   Total risk-based capital (1)             16.28%       15.00%        15.58%       14.85%        13.99%      14.23%       18.78%
   Tier 1 leverage (1)                      10.11%        9.08%         9.88%        8.64%         8.41%       8.23%        8.91%

(1) The required minimum Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. The minimum leverage ratio of Tier 1 capital to total adjusted assets is 3.0% to 5.0%, depending on the risk profile of the institutions and other factors.

                          CARDINAL BANCSHARES, INC.
                      SELECTED HISTORICAL FINANCIAL DATA
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               THREE MONTHS
                                              ENDED MARCH 31,                           YEAR ENDED DECEMBER 31,
                                             -----------------         ----------------------------------------------------------
                                             1997         1996          1996         1995         1994        1993          1992
                                                (UNAUDITED)
INCOME STATEMENT DATA:
   Total interest income                  $ 12,906     $ 14,611      $ 54,335     $ 54,869      $ 38,511    $ 31,393     $ 33,431
   Total interest expense                    5,960        7,272        26,111       27,088        15,418      14,132       17,413
   Net interest income                       6,946        7,339        28,224       27,781        23,093      17,261       16,018
   Provision for loan losses                   369          838         3,480        1,994         1,791         656        1,014
   Net interest income after loan
      loss provision                         6,577        6,501        24,744       25,787        21,302      16,605       15,004
   Total noninterest income excluding
      securities gains (losses)                878          944        11,586        4,315         2,837       3,000        2,308
   Security gains (losses)                      16           49            49          308        (1,563)         62           56
   Total noninterest expense                 4,984        7,604        28,000       28,648        23,329      15,257       13,321
   Income tax expense (benefit)                872           (6)        4,048          898          (215)      1,383        1,434
   Income (loss) before cumulative effect
      of change in accounting principle      1,615         (104)        4,331          864          (538)      3,027        2,613
   Cumulative effect of change in
      accounting for income taxes                -            -             -            -             -         490            -
                                           -------      -------       -------      -------       -------     -------      -------
   Net income (loss)                      $  1,615     $   (104)     $  4,331     $    864      $   (538)   $  3,517     $  2,613
                                           =======      =======       =======      =======       =======     =======      =======

PER SHARE DATA:
   Income (loss) per common share before
      cumulative effect of change in
      accounting principle (1)            $    .94     $   (.06)     $   2.58     $    .56      $   (.36)   $   2.71     $      -
   Cumulative effect of change in
      accounting for income taxes (1)            -            -             -            -             -         .43            -
                                           -------      -------       -------      -------       -------     -------      -------
   Net income (loss) (1)                  $    .94     $   (.06)     $   2.58     $    .56      $   (.36)   $   3.14     $      -
                                           =======      =======       =======      =======       =======     =======      =======

   Cash dividends                         $    .20     $    .20      $    .80     $    .80      $    .80    $    .80     $    .60
   Book value (1)                            32.12        27.12         31.58        27.92         26.20       27.73        29.41

OTHER INFORMATION:
   Average number of shares outstanding (1)  1,715        1,624         1,679        1,547         1,499       1,119            -

BALANCE SHEET DATA
   (PERIOD END):
   Total assets                           $631,349     $675,411      $629,061     $668,489      $559,735    $482,391     $451,247
   Securities                              105,218      139,525       112,203      139,372       134,770     146,236      144,138
   Loans, net of unearned income
      (including loans held for sale)      472,877      470,322       467,216      468,101       378,037     293,211      260,687
   Total deposits                          548,777      579,900       549,248      570,734       475,741     431,975      409,450
   Total debt                               24,708       49,757        23,434       50,740        43,146       6,906        8,513
   Stockholders' equity                     51,185       40,413        50,297       41,150        36,282      39,201       29,401

PERFORMANCE RATIOS:
   Return on average assets                   1.03%        (.06)%         .67%         .14%         (.10)%       .76%         .59%
   Return on average stockholders' equity    12.65%       (1.02)%        9.17%        2.28%        (1.41)%     10.88%       10.29%
   Net interest margin                        4.68%        4.64%         4.65%        4.69%         4.78%       4.00%        3.90%
   Dividend payout                           19.75%         N/A         28.86%      131.94%          N/A       24.14%       23.61%

                                               THREE MONTHS
                                              ENDED MARCH 31,                           YEAR ENDED DECEMBER 31,
                                             -----------------         ----------------------------------------------------------
                                             1997         1996          1996          1995          1994        1993      1992
                                                (UNAUDITED)
CAPITAL RATIOS:
   Average stockholders' equity to
      average assets                          8.13%        6.08%         7.28%        6.01%          7.40%      6.96%     5.73%
   Tier 1 risk-based capital (2)             10.58%        7.92%        10.47%        7.84%          9.32%     12.92%    10.66%
   Total risk-based capital (2)              11.83%        9.17%        11.72%        9.09%         10.57%     14.17%    12.09%
   Tier 1 leverage (2)                        7.35%        5.04%         7.09%        5.08%          5.53%      7.11%     5.34%




(1) Net income per share and average shares for 1992 are not reported due to the effect of the merger conversions related to Alliance Bank and Security First Network Bank.


(2) The required minimum Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. The minimum leverage ratio of Tier 1 capital and total adjusted assets is 3.0% to 5.0%, depending on the risk profile of the institution and other factors.

SELECTED PRO FORMA COMBINED FINANCIAL DATA

      The following unaudited pro forma financial data gives effect, as appropriate, to the Merger as of the dates and for the periods indicated and pursuant to the accounting bases described below. The unaudited pro forma financial data are presented for informational purposes only and are not necessarily indicative of the combined financial position or results of operations which actually would have occurred if the transactions had been consummated at the date and for the periods indicated or which may be obtained in the future. The information should be read in conjunction with the unaudited pro forma financial information appearing elsewhere in this Joint Proxy Statement/Prospectus.

      The following unaudited pro forma combined data give effect to the Merger as of the date or at the beginning of the periods indicated, assuming such Merger is treated as a pooling-of-interests.

                                     THREE MONTHS
                                    ENDED MARCH 31,                       YEAR ENDED DECEMBER 31,
                                ---------------------   ----------------------------------------------------------
                                     1997       1996         1996         1995        1994        1993     1992

                                                               (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

PRO FORMA COMBINED AREA AND
CARDINAL EARNINGS
   Net interest income            $  18,126 $   18,027  $   72,425   $   67,758  $   60,523 $   55,535  $   47,035
   Provision for loan losses            711      1,068       4,849        4,824       4,976      3,751       4,728
   Net income                         5,220      3,252      19,886       12,446       6,974     17,588      14,469

PER SHARE
   Net income (1)                       .33        .20        1.25          .79         .45       1.21           -
   Cash Dividends declared (1)         .042       .036         .16          .14         .13        .12           -

BALANCE SHEET AT
PERIOD END
   Assets                         1,774,057  1,793,171   1,796,290    1,778,559   1,622,509  1,458,428   1,273,522
   Deposits                       1,384,441  1,389,765   1,394,399    1,378,856   1,223,556  1,175,373   1,029,344
   Debt                             200,853    233,979     213,916      232,756     258,939    141,071     129,396
   Shareholders' equity             172,454    151,193     169,383      149,724     128,372    129,411     106,608

(1) Net income per share and cash dividends declared for 1992 are not reported due to the effect of the merger conversions related to Cardinal's merger with Alliance Bank and Security First Network Bank.


RECENT DEVELOPMENTS

         Area. Area reported net income of $3.9 million for the second quarter of 1997, an increase of $508,000 or 14.9% over the same period of 1996. On a per share basis, net income rose to $.34 from $.30, an increase of $.04 or 13.3%. Earnings for the first six months of 1997 totaled $7.5 million or $.66 per share compared to $6.8 million or $.59 per share during 1996, increases of $757,000 or 11.2% and $.07 or 11.9%, respectively. (Earnings per share have been retroactively restated to reflect a 3-for-2 stock split effected in the form of a dividend in December 1996.)

         The increase in earnings for both the quarter and the year-to-date periods were largely the result of improved net interest income partially offset by an increase in non-interest expenses.

         At June 30, 1997, total assets of Area were $1.2 billion as compared to $1.17 billion at December 31, 1996. Deposits decreased $11.5 million from the December 31, 1996 total of $845.1 million to $833.6 million at June 30, 1997.

         Cardinal. Cardinal reported net income of $3.2 million or $1.88 per fully diluted share for the first six months of 1997, compared to net income of $4.2 million or $2.55 per fully diluted share for the first six months of 1996. Net income for the second quarter of 1997 was $1.6 million or $0.94 per fully diluted share, compared to $4.3 million or $2.56 per fully diluted share for the second quarter of 1996.

         Net income for the 1996 second quarter and the six months ended June 30, 1996 was greatly affected by the sale on May 14, 1996 of substantially all of the assets and the related termination of business of Cardinal Credit Corporation for an after-tax gain of approximately $4.6 million. Also included in net income for the 1996 second quarter and six months ended June 30,1996 were losses at Security First Network Bank ("SFNB") attributable to Cardinal through May 23, 1996. SFNB was spun-off to Cardinal shareholders on May 23, 1996. Cardinal's portion of SFNB losses for the 1996 second quarter and six months ended June 30, 1996 were $317,000 and $981,000, respectively.

         After adjusting the income statement for the effect of Cardinal Credit Corporation and SFNB, Cardinal would have reported net income of $917,000 and $1.5 million for the second quarter and first six months of 1996, respectively. The net income for the second quarter and first six months of 1997 reflect 78% and 113% increases, respectively, over adjusted 1996 net income for the comparable periods.

         The increase in earnings between reporting periods in 1997 and 1996 reflects wider net interest margins, lower provision for loan losses and increased noninterest income, particularly in trust fees.

         At June 30, 1997, total assets of Cardinal were $636.0 million as compared to $629.1 million at December 31, 1996. Deposits were relatively flat increasing $900,000 from the December 31, 1996 total of $549.2 million to $550.1 million at June 30, 1997.

                               THE AREA MEETING

GENERAL

         This Joint Proxy Statement/Prospectus is being furnished to the holders of Area Common Stock in connection with the solicitation by the Area Board of Directors of proxies for use at the Area Meeting, at which Area shareholders will be asked to vote upon the following proposals:

         1. To approve an amendment to Area's Articles of Incorporation to increase the number of authorized shares of common stock from 16,000,000 to 50,000,000.

         2.       To approve the Agreement.


         The Area Meeting will be held at 11:00 a.m., local time, on Monday, September 15, 1997, at the main office of Area, located at 230 Frederica Street, Owensboro, Kentucky 42301.


         Area shareholders are requested promptly to sign, date, and return the accompanying proxy card to Area in the enclosed postage-paid, addressed envelope.

         Any Area shareholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Area a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by Area before the vote of shareholders or in open meeting prior to the taking of the shareholder vote at the Area Meeting. Any notice of revocation should be sent to Area Bancshares Corporation, 230 Frederica Street, Owensboro, Kentucky 42301 Attention: Corporate Secretary. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Corporate Secretary.

         The shares of Area Common Stock represented by properly executed proxies received at or prior to the Area Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR THE AMENDMENT TO THE ARTICLES OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 16,000,000 TO 50,000,000; FOR THE APPROVAL OF THE AGREEMENT; AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE AREA MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE A MATTER. PROXIES MARKED TO BE VOTED AGAINST EITHER OF THE PROPOSALS WILL NOT BE VOTED IN FAVOR OF SUCH A PROPOSAL TO ADJOURN. As of the date of this Joint Proxy Statement/Prospectus, Area is unaware of any other matters to be presented at the Area Meeting.

         Solicitation of proxies will be made by mail but also may be made by telephone or telegram or in person by the directors, officers, and employees of Area, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

RECORD DATE; VOTE REQUIRED


         Area's Board of Directors has established the close of business on Augsut 4, 1997, as the Record Date for determining the Area shareholders entitled to notice of and to vote at the Area Meeting. Only Area shareholders of record as of the Record Date will be entitled to vote at the meeting. The affirmative vote of a majority of the Area Common Stock outstanding and entitled to vote at the Area Meeting will be required to approve the proposed amendment to the Articles of Incorporation and the Agreement, while approval of any other matter will require the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote. An abstention or failure to return a properly executed proxy card will have the same effect as a vote against the proposed amendment to the Articles of Incorporation and the Agreement. Broker non-votes, which occur when a broker submits a proxy card without exercising discretionary voting authority on a non- routine matter, are not counted for purposes of determining whether a proposal has been approved. As a result, broker non-votes will have the effect of votes against the proposed amendment to the Articles of Incorporation and the Agreement. As of the Record Date, there were approximately [600] holders of 11,339,640 shares of Area Common Stock outstanding and entitled to vote at the Area Meeting, with each share entitled to one vote.


         The presence, in person or by proxy, of a majority of the outstanding shares of Area Common Stock entitled to vote at the Area Meeting is necessary to constitute a quorum of the shareholders in order to take action at the meeting. For these purposes, shares of Area Common Stock that are present, or represented by proxy, at the Area Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on any matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to any matter.


         As of the Record Date, the directors and executive officers of Area beneficially owned 5,254,731 shares (or approximately 46.3% of the outstanding shares) of Area Common Stock, including 8,175 shares held by the trust departments of the subsidiaries of Area for which the trust departments do not have discretionary authority to vote such shares. Each member of the Board of Directors of Area has agreed to vote those shares of Area Common Stock beneficially owned by such member (except for shares held in a fiduciary capacity) in favor of the Merger.


         As of the Record Date, the trust departments of subsidiaries of Area held of record [1,271,160] shares of Area Common Stock in a fiduciary capacity representing approximately [11.2]% of the outstanding shares of Area Common Stock. With respect to [506,836] shares (approximately [4.5]% of the outstanding shares of Area Common Stock), the instrument creating the trust or fiduciary relationship specifically directs the Trustee to vote the shares, of which 76,550 shares are held by directors and executive officers of Area. The trust departments will act through their respective trust committees, with the committees determining whether the Merger is in the best interests of the applicable trust beneficiaries. The remaining shares held by the trust departments will be voted at the direction of the beneficial owners. If the Discretionary Shares voted by the trustees are voted in favor of the proposals, in light of the shares beneficially owned by Area's directors and executive officers (who have committed to vote in favor of the proposals), Area anticipates that the Agreement will be approved by its shareholders.

         As of the Record Date, the directors and executive officers of Cardinal beneficially owned no shares of Area Common Stock.

                             THE CARDINAL MEETING

GENERAL


        This Joint Proxy Statement/Prospectus is being furnished to the holders of Cardinal Common Stock in connection with the solicitation by the Cardinal Board of Directors of proxies for use at the Cardinal Meeting, at which such Cardinal shareholders will be asked to vote upon a proposal to approve the Agreement. The Cardinal Meeting will be held at ____ _.m., local time, on Monday, September 22, 1997, at The Vine Street Trust Company, located at 360 East Vine Street, Lexington, Kentucky 40507.


        Cardinal shareholders are requested promptly to sign, date, and return the accompanying proxy card to Cardinal in the enclosed postage-paid, addressed envelope.

        Any Cardinal shareholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Cardinal a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by Cardinal before the vote of shareholders or in open meeting prior to the taking of the shareholder vote at the Cardinal Meeting. Any notice of revocation should be sent to Cardinal Bancshares, Inc., 400 East Vine Street, Suite 300, Lexington, Kentucky 40507 Attention: Carolyn L. Gabriel, Corporate Secretary. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Corporate Secretary.

        The shares represented by properly executed proxies received at or prior to the Cardinal Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE CARDINAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE AGREEMENT. PROXIES MARKED TO BE VOTED AGAINST THE MERGER WILL NOT BE VOTED IN FAVOR OF SUCH A PROPOSAL TO ADJOURN. As of the date of this Joint Proxy Statement/Prospectus, Cardinal is unaware of any other matter to be presented at the Cardinal Meeting.

        Employees of Cardinal who participate in the Cardinal Bancshares, Inc. Affiliates Employee Stock Ownership Plan (the "ESOP") generally may vote the shares held in their account (which generally are allocated in proportion to each participant's compensation) by giving instructions for voting to the ESOP's trustee. When shares held by the ESOP are allocated to a suspense account, each participant in the ESOP is deemed to have one share for the purpose of directing the trustee in voting the unallocated shares. The trustee of the ESOP will vote all of the unallocated shares held by the ESOP in proportion to the instructions it receives from participants. However, if a participant does not give voting instructions, shares represented by the participant's vote will not be voted.

        Employees of Cardinal who participate in either the First Federal Savings Bank Management Retention Plan or the Mutual Federal Savings Bank Management Retention Plan (collectively the "MRPs") are entitled to vote the shares held by the trustee that are represented by their individual share awards. If the trustee of the MRPs does not receive instructions with respect to a share award, the trustee will vote such shares represented by the share award at the direction of the Management Retention Plan Committee (the "MRP Committee").

        The Vine Street Trust Company ("Vine Street"), the trustee of the ESOP and the MRPs, is a wholly owned subsidiary of Cardinal; therefore, participants' instructions will be given to an independent third party for tabulation and then transmitted to the trustee to protect the confidentiality of the vote.

        The cost of soliciting proxies will be borne by Cardinal. Solicitation of proxies will be made by mail but also may be made by telephone or telegram or in person by the directors, officers, and employees of Cardinal, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

        CARDINAL SHAREHOLDERS SHOULD NOT FORWARD ANY CARDINAL COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WOULD BE SENT TO CARDINAL SHAREHOLDERS BY THE EXCHANGE AGENT PROMPTLY AFTER THE EFFECTIVE TIME.

RECORD DATE; VOTE REQUIRED


        Cardinal's Board of Directors has established the close of business on August 4, 1997, as the Record Date for determining the shareholders entitled to notice of and to vote at the Cardinal Meeting. Only record holders of Cardinal Common Stock as of the Record Date will be entitled to vote at the Cardinal Meeting. Approval of the Agreement requires the affirmative vote of a majority of the shares of Cardinal Common Stock entitled to vote at the Cardinal Meeting. Approval of any other matter presented requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote. An abstention or failure to return a properly executed proxy card will have the same effect as a vote against the Agreement, but will not affect the outcome of any other matter presented. Abstentions and broker non-votes will be included in the calculation of the number of shares represented at the Special Meeting for purposes of determining whether a quorum has been achieved. Since approval of the Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Cardinal Common Stock entitled to be voted at the Special Meeting, abstentions and broker non-votes will have the same effect as a vote against the Agreement. As of the Record Date, there were approximately [___] holders of [_________] shares of Cardinal Common Stock outstanding and entitled to vote at the Cardinal Meeting, with each share entitled to one vote.


        The presence, in person or by proxy, of a majority of the outstanding shares of Cardinal Common Stock is necessary to constitute a quorum of the shareholders in order to take action at the Cardinal Meeting. For these purposes, shares of Cardinal Common Stock that are present, or represented by proxy, at the Cardinal Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreement.

        As of the Record Date, the directors and executive officers of Cardinal and their affiliates beneficially owned ____________ shares (or approximately ___________% of the outstanding shares) of Cardinal Common Stock. Each member of the Board of Directors of Cardinal has agreed to vote those shares of Cardinal Common Stock beneficially owned by such member (except for shares held in a fiduciary capacity) in favor of the Merger.

        As of the Record Date, Area held 78,450 shares of Cardinal Common Stock, and the directors and executive officers of Area and their affiliates beneficially owned ____________ shares of Cardinal Common Stock for an aggregate of ______ shares (or approximately ___% of the outstanding shares of Cardinal Common Stock). As of that date, Area owned 101,401 shares of Cardinal Common Stock in a fiduciary capacity for others.


                                   THE MERGER

        The following material describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Joint Proxy Statement/Prospectus and incorporated herein by reference. All shareholders are urged to read the Appendices in their entirety.

GENERAL

        The Agreement provides for the Merger of Cardinal and Interim, a wholly-owned subsidiary of Area that was organized under the laws of the State of Kentucky for the purposes of facilitating the Merger. At the Effective Time, each share of Cardinal Common Stock (excluding any shares held by Cardinal, Area, or their respective subsidiaries, other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding will be converted into 2.7391 shares of Area Common Stock (the "Exchange Ratio"), subject to adjustment in the event of a stock dividend, stock split or similar stock reclassification. Each share of Area Common Stock outstanding immediately prior to the Effective Time will remain outstanding and unchanged as a result of the Merger.

        No fractional shares of Area Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any Cardinal shareholder would be entitled upon consummation of the Merger, in an amount equal to such fractional share of Area Common Stock multiplied by the "Market Value" of one share of Area Common Stock at the Effective Time. The "Market Value" of one share of Area Common Stock at the Effective Time shall be the last sale price of such common stock on the Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as selected by Area) on the last trading day preceding the Effective Time.

EFFECT OF MERGER ON STOCK RIGHTS

        The Agreement provides that, at the Effective Time, all rights with respect to Cardinal Common Stock pursuant to stock options ("Cardinal Options") granted by Cardinal under the existing stock option and stock-based compensation plans and agreements (the "Cardinal Stock Plans"), which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Area Common Stock. Area will assume each Cardinal Option, in accordance with the terms of the Cardinal Stock Plan by which it is evidenced. From and after the Effective Time, (i) each Cardinal Option assumed by Area may be exercised solely for shares of Area Common Stock, (ii) the number of shares of Area Common Stock subject to such Cardinal Option will be equal to the number of shares of Cardinal Common Stock subject to such Cardinal Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and
(iii) the per share exercise price under each such Cardinal Option shall be adjusted by dividing the per share exercise price under each Cardinal Option by the Exchange Ratio and rounding down to the nearest cent.

Area will not issue any fraction of a share of Area Common Stock upon exercise of a Cardinal Option, and any fraction of a share of Area Common Stock that would otherwise be subject to a converted Cardinal Option will represent the right to receive a cash payment equal to the product of such fraction and the difference between the "Market Value" of one share of Area Common Stock and the per share exercise price of such Option. The "Market Value" of one share of Area Common Stock shall be the last sales price of such common stock on the Nasdaq, or such other exchange or market system on which Area Common Stock is then traded, (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Area) on the last trading day preceding the date of exercise.

        All restrictions or limitations on transfer with respect to Cardinal Common Stock awarded under the Cardinal Stock Plans or any other plan, program or arrangement of any Cardinal Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program or arrangement, shall remain in full force and effect with respect to shares of Area Common Stock into which such restricted stock is converted pursuant to the terms of Agreement.

BACKGROUND OF AND REASONS FOR THE MERGER

        Background of the Merger. Cardinal historically has focused on acquisition and expansion activities. Cardinal was formed in 1988 and organized Vine Street. As a result of a July 1989 merger transaction, Cardinal also became the bank holding company of The Harlan National Bank (now known as HNB Bank, N.A. ("HNB")). In 1992, Cardinal acquired First Federal Savings Bank, Pineville, Kentucky (now known as Security First Network Bank ("SFNB")) and began its expansion of Cardinal Credit Corporation ("CCC"). In 1993, Cardinal acquired First & Peoples Bank, Springfield, Kentucky ("First & Peoples") and Mutual Federal Savings Bank, Somerset, Kentucky (now known as "Alliance Bank"). In 1994, Cardinal commenced start-up banking operations in Louisville through the Jefferson Banking Company ("Jefferson"). In addition to its banking operations and CCC, Cardinal also established and developed Small Business Administration and Rural Economic Community Development lending activities (through VST Financial Services, Inc. ("VST")), insurance activities (through Mutual Insurance Agency, Inc.), and securities and brokerage activities (through Mutual Service Corporation).

        As a result of its extensive business development activities, Cardinal's earnings and operations have been characterized by the expansion efforts, and the investments and charges related thereto. In 1995 and through mid-1996, Cardinal's operations also were characterized by the development of Internet banking by one of Cardinal's then-thrift subsidiaries, SFNB, as well as by the rapid expansion and development of CCC. By May 1996, Cardinal had sold the assets of CCC and terminated its business for a net after-tax gain of approximately $4.6 million, and had "spun-off" SFNB to its shareholders. Since those events were completed in May 1996, Cardinal has focused operations on improving earnings through its existing banking and financial services franchises.

        Because of the nature of Cardinal's development since 1988, the Board of Directors was continually evaluating strategic alternatives for Cardinal. In 1995 and 1996, as Cardinal's investment in Internet banking became substantial and material to Cardinal's operations, the Board considered a number of alternatives for Cardinal. Although the Board did consider merger and acquisition alternatives at that time, the Board determined that the best long term interests of shareholders were better served by the steps ultimately taken in 1996, including the private placement of equity capital in April 1996, as well as the sale of the assets of CCC and the spin-off of SFNB.

        In March 1997, representatives of Area contacted Cardinal regarding a possible merger transaction. The principals of the parties were relatively familiar with each other, and the informal discussions which occurred following that contact developed fairly rapidly. Over the next several weeks, the parties performed a detailed due diligence investigation and negotiation of a definitive agreement. At a meeting held on April 30, 1997, the Cardinal Board of Directors unanimously approved the definitive Agreement and the Merger provided for therein.

        Recommendation of the Cardinal Board of Directors and Reasons for the Merger. The Board of Directors of Cardinal has approved the Agreement and has determined that the Merger is fair to, and in the best interests of, Cardinal and its shareholders. THE CARDINAL BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF CARDINAL COMMON STOCK VOTE TO APPROVE AND ADOPT THE AGREEMENT AND THE MERGER PROVIDED FOR THEREIN. The Cardinal Board of Directors believes that the Merger will enable holders of Cardinal Common Stock to realize increased value over time as part of the combination with Area. The Board believes the combined company will have a greater earnings and expansion potential than either company would have individually. In that regard, the Board believes that the Merger may enable Cardinal shareholders to participate in opportunities for appreciation of Area Common Stock as a result of being part of a larger Kentucky banking franchise, as well as a result of potential increases in market interest in the Area Common Stock because of greater potential liquidity and market capitalization. Furthermore, the Cardinal Board of Directors considered the premium over market price, net income per share and book value per share of Area Common Stock to be received by Cardinal shareholders as a result of the Merger. See "-- Fairness Opinions -- Cardinal" below. In reaching its decision to approve the Agreement, the Board consulted with its outside counsel regarding the legal terms of the Merger and the Board's fiduciary obligations in its consideration of the proposed merger, its financial advisor, PBS, regarding the financial aspects and fairness of the proposed Agreement, as well as with management of Cardinal and, without assigning any relative or specific weight, considered the following, which are all of the material factors considered, both from a short-term and long-term perspective:

        (a) The Cardinal Board's familiarity with, and review of, the business, financial condition, results of operations and prospects of Cardinal, including, but not limited to, its potential growth, development, productivity and profitability and the business risks associated therewith;

        (b) The current and prospective environment in which Cardinal operates, including national and local economic conditions, the highly competitive environment for financial institutions generally, the increased regulatory burden on financial institutions, and the trend toward consolidation in the financial services industry;

        (c) The potential appreciation in market and book value of Cardinal Common Stock on both a short- and long-term basis, as a stand alone entity;

        (d) Information concerning the business, financial condition, results of operations, asset quality and prospects of Area including the long-term growth potential of Area Common Stock and the future prospects of Area, combined with Cardinal following the proposed Merger, and the business risks associated therewith;

        (e) The combined financial resources of Area and Cardinal;

        (f) The geographic diversity, and lack of overlap of Cardinal's and Area's respective neighboring market areas, the compatibility of the business and management philosophies of Cardinal and Area, and Area's strong commitment to the communities it serves;

        (g) The fact that Area's offer of Area Common Stock in exchange for Cardinal Common Stock can be effected on a tax-free basis for Cardinal shareholders, and the potential for appreciation and growth for the market value of Area Common Stock following the proposed Merger;

        (h) The oral presentation and opinion of PBS that the terms of the Agreement are fair to the holders of Cardinal Common Stock from a financial point of view (See "-- Fairness Opinions -- Cardinal");

        (i) The advantages and disadvantages of Cardinal remaining as an independent institution or affiliating with a larger institution; and,

        (j) The short- and long-term interests of Cardinal and its shareholders, the interests of the employees, customers and creditors of Cardinal, and the interests of the Cardinal communities that may be served to advantage by an appropriate affiliation which creates a larger holding company with increased resources to meet the changing needs of the financial institution industry.

        On the basis of these considerations, the Agreement was approved, and the Board of Directors unanimously recommends that the shareholders vote for the approval of the Agreement and the Merger provided for therein.

        Each member of the Board of Directors of Cardinal has agreed to vote such member's shares of Cardinal Common Stock in favor of the Agreement.

        CARDINAL'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CARDINAL SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT.

        Recommendation of the Area Board of Directors and Reasons for the Merger. The Area Board of Directors has unanimously approved the Agreement and has determined that the Merger is in the best interests of Area and its shareholders. In approving the Agreement, the Area Board considered a number of factors concerning the benefits of the Merger. Without assigning any relative or specific weights to the factors, the Area Board of Directors considered the following material factors:

        (a) a review, based in part on a presentation by Area's management, of
(i) the business, operations, earnings, and financial condition, including the capital levels and asset quality, of Cardinal on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area,
(ii) the demographic, economic, and financial characteristics of the markets in which Cardinal operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective basis, and (iii) the result of Area's due diligence review of Cardinal; and

        (b) a variety of factors affecting and relating to the overall strategic focus of Area including Area's desire to expand into markets in the general vicinity of its core markets.

        AREA'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AREA SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT.

FAIRNESS OPINIONS

         Area. In April, 1997 and prior to execution of the Agreement, Area engaged The Bank Advisory Group, Inc. ("BAG") to act as an independent financial advisor to the Board of Directors and shareholders of Area in connection with the Merger. BAG is a recognized investment banking firm regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, and in valuations for estate, corporate and other purposes. BAG was selected by the Board of Directors of Area to act as Area's financial advisor based on BAG's qualifications, expertise and reputation. Specifically, based on BAG's reputation and qualifications in evaluating financial institutions, the Board of Directors of Area requested that BAG render advice and analysis in connection with the Merger, and to provide an opinion with regard to fairness, from the perspective of the shareholders of Area, of the financial terms of the Merger.


         On April 30, 1997, BAG rendered its verbal opinion to the Area Board of Directors that, based upon and subject to the various considerations set forth in the opinion on the date thereof, the Exchange Ratio was fair from a financial point of view to the holders of Area Common Stock (other than Cardinal and its affiliates). BAG subsequently confirmed its verbal opinion by delivery of a written fairness opinion dated May 1, 1997. Subsequently thereafter, BAG updated its written opinion by issuance of an opinion letter dated July 28, 1997 (hereinafter referred to as the "BAG Opinion").


         The full text of the BAG Opinion, which sets forth, among other things the assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix C to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Area shareholders are urged to read the BAG Opinion carefully and in its entirety in conjunction with this Joint Proxy Statement/Prospectus. The BAG Opinion addresses only the fairness of the Exchange Ratio from a financial point of view and does not constitute an endorsement of the Merger or a recommendation to any shareholder of Area as to how such shareholder should vote with respect to the Merger. The summary of the BAG Opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

         Regarding AREA, BAG based the BAG Opinion upon, among other things, a review of: (a) audited consolidated financial statements, contained in Annual Reports and on Form 10-Ks, for the years ended December 31, 1996, 1995, and 1994; (b) quarterly financial statements, on Form 10-Q, for the three-month period ended March 31, 1997; (c) consolidated financial statements, on form FR-Y9C, for the years ended December 31, 1996, 1995, and 1994, and for the three-month period ended March 31, 1997, as filed with the Federal Reserve System; (d) parent company only financial statements, on form FR Y-9LP, for the years ended December 31, 1996, 1995, and 1994, and for the three-month period ended March 31, 1997, as filed with the Federal Reserve System; (e) the condition of the commercial banking industry, as indicated in financial reports filed with various federal bank regulatory authorities by all federally-insured commercial banks; (f) certain internal financial analyses and forecasts prepared by the management of Area, including projections of future performance; (g) certain other summary materials and analyses with respect to Area's loan portfolio, securities portfolio deposit base, fixed assets, and operations including, but not limited to: (i) schedules of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan/asset and the local economy, (ii) analyses concerning the adequacy of the loan loss reserve, (iii) schedules of "other real estate owned," including current carrying values and recent appraisals, and (iv) schedules of securities, detailing book values, market values, and lengths to maturity, and; (h) such other information, including financial studies, analyses, investigations, and economic and market criteria, that BAG deemed relevant to its assignment.

         Regarding CARDINAL, BAG based the BAG Opinion upon, among other things, a review of: (a) audited consolidated financial statements, contained in Annual Reports and on Form 10-Ks, for the years ended December 31, 1996, 1995, and 1994; (b) quarterly financial statements, on Form 10-Q, for the three-month period ended March 31, 1997; (c) consolidated financial statements for Cardinal, on form FR Y-9C, for the years ended 1996, 1995, and 1994, and for the three-month period ended March 31, 1997, as filed with the Federal Reserve System; (d) parent company only financial statements, on form FR Y-9LP, for the years ended December 31, 1996, 1995, and 1994, and for the three-month period ended March 31, 1997, as filed with the Federal Reserve System; (e) the condition of the commercial banking industry, as indicated in financial reports filed with various federal bank regulatory authorities by all federally-insured commercial banks; (f) certain internal financial analyses and forecasts prepared by the management of Cardinal; (g) certain other summary materials and analyses with respect to Cardinal's loan portfolio, securities portfolio, deposit base, fixed assets, and operations including, but not limited to: (i) schedules of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan/asset and the local economy,
(ii) analyses concerning the adequacy of the loan loss reserve, (iii) schedules of "other real estate owned," including current carrying values and recent appraisals, and (iv) schedules of securities, detailing book values, market values, and lengths to maturity, and; (h) such other information, including financial studies, analyses, investigations, and economic and market criteria, that BAG deemed relevant to its assignment.

         Additionally, BAG based the BAG Opinion upon, among other things, a review of: (a) the Agreement, and any amendments thereto, that sets forth, among other items, the terms, conditions to closing, pending litigation against both Area and Cardinal, and representations and warranties of Area and Cardinal with respect to the proposed Merger; (b) the financial terms and price levels for thirteen commercial banking organizations with assets between $400 million and $900 million recently acquired for 100% stock in the United States during 1996 and the first calendar quarter of 1997, together with the financial performance and condition of such banks, and; (c) such other information, including financial studies, analyses, investigations, and economic and market criteria, that BAG deemed relevant to its assignment.

         BAG maintains a sizable database of information pertaining to the prices paid for U.S. banks. The database includes transactions involving banking organizations acquired in the United State since 1989. BAG has the capability of sorting the records to yield transactions involving similar banks. Similarities might include banks within a specific asset size range, banks that generate a return on average assets (ROA) within a specified range, banks that have an equity-to-assets ratio within a certain range, or banks that sold for a specific form of consideration (cash or stock). The ability to produce specific groups of comparable banks facilitates making a valid comparative purchase price analysis.

         BAG considered the transaction values for banking organizations with total assets between $400 million and $900 million acquired in the United States during 1996 and the first calendar quarter of 1997, with stock as the form of consideration. BAG compared those transaction values, and the corresponding financial characteristics for the relevant banks, in relation to the transaction value computed for the Merger. The comparative analysis revealed that the merger of Area with Cardinal yields a transaction value that results in a price-equity index (purchase price as a percent of total assets) of 16.14 and a price-earnings index (purchase price as a percent of average assets) of 15.94, versus averages of 20.29 and 21.69, respectively, for the United States.

         The equity ratio for Cardinal (as measured by the equity-to-assets ratio) as of March 31, 1997 equals 8.77%, a ratio slightly below the average equity ratio of 8.88% for the United States.

Furthermore, the twelve-month trailing ROA for Cardinal approximates 0.95%, a ratio well below the average ROA of 1.40% for the United States. Accordingly, the analysis suggests that the transaction value for Cardinal, as measured by the price indices described above, is reasonable and defensible in relation to the average price indices paid during 1996 and the first calendar quarter of 1997 for banking organizations with assets between $400 million and $900 million in the United States, with stock as the form of consideration. The table set forth below summarizes this comparative analysis, and highlights the Cardinal transaction.

                                                                                             ------------------------------
                                                                                                       Price Multiples
                                                                                             ------------------------------
                                              Equity-                               Total
                     # of    Assets             to-                                 Price
                     Banks   $(000)           Assets        ROA         ROE         $(000)         Equity        Earnings

U.S                    13   $560,411           8.88%       1.40%       15.98%     $113,704          2.29x        15.51x
Transactions
---------------------------------------------------------------------------------------------------------------------------
Cardinal(1)             1   $631,349          8.77%2       0.95%       13.37%     $101,8001        1.84x2        16.83x
---------------------------------------------------------------------------------------------------------------------------

                     -------------------------
                             Price Indices
                     -------------------------


                        Equity        Earnings

U.S                      20.29         21.69
Transactions
----------------------------------------------
Cardinal(1)             16.14(2)       15.94
----------------------------------------------


(1) Represents a "gross" total price for Cardinal based on the issuance of 4,750,983 shares of Area Common Stock to be issued to Cardinal shareholders, plus the 78,450 shares of Cardinal Common Stock currently held by Area adjusted for the 2.7391 exchange ratio [4,750,983+ (78,450 x 2.7391)]. The total price is based on a $20.50 per share market price for Area as of May 29, 1997. Financial data for Cardinal as of March 31, 1997. ROA and earnings-derived data based on 12-month trailing earnings as of March 31, 1997.

(2) Equity adjusted to reflect the issuance of 219,198 shares Cardinal Common Stock, and the addition of $4.4 million in new equity capital, assuming the exercise of all of Cardinal's stock options currently outstanding, together with the additional shares issued or issuable to
         J. S. Mahan.

         Consideration was also given to the projected levels of earnings per share and equity per share appreciation or dilution percentages to be incurred by both Area and Cardinal over the next three to five years after consummation of the Merger. Typically, a merger is completed with the intention of realizing economies of scale and earnings enhancement opportunities, thereby providing a benefit to shareholders of both merger partners that might not otherwise be achieved with both parties operating on a stand-alone basis. To justify the fairness of the transaction from the perspective of the shareholders of Area, BAG believes it is important to forecast a positive, or at least a "break-even", impact on earnings per share and equity per share for Area shareholders within three to five years after consummation of the Merger, based upon realistic financial projections for both Area and Cardinal together with realistic merger savings. Overall, BAG forecasts that Area shareholders will benefit from the Merger on a financial basis versus what Area shareholders could have otherwise achieved for its shareholders while operating on a stand-alone basis.

         BAG is of the belief that its review of, among other things, the aforementioned items, provides a reasonable basis for the issuance of the BAG Opinion, recognizing that BAG is issuing an informed professional opinion, not a certification of value. No limitations were imposed on the scope of BAG's investigation by either Area or Cardinal. BAG holds no ownership interest in Area or Cardinal.

         BAG, as part of its line of professional services, specializes in rendering valuation opinions of banks and bank holding companies in connection with mergers and acquisitions nationwide. Prior to its retention for this assignment, BAG had provided financial advisory services to Area. However, the professional fees billed for the prior services are insignificant as compared to BAG's annual billings. BAG has not provided any services to Cardinal. BAG holds no ownership interest in Area or Cardinal.

         BAG has relied upon the information provided by the management of Area and Cardinal, or otherwise reviewed by BAG, as being complete and accurate in all material respects. BAG has not verified through independent inspection or examination the specific assets or liabilities of Area, Cardinal or their subsidiary banks. BAG has assumed that there has been no material changes in the assets, financial condition, results of operations, or business prospects of Area and Cardinal since the date of the last financial statements made available to BAG. BAG met with the management of both Area and Cardinal for the purpose of discussing the relevant information that has been provided to BAG.



         Based on all factors that BAG deemed relevant and assuming the accuracy and completeness of the information and data provided, BAG concluded that the provisions of the proposed Merger, as outlined herein, are fair, from a financial point of view, to the common shareholders of Area. For BAG's services as an independent financial analyst and advisor to Area in connection with the Merger, Area has agreed to pay BAG a professional fee totaling between $60,000 and $65,000, with the actual fee within such range being determined by BAG based upon the time spent by it on this engagement. The professional fee is not contingent in nature and is not tied to the transaction value of the Merger. Furthermore, payment of the professional fee is not contingent upon whether the Merger is consummated. Additionally, Area also has agreed to reimburse BAG for reasonable out-of-pocket expenses.


         Cardinal. Professional Bank Services, Inc. ("PBS") was engaged by Cardinal to advise the Cardinal Board of Directors as to the fairness of the consideration, from a financial perspective, to be paid by Area to Cardinal shareholders as set forth in the Agreement. PBS is a bank consulting firm with offices in Louisville, Atlanta, Chicago, Nashville and Washington, D.C. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has a material financial interest in Cardinal or Area. PBS was selected to advise the Cardinal Board of Directors based upon their familiarity with Kentucky financial institutions and knowledge of the banking industry as a whole.

         PBS performed certain analyses described herein and presented the range of values for Cardinal resulting from such analyses to the Board of Directors of Cardinal in connection with its advice as to the fairness of the consideration to be paid by Area.

         A fairness opinion of PBS (the "PBS Opinion") was delivered to the Board of Directors of Cardinal on April 30, 1997, at a special meeting of the Board of Directors. A copy of the PBS Opinion, which includes a summary of the assumptions made and information analyzed in deriving the PBS Opinion, is attached as Appendix D to this Joint Proxy Statement/Prospectus and should be read in its entirety.

         In arriving at its PBS Opinion, PBS reviewed certain publicly available business and financial information relating to Cardinal and Area. PBS considered certain financial and stock market data of Cardinal and Area, compared that data with similar data for certain other publicly-held bank holding companies and considered the financial terms of certain other comparable bank transactions in the States of Kentucky, Indiana and Tennessee that had recently been effected. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of Cardinal or Area.

         As part of preparing the PBS Opinion, PBS performed a due diligence review of Area. As part of the due diligence, PBS reviewed the following items: minutes of the Board of Directors from January 16, 1996 through March 17, 1997; reports filed with the SEC by Area on Forms 10-K, 8-K and 10-Q for the years ended December 31, 1994, 1995 and 1996 and year-to-date 1997; reports of independent auditors and management letters and response thereto, for the year ended December 31, 1996; analysis and calculations of allowance for loan and lease losses as of December 31, 1996; internal loan review reports; investment portfolio activity reports; asset quality reports; Uniform Bank Holding Company Report for Area as of December 31, 1996; discussion of pending litigation and other issues with senior management of Area.

         PBS reviewed and analyzed the historical performance of Cardinal and its wholly owned subsidiaries contained in: audited Annual Reports and financial statements dated December, 1994, 1995 and 1996 as well as unaudited March 31, 1997 financial statements of Cardinal; March 31, 1996, June 30, 1996, September 30, 1996 Forms 10-Q filed by Cardinal with the SEC; December 31, 1996 Consolidated Report of Condition and Income filed with the Federal Reserve by Cardinal; December 31, 1996 Uniform Holding Company Performance Report of Cardinal; historical common stock trading activity of Cardinal; and the premises and other fixed assets. PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this PBS Opinion. In review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, its experience in other similar transactions, and its knowledge of the banking industry generally.


         In connection with rendering the PBS Opinion and preparing its written and oral presentation to Cardinal's Board of Directors, PBS performed a variety of financial analyses, and all material analyses are summarized herein. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Cardinal's or Area's control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.


         Acquisition Comparison Analysis: In performing this analysis, PBS reviewed all bank acquisition transactions in the States of Kentucky, Indiana and Tennessee (the "Regional Area") since 1990. In addition, PBS reviewed acquisitions of public exchange traded banks which like Cardinal



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



had assets between $500 million and $2.0 billion throughout the United States since 1994. There were 155 bank acquisition transactions in the Regional Area announced since 1990 for which detailed financial information was available. The purpose of the analysis was to obtain an evaluation range based on these Regional Area and publicly traded bank acquisition transactions. Median multiples of earnings and book value implied by the comparable transactions were utilized in obtaining a range for the acquisition value of Cardinal. In addition to reviewing recent Regional Area bank and publicly traded transactions, PBS performed separate comparable analyses for acquisitions of banks which, like Cardinal, were located in the State of Kentucky, had an equity-to-asset ratio between 7.00% and 9.00%, and had a return on average assets ("ROAA") between 0.50% and 1.00%. In addition, median values for the 155 Regional Area acquisitions expressed as multiples of both book value and earnings were 1.65 and 16.02, respectively. The median multiples of book value and earnings for acquisitions of banks located in the State of Kentucky were 1.65 and 14.66, respectively The median multiples of book value and earnings for acquisitions of Regional Area banks with equity-to-asset ratios between 7.00% and 9.00% were
1.74 and 13.92, respectively. For acquisitions of Regional Area banks with a ROAA between 0.50% and 1.00%, the median multiples were 1.69 and 16.61, respectively. The median multiples of book value and earnings for acquisitions of the 35 publicly traded banks with assets between $500 million and $2.0 billion were 2.13 and 16.66, respectively.

         In the proposed transaction, Cardinal shareholders will receive 2.7391 shares of Area Common Stock for each share of Cardinal Common Stock outstanding. In addition each Cardinal option outstanding will be converted into an option to purchase 2.7391 shares of Area Common Stock at a strike price which is determined by dividing the Cardinal option strike price by 2.7391 as further defined in the Agreement. On April 23, 1997, Area Common Stock closed at $23.00 per share. Using this closing price of $23.00 per share of Area Common Stock, the per share value to be received by Cardinal shareholders would equal $63.00 per share or an aggregate value of $109,998,930 which represents a multiple of Cardinal's March 31, 1997 book value and a multiple of Cardinal's 1996 earnings adjusted for non-recurring items of 2.15 and 34.36 respectively.

         The market value of the proposed transaction's percentile ranking was prepared and analyzed with respect to the above Regional Area and publicly traded bank comparable groups. Compared to all Regional Area bank transactions, the acquisition value ranked in the 84th percentile as a multiple of book value and in the 71st percentile as a multiple of earnings. For bank transactions in the State of Kentucky, the acquisition value ranked in the 88th percentile as a multiple of book value and in the 81st percentile as a multiple of earnings. Compared to Regional Area bank transactions where the acquired institution had an equity-to-asset ratio between 7.00% and 9.00%, the acquisition value ranked in the 79th percentile as a multiple of book value and the 83rd percentile as a multiple of earnings. For Regional Area bank transactions where the acquired institution had a ROAA between .50% and 1.00%, the acquisition value ranked in the 92nd percentile as a multiple of book value and the 68th percentile as a multiple of earnings. For acquisitions involving publicly traded banks with assets between $500 million and $2.0 billion, the acquisition value ranked in the 44th percentile as a multiple of book value and in the 80th percentile as a multiple of earnings.

         Adjusted Net Asset Value Analysis: PBS reviewed Cardinal's balance sheet data to determine the amount of material adjustments required to the stockholder's equity of Cardinal based on differences between the market value of Cardinal's assets and their value reflected on Cardinal's financial statements. PBS determined that three adjustments were warranted. Equity was increased $4,404,000 to reflect the exercise of all Cardinal options and a Director Stock Contract. PBS reflected a value of the non-interest bearing demand deposits of approximately $12,500,000. PBS also made an adjustment to reflect Cardinal's intangible assets of $5,233,000. The aggregate



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



adjusted net asset value of Cardinal was determined to be $62,856,000 or $34.67 per Cardinal common share.

         Discounted Earnings Analysis: A dividend discount analysis was performed by PBS pursuant to which a range of stand-alone values of Cardinal was determined by adding (i) the present value of estimated future dividend streams that Cardinal could generate over a five-year period beginning in 1997 and ending in 2001, and (ii) the present value of the "terminal value" of Cardinal's earnings at the end of the year 2001. The "terminal value" of Cardinal's earnings at the end of the five-year period was determined by applying a multiple of 16.02 times the projected terminal year's earnings. The 16.02 multiple represents the median price paid as a multiple of earnings for all Regional Area bank transactions since 1990.

         Dividend streams and terminal values were discounted to present values using a discount rate of 12%. This rate reflects assumptions regarding the required rate of return of holders or buyers of Cardinal Common Stock. The aggregate value of Cardinal, determined by adding the present value of the total cash flows, was $100,588,000 or $55.48 per share. In addition, using the five-year projection as a base, a twenty-year projection was prepared assuming that an annual growth rate of 6.5% and a consistent return on assets of 1.25% would remain in effect for the entire period, beginning in year twelve. Dividends also were assumed to be 50% of income for all years. This long-term projection resulted in an aggregate value of $91,031,000 or $50.21 per Cardinal share.

         Specific Acquisition Analysis: PBS valued Cardinal based on an acquisition analysis assuming a "break-even" earnings scenario to an acquiror as to price, current interest rates and amortization of the premium paid. Based on this analysis, an acquiring institution would pay in aggregate $85,601,000, or $47.22 per share assuming they were willing to accept no impact to their net income in the initial year. This analysis was based on a funding cost of 7.5% adjusted for taxes, amortization of the acquisition premium over 15 years and an estimated 1997 earnings level adjusted for options for Cardinal of $6,238,000. This analysis was repeated assuming a potential acquiror would attain non-interest expense reductions of 10% in the transaction. Based on this analysis an acquiring institution would pay in aggregate $97,816,000 or $53.95 per Cardinal share.

         The PBS Opinion is directed only to the question of whether the consideration to be received by Cardinal's shareholders under the Agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any Cardinal shareholder to vote in favor of the Affiliation. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by Cardinal or any of its affiliates.

         Based on the results of the various analyses described above, PBS concluded that the consideration to be received by Cardinal shareholders under the Agreement is fair and equitable from a financial perspective to the shareholders of Cardinal.

         PBS will receive a fee in the amount of $45,000 for all of its services performed in connection with rendering the PBS Opinion. In addition, Cardinal has agreed to indemnify PBS and its directors, officers and employees, from liability in connection with the transaction, and to hold PBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS' acts or decisions made in good faith and in the best interest of Cardinal.



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



EFFECTIVE TIME OF THE MERGER

         Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time specified in the Articles of Merger filed by Area with the Kentucky Secretary of State. If no effective date or time is specified, the Merger will become effective upon the filing of the Articles of Merger. Unless otherwise agreed upon by Area and Cardinal, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur by the fifth business day after the last of the following events occurs: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Mergers; (ii) the date on which the amendment to the Area Articles of Incorporation and Agreement are approved by the Area shareholders; or (iii) the date on which the Agreement is approved by the requisite vote of Cardinal shareholders.

         No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Area and Cardinal anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated in the fourth quarter of 1997. However, delays in the consummation of the Merger could occur.

         The Board of Directors of either Area or Cardinal generally may terminate the Agreement if the Merger is not consummated by December 31, 1997, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "-- Conditions to Consummation of the Merger" and "-- Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF STOCK CERTIFICATES AFTER THE MERGER

         Promptly after the Effective Time Area will cause UMB Bank, acting in the capacity of Exchange Agent, to mail to the former shareholders of Cardinal a letter of transmittal, together with instructions for the exchange of such shareholders' certificates representing shares of Cardinal Common Stock for certificates representing shares of Area Common Stock.

          CARDINAL SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for Cardinal Common Stock together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Cardinal Common Stock surrendering such items a certificate or certificates representing the number of shares of Area Common Stock to which such holder is entitled as a result of the Merger. After the Effective Time, to the extent permitted by law, holders of record of Cardinal Common Stock as of the Effective Time will be entitled to vote at any meeting of Area shareholders the number of shares of Area Common Stock into which their Cardinal Common Stock has been converted, regardless of whether such shareholders have surrendered their Cardinal stock certificates. NO DIVIDEND OR OTHER DISTRIBUTION PAYABLE AFTER THE EFFECTIVE TIME WITH RESPECT TO AREA COMMON STOCK, HOWEVER, WILL BE PAID TO THE HOLDER OF ANY UNSURRENDERED CARDINAL STOCK CERTIFICATE UNTIL THE HOLDER DULY SURRENDERS SUCH CERTIFICATE. Upon such surrender, all undelivered dividends and other distributions will be delivered to such shareholder, in each case without interest.

         After the Effective Time, there will be no transfers of shares of Cardinal Common Stock on Cardinal's stock transfer books. If certificates representing shares of Cardinal Common Stock are



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



presented for transfer after the Effective Time, they will be canceled and exchanged for the shares of Area Common Stock deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

        Consummation of the Merger is subject to a number of conditions, including, but not limited to:

        (a) approval from the Federal Reserve and the Kentucky Department without any conditions or restrictions that would, in the reasonable judgment of either party, so materially adversely impact the economic benefits of the transactions contemplated by the Agreement as to render inadvisable the consummation of the Merger, and the expiration of applicable waiting periods under the BHC Act; the Agreement provides that the conditions related to the following issues shall not be deemed to adversely impact the benefits of the transactions contemplated by the Agreement: (i) the participation of Area, or any of its directors, officers or affiliates, in the affairs of Security First Network Bank, or any of Security First Network Bank's subsidiaries or affiliates, and (ii) the participation of any of the directors or officers of Cardinal and its subsidiaries in the affairs of Area or Cardinal and their subsidiaries following the Merger.

        (b) Approval by the holders of a majority of the shares of Cardinal Common Stock entitled to vote on the Agreement;

        (c) Approval by the holders of a majority of the shares of Area Common Stock entitled to vote on the Agreement;

        (d) The absence of any action by any court or governmental authority restraining or prohibiting the Merger;

        (e) The receipt of an opinion of counsel to the effect that, among other things: (i) the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code; (ii) the exchange in the Merger of Cardinal Common Stock for Area Common Stock will not give rise to gain or loss to Cardinal shareholders, except to the extent of any cash received; and (iii) neither Area nor Cardinal will recognize gain or loss as a consequence of the Merger (except for deferred gain or loss recognized pursuant to Treasury Regulations issued under Section 1502 of the Code);

        (f) Approval for listing on the Nasdaq of the shares of Area Common Stock to be issued in the Merger; and

        (g) Receipt of a letter from KPMG Peat Marwick LLP, dated as of the Effective Time, confirming that the Merger will qualify for pooling-of-interests accounting treatment.

        Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others:
(i) the delivery by Area and Cardinal of certificates executed by their respective Chief Executive Officers and Chief Financial Officers as to compliance with the Agreement; and (ii) as of the Effective Time, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.

        Finally, consummation of the Merger is subject to approval by the Area shareholders of an amendment to Area's Articles of Incorporation increasing the number of authorized shares of Area



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



Common Stock from 16,000,000 to 50,000,000. Following shareholder approval of such matter at the Area Meeting, and effective prior to the consummation of the Merger, Area will amend its Articles of Incorporation to authorize the requisite number of shares of common stock. If the proposal to authorize the additional shares of Area Common Stock is not approved, the Articles of Incorporation cannot be amended and the Merger will not be consummated.

         No assurance can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so. In the event the Merger is not effected on or before December 31, 1997, the Agreement may be terminated and the Merger abandoned by a vote of a majority of the Board of Directors of either Area or Cardinal. See "-- Waiver, Amendment, and Termination of the Agreement."


         Area and Cardinal will solicit new proxies for approval of the Merger in the event that the Merger does not qualify as a statutory merger under the Kentucky Act, if it is not a reorganization under Section 368(a) of the Code, and if the tax consequences are materially different than described herein.


REGULATORY APPROVALS

         The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of such approvals. There also can be no assurance that such approvals will not be accompanied by a conditional requirement which causes such approvals to fail to satisfy the conditions set forth in the Agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

         Area and Cardinal are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

         The Merger requires the prior approval of the Federal Reserve, pursuant to Section 3 of the BHC Act. In granting its approval under Section 3 of the BHC Act, the Federal Reserve must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and whether the Merger can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. Under the BHC Act, the Merger may not be consummated until the 30th day following the date of Federal Reserve approval, which may be shortened by the Federal Reserve to the 15th day, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

         The Merger also is subject to the approval of the Kentucky Department. In its evaluation, the Kentucky Department will take into account considerations similar to those applied by the Federal Reserve.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

         Prior to the Effective Time, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between Area and Cardinal approved by their respective Boards of Directors; provided, however, that after approval by the Area shareholders and the Cardinal shareholders, no amendment that would require further approval by such shareholders under the Kentucky Act may be made without the approval of such shareholders.

         The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, either before or after approval by the Area shareholders and the Cardinal shareholders, under certain circumstances, including:

         (a) By mutual agreement of the Boards of Directors of Area and Cardinal;

         (b) By the Board of Directors of either party, in the event of the other party's breach or failure to comply with any provision of the Agreement which meets certain standards specified in the Agreement;

         (c) By the Board of Directors of either party, upon final nonappealable denial of any required regulatory approval;

         (d) By the Board of Directors of either party, if the shareholders of Area have not approved (a) the Amendment to the Articles of Incorporation to increase the number of authorized shares to 50,000,000 or (b) the Agreement in accordance with the Kentucky Act;

         (e) By the Board of Directors of either party, if the shareholders of Cardinal have not approved the Agreement in accordance with the provisions of the Kentucky Act;

         (f) By the Board of Directors of either party, if the Merger shall not have been consummated by December 31, 1997, but only if the failure to consummate the Merger by such date has not been caused by the terminating party's breach of the Agreement; or

         (g) By the Board of Directors of Cardinal, in connection with entering into a competing definitive agreement in accordance with the terms of the Agreement and upon payment of the Termination Fee specified in the Agreement.

         If the Agreement is terminated as described above, the Agreement will become void and have no effect, except that certain provisions of the Agreement, including those related to the obligations to share expenses, maintain confidentiality of certain information obtained and return all documents obtained from the other party under the Agreement will survive. See "--Expenses and Fees" for additional information concerning the payment of expenses.

CONDUCT OF BUSINESS PENDING THE MERGER

         Each of Area and Cardinal generally has agreed, unless the prior consent of the other party is obtained, and except as otherwise contemplated by the Agreement, to operate its business only in the ordinary course, preserve intact its business organization and assets, maintain its rights and franchises, and take no action that would affect, adversely and materially, the ability of either party to perform its covenants and agreements under the Agreement or that would adversely affect either party's ability to obtain any consent or approval required for the consummation of the transactions contemplated by the Agreement. In addition, the Agreement contains certain other restrictions applicable to the conduct of the business of both Area and Cardinal prior to consummation of the Merger, as described below.

         Each party has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of the other party. Those actions generally include, without limitation: (i) amending its Articles of Incorporation or Bylaws; (ii) becoming responsible for any obligation for borrowed money in excess of an aggregate of



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


$100,000 (except in the ordinary course of business consistent with past practices); (iii) acquiring or exchanging any shares of its capital stock or paying any dividend or other distribution in respect of its capital stock, except that Area is permitted to declare and pay a quarterly cash dividend of up to $.04 per share on the shares of Area Common Stock and Cardinal is permitted to declare and pay a quarterly cash dividend of up to $.20 per share on the shares of Cardinal Common Stock, it being the parties' intent that Cardinal shareholders will receive an amount equal to their regular quarterly dividends as to any quarter which is at least half competed prior to the Effective Time;
(iv) issuing or selling any additional shares of its capital stock, any rights to acquire any such stock, or any security convertible into such stock (except as set forth in the Agreement, as previously disclosed to the other party, or pursuant to the exercise of outstanding stock options); (v) adjusting or reclassifying any of its capital stock, disposing of or encumbering any shares of capital stock of any subsidiary (excluding inter-company transfers) or disposing of or encumbering any asset with a book value of $50,000 or more other than in the ordinary course of business; (vi) except for purchases of U.S. Treasury Securities, U.S. Government agency securities or mortgage-backed securities of maturity or grade consistent with past practices, purchase any securities or make any material investment in any person, other than a wholly-owned subsidiary, other than in connection with foreclosures in the ordinary course of business or acquisition of control by a depository institution subsidiary in its fiduciary capacity; (vii) granting any increase in compensation or benefits to employees or officers (except in accordance with past practice or prior obligation, in each case as previously disclosed to the other party or as required by law), paying any bonus (except as previously disclosed or in accordance with any existing program or plan), entering into or amending any severance agreements with officers, or granting any increase in compensation or other benefits to directors of Area or Cardinal or any of their subsidiaries; (viii) entering into or amending any employment contract that it does not have the unconditional right to terminate without liability other than for services already rendered; (ix) adopting any new employee benefit plan or program, or materially changing any existing plan or program except for any change required by law or advisable to maintain the tax qualified status of any such plan; (x) making any significant change in any tax or accounting methods or systems of internal accounting controls (except in conformity to changes in tax laws, regulatory accounting requirements or generally accepted accounting principles ("GAAP")); (xi) settling any litigation involving liability of the Area or Cardinal or any of their subsidiaries for damages in excess of $50,000 or material restrictions upon its operations; or (xii) modifying or terminating any material contract except in the ordinary course of business.

         In addition, each party has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. Each party also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its Board of Directors. In addition, each party has agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

         Consummation of the Merger will not alter the present management team or the Board of Directors of Area. Information concerning the management of Area is included in the documents incorporated herein by reference. See "Available Information" and "Documents Incorporated by Reference." Upon consummation of the Merger, Area and Cardinal will continue to operate their businesses and to serve the communities and customers of their respective market areas.




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



INTERESTS OF CERTAIN PERSONS IN THE MERGER

         The Agreement provides that Area will indemnify the present and former directors, officers, employees and agents of Cardinal and the subsidiaries of Cardinal against all liabilities arising out of actions or omissions at or prior to the Effective Time to the full extent permitted under Kentucky law and by Cardinal's Articles of Incorporation or Bylaws, as currently in effect, including provisions relating to advances of expenses incurred in the defense of any litigation. In any case in which approval by Area is required to effect any indemnification, at the election of the indemnified party, the determination of any such approval will be made by independent counsel mutually agreed upon between Area and the indemnified party.

         The Agreement also provides that, after the Effective Time, Area will provide generally to officers and employees of Cardinal and its subsidiaries who become officers or employees of Area or its subsidiaries following the Effective Time, employee benefits under employee benefit plans on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Area and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting under such employee benefit plans (but not accrual of benefits), service with Cardinal or its subsidiaries prior to the Effective Time will be treated as service with Area or its subsidiaries. The Agreement further provides that Area will honor all employment, severance, consulting, and other compensation contracts previously disclosed to Area between Cardinal or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the Effective Time under Cardinal's benefit plans.

         As described above under "-- Effect of Merger on Stock Rights," the Agreement also provides that all rights with respect to Cardinal Common Stock pursuant to stock options granted by Cardinal under its stock option plans or agreements that are outstanding at the Effective Time, whether or not then exercisable, will be converted into and will become rights with respect to Area Common Stock, and Area will assume each of such options in accordance with its terms.


All such options have already become exercisable because the proposed Merger is pending or will become exercisable upon consummation of the proposed Merger, pursuant to the terms of the applicable stock option plans and agreements. Cardinal's directors and executive officers hold options to purchase an aggregate of 55,227 shares of Cardinal Common Stock. Of such options, options to purchase 17,251 shares were already exercisable, options to purchase 15,753 shares have become exercisable because the proposed Merger is pending, and options to purchase 22,223 shares will become exercisable upon consummation of the proposed Merger.

         As of the Record Date, Area's directors and executive officers beneficially owned approximately 46.3% of the outstanding shares of Area
Common Stock and approximately _____% of the outstanding shares of Cardinal Common Stock. Upon consummation of the Merger, this group will beneficially own approximately _____% of the outstanding shares of Area Common Stock.


DISSENTERS' RIGHTS

         In accordance with the applicable provisions of the Kentucky Act, the holders of shares of Cardinal Common Stock and Area Common Stock are entitled to dissent from the Merger and to receive an appraised value of such shares in cash. Subject to the resale restrictions applicable to executive officers, directors and other controlling shareholders described under "-- Resales of Area Common Stock", holders of Cardinal Common Stock may also sell the shares of Area Common Stock they receive in the Merger on the Nasdaq.

         The following discussion applies to the shareholders of both Area and Cardinal.

         Pursuant to the provisions of Subtitle 13 of the Kentucky Act, if the Merger is consummated, any shareholder who (i) gives to Cardinal, in the case of a Cardinal shareholder, or Area, in the case of an Area shareholder, prior to the vote at the meeting with respect to the approval of the Agreement, written notice of such holder's intent to demand payment for such holder's shares and



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



(ii) does not vote in favor thereof, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder's shares as of the Effective Time.

         A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one beneficial shareholder and such holder notifies the corporation in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which such holder dissents and such holder's other shares were registered in the names of different shareholders.

         The written objection requirement referred to above will not be satisfied under the Kentucky Act by merely voting against approval of the Agreement by proxy or in person at the Special Shareholders' Meeting. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of the Agreement and will not be entitled to assert dissenters' rights. In addition to not voting in favor of the Agreement, a shareholder wishing to preserve the right to dissent and seek appraisal must give a separate written notice of such holder's intent to demand payment for such holder's shares if the Merger is effected, as hereinabove provided.

         Any written objection to the Agreement satisfying the requirements discussed above should be addressed as follows: for Area shareholders to Area Bancshares Corporation, 230 Frederica Street, Owensboro, Kentucky 42301,
Attention: President; for Cardinal shareholders, to Cardinal Bancshares, Inc. 400 East Vine Street, Suite 300, Lexington, Kentucky 40507, Attention:
President.

         If the Merger is authorized at the Special Shareholders' Meeting, Area and Cardinal must deliver a written dissenters' notice (the "Dissenters' Notice") to all of their respective shareholders who satisfy the foregoing requirements. The Dissenters' Notice must be sent within 10 days after the Agreement was approved and must (i) state where the demand for payment must be sent and where and when certificates for the shares must be deposited, (ii) inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received, (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenter's rights certify whether or nor he or she acquired beneficial ownership of the shares before that date, (iv) set a date by which the corporation must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered), and (iv) be accompanied by a copy of Subtitle 13 of the Kentucky Act.

         A record shareholder who receives the Dissenters' Notice must demand payment and deposit such holder's certificates in accordance with the Dissenters' Notice. Such shareholder will retain all other rights of a shareholder until those rights are canceled or modified by the consummation of the Merger. A record shareholder who does not demand payment or deposit such holder's share certificates where required, each by the date set in the Dissenters' Notice, is not entitled to payment for such holder's shares under Subtitle 13 of the Kentucky Act.

         Except as described below, the corporation must, upon the Effective Time or receipt of a payment demand, offer to pay to each dissenting shareholder who complies with the payment demand and deposit requirements described above the amount that the corporation estimates to be the fair value of such holder's shares, plus accrued interest from the Effective Time. Such offer of payment must be accompanied by (i) certain recent financial statements of the corporation, (ii) an estimate of the fair value of the shares by the corporation, (iii) an explanation of how the interest was calculated, and (iv) a statement of the dissenter's right to demand payment under Section 271B.13-280 of the Kentucky Act.

         If the Merger is not effected within 60 days after the date set forth for demanding payment and depositing share certificates, the corporation must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If, after such return and release, the Merger is effected, then the corporation must send a new Dissenters' Notice and repeat the payment demand procedure described above.

         Section 271B.13-280 of the Kentucky Act provides that a dissenting shareholder may notify the corporation in writing of such holder's own estimate of the fair value of such holder's shares and the interest due, and may demand payment of such holder's estimate, if (i) such holder believes that the amount offered by the corporation is less than the fair value of such holder's shares or that the interest due has been calculated incorrectly, (ii) the corporation failed to make payment within 60 days after the date set for demanding payment, or (iii) the corporation, having failed to effect the Merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. A dissenting shareholder waives such holder's right to demand payment under
Section 271B.13-280 unless such holder notifies the corporation of such holder's demand in writing within 30 days after the corporation makes or offers payment for such holder's shares.

         If a demand for payment under Section 271B.13-280 remains unsettled, the corporation must commence a proceeding in the circuit court where the corporation's principal office is located within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within those 60 days, it is required to pay each dissenting shareholder whose demand remains unsettled the amount demanded. The corporation is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each dissenting shareholder. The court may appoint one or more appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder's shares plus interest to the date of judgment.

         The court in an appraisal proceeding commenced under the foregoing provision will determine the costs of the proceeding, including reasonable compensation and expenses of appraisers appointed by the court, excluding fees and expenses of attorneys and experts for the respective parties, and will assess those costs against the corporation, except that the court may assess the costs against all or some of the dissenting shareholders, in the amounts the court finds equitable, to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 271B.13-280. The court also may assess the fees and expenses of attorneys and experts for the respective parties against the corporation if the court finds the corporation did not substantially comply with the requirements of specified provisions of Subtitle 13 of the Kentucky Act, or against either the corporation or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Subtitle 13 of the Kentucky Act.

         If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should be not assessed against the corporation, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. No action by any dissenting shareholder to enforce dissenters' rights may be brought more than three years after the Effective Time, regardless of whether notice of the Merger and of the right to dissent was given by Cardinal or Area in compliance with the Dissenters' Notice and payment offer requirements.

         The foregoing is a summary of the material rights of a dissenting shareholder, but is qualified in its entirety by reference to Subtitle 13 of the Kentucky Act, included as Appendix B to this Joint Proxy Statement/Prospectus. Any shareholder who intends to dissent from approval of the Agreement should carefully review the text of such provisions and should also consult with such holder's attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to shareholders, except as indicated above or otherwise required by law.

         Any dissenting shareholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "Certain Federal Income Tax Consequences of the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         THE FOLLOWING IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, OR CORPORATIONS, AMONG OTHERS OR WITH RESPECT TO SHAREHOLDERS WHO ACQUIRED THEIR SHARES OF CARDINAL COMMON STOCK PURSUANT TO THE EXERCISE OF CARDINAL OPTIONS OR OTHERWISE AS COMPENSATION). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. SHAREHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

         A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, Powell, Goldstein, Frazer & Murphy LLP, counsel to Area, has rendered an opinion to Area and Cardinal concerning certain federal income tax consequences of the proposed Merger under federal income tax law. It is such firm's opinion that:

         (a) Provided the Merger qualifies as a statutory merger under the Kentucky Act, the Merger will be a reorganization within the meaning of Section 368(a) of the Code.

         (b) The shareholders of Cardinal will recognize no gain or loss upon the exchange of their Cardinal Common Stock solely for shares of Area Common Stock. Each Cardinal shareholder's basis in the Area Common Stock received in the exchange will be equal to such shareholder's basis in the Cardinal Common Stock surrendered in exchange for Area Common Stock in the Merger. Each Cardinal shareholder's holding period for the Area Common Stock (for purposes of determining whether gain or loss on a subsequent sale of such stock in long-term or short-term gain for loss) will include the period that such shareholder held his or her Cardinal Common Stock surrendered to exchange for Area Common Stock in the Merger, provided that the Cardinal Common Stock was a capital asset in the hands of such shareholder.

         (c) The payment of cash in lieu of fractional shares of Area Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by Area. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of Area Common Stock redeemed as provided under Section 302 of the Code. Generally, any gain or loss recognized will be capital gain or loss, provided the fractional share constitutes a capital asset in the hands of the exchanging shareholder and the requirements of Section 302(b)(1) are met. Cardinal shareholders receiving cash in lieu of fractional shares should consult their own tax advisors as to the tax treatment in their particular circumstances (i.e., exchange treatment or dividend).

         (d) Shareholders who dissent from the Merger will be treated as having received such payment as a distribution in redemption of their shares of stock. Generally, any gain or loss recognized will be capital gain or loss, provided the Cardinal Common Stock constitutes a capital asset in the hands of the exchanging shareholder and the requirements of Section 302(b)(1), (2) or (3) are met. Shareholders electing to exercise dissenters' rights should consult their own tax advisers as to the tax treatment in their particular circumstances (i.e., exchange treatment or dividend).

         (e) No income, gain or loss will be recognized for federal income tax purposes by Area or Cardinal as a consequence of the Merger.

         Among other things, the opinion of Powell, Goldstein, Frazer & Murphy LLP is based on Cardinal shareholders maintaining sufficient equity ownership interest in Area after the Merger. The Internal Revenue Service takes the position for purposes of issuing an advance ruling on reorganizations, that the shareholders of an acquired corporation (i.e., Cardinal) must maintain a continuing equity ownership interest in the acquiring corporation (i.e., Area) equal, in terms of value, to at least 50% of their interest in the acquired corporation. In addition to the foregoing requirements, certain additional matters must be true with respect to the Merger. Area believes that these additional factual matters will be satisfied.

         THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, OR OTHER TAX CONSEQUENCES OF THE MERGER. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX CONSEQUENCES UNDER STATE OR LOCAL LAW.


         Area and Cardinal will solicit new proxies for approval of the Merger in the event that the Merger does not qualify as a statutory merger under the Kentucky Act, if it is not a reorganization under Section 368(a) of the Code, and if the tax consequences are materially different than described herein.


ACCOUNTING TREATMENT

         It is the intention of the parties that the Merger be treated for financial reporting purposes as a pooling-of-interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of Cardinal will be carried forward and recorded on the financial statements of Area at their previously recorded amounts.

         The Agreement provides that Area and Cardinal will receive a letter from KPMG Peat Marwick LLP, dated as of the Effective Time, stating that the Merger will qualify for pooling-of-interests for financial reporting purposes. If the Merger does not qualify for pooling-of-interests accounting treatment, it will be abandoned. Neither Area's management nor Cardinal's management currently has any reason to believe that the Merger will not qualify for pooling-of-interests accounting treatment.

         For information concerning certain conditions to be imposed on the exchange of Cardinal Common Stock for Area Common Stock in the Merger by affiliates of Cardinal and certain restrictions to be imposed on the transferability of the Area Common Stock received by those affiliates in the Merger in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "-- Resales of Area Common Stock."

EXPENSES AND FEES

         The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Cardinal and Area will each bear and pay one-half of the filing fees and printing costs associated with the Registration Statement and this Joint Proxy Statement/Prospectus and one-half of the filing fees associated with any regulatory application.

         Additionally, the Agreement provides that Cardinal will pay (or cause to be paid) to Area the sum of $7 million if (i) the Agreement is terminated by Cardinal in connection with entering into a definitive agreement as a result of an acquisition proposal from another party; or (ii) prior to the termination of the Agreement, solely as a result of Cardinal Shareholders having not approved the Merger by the requisite vote, a bona fide publicly disclosed acquisition proposal from a third party is made and not withdrawn prior to the meeting of Cardinal shareholders and within 18 months after termination of the Agreement, Cardinal consummates the transaction that was the subject of the acquisition proposal for consideration to Cardinal shareholders of at least equal to $63 per share.

RESALES OF AREA COMMON STOCK

         The shares of Area Common Stock to be issued to Cardinal shareholders in the Merger have been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, Cardinal (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors and other controlling shareholders) at the time of the Cardinal Meeting. Affiliates may not sell shares of Area Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or another applicable exemption from the Securities Act registration requirements and until such time as financial results covering at least 30 days of combined operations of Area and Cardinal after the consummation of the Merger have been published. In addition, affiliates of Area may not sell their shares of Area Common Stock until such time as financial results covering at least 30 days of combined operations of Area and Cardinal after consummation of the Merger have been published.

         Each person who Cardinal reasonably believes to be an affiliate of Cardinal has delivered to Area a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Area Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act, the rules and regulations of the SEC promulgated thereunder and applicable restrictions regarding pooling-of-interests accounting treatment. Additionally, each person who Area reasonably believes to be an affiliate has delivered to Area a written agreement providing that such person generally will not sell, pledge, transfer or otherwise dispose of any Area Common Stock except in compliance with the applicable restrictions regarding pooling-of-interests accounting treatment.

                   COMPARATIVE MARKET PRICES AND DIVIDENDS

MARKET PRICES

         Area Common Stock is quoted on the Nasdaq under the symbol "AREA". Cardinal Common Stock is quoted on the Nasdaq under the symbol "CARD". The following table sets forth, for the indicated periods, the high and low last sale prices for Area Common Stock and Cardinal Common Stock as reported on the Nasdaq and the cash dividends declared per share of Area Common Stock and Cardinal Common Stock for the indicated periods.

                                                          AREA                                       CARDINAL
                                     ------------------------------------------   -------------------------------------------
                                                                        CASH                                          CASH
                                              PRICE RANGE             DIVIDENDS             PRICE RANGE (1)         DIVIDENDS
                                     ------------------------------   DECLARED    -------------------------------   DECLARED
                                           HIGH           LOW         PER SHARE        HIGH             LOW         PER SHARE
                                           ----           ---         ---------        ----             ---         ---------

1994
    First Quarter...................       $17.33        $14.67           $ .02       $ 36.50          $29.00            $.20
    Second Quarter..................        16.67         16.33             .02         31.00           27.00             .20
    Third Quarter...................        18.17         16.00             .02         31.00           27.00             .20
    Fourth Quarter..................        18.00         16.17             .02         32.00           28.00             .20

1995
    First Quarter...................       $16.33        $15.33           $ .02       $ 35.00          $26.75            $.20
    Second Quarter..................        16.33         15.33            .023         41.50           34.50             .20
    Third Quarter...................        16.00         15.33            .023         45.50           38.50             .20
    Fourth Quarter..................        15.33         14.67            .023         71.25           44.00             .20

1996
    First Quarter...................       $16.83        $15.50           $.023       $ 70.00          $52.50            $.20
    Second Quarter..................        18.33         15.67            .027        105.50           38.00             .20
    Third Quarter...................        18.33         17.00            .027         42.00           39.00             .20
    Fourth Quarter..................        21.00         17.00             .03         46.00           40.00             .20

1997
    First Quarter...................       $23.50        $20.50           $ .03       $ 49.25          $44.00            $.20
    Second Quarter through
          _______________, 1997.....

(1) On May 23, 1996, Cardinal effected the spin-off of SFNB. No adjustment to Cardinal stock prices have been reflected.

        On __________________, 1997, the last reported sales price of Area Common Stock and Cardinal Common Stock as reported on the Nasdaq system was ______ and ______, respectively. On April 30, 1997, the last business day prior to public announcement of the proposed Merger, the last sale prices of Area Common Stock and Cardinal Common Stock as reported on the Nasdaq were $22.00 and $47.50, respectively.

        The holders of Area Common Stock are entitled to receive dividends when declared by the Board of Directors out of funds legally available therefor. Area has paid regular quarterly cash dividends since 1987. Although Area currently intends to continue to pay quarterly cash dividends on the Area Common Stock, there can be no assurance that Area's dividends policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors. For information with respect to provisions limiting dividends payable by Area and Cardinal while the Merger is pending see "Description of Merger -- Conduct of the Business Pending the Merger."

        Area and Cardinal are legal entities separate and distinct from their respective subsidiaries and their respective revenues depend in significant part on the payment of dividends from their respective subsidiary depository institutions. Such subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Certain Regulatory Considerations -- Payment of Dividends."

SHAREHOLDERS OF RECORD

        As of the Record Date, there were [600] holders of record of Area Common Stock and [___] holders of record of Cardinal Common Stock.

              PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

PRO FORMA COMBINED CONDENSED BALANCE SHEETS

        The following unaudited pro forma combined condensed balance sheets present the historical consolidated balance sheets of Area and Cardinal at March 31, 1997. The unaudited pro forma combined condensed balance sheets should be read in conjunction with the historical consolidated financial statements of Area and Cardinal, including the respective notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus, and the unaudited pro forma financial information appearing elsewhere in this Joint Proxy Statement/Prospectus. The pro forma combined condensed balance sheets are not necessarily indicative of the combined condensed financial position that actually would have occurred if the Merger had been consummated at the date indicated or which may be obtained in the future.

                       PRO FORMA FINANCIAL INFORMATION
                  PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            (AMOUNTS IN THOUSANDS)
                                MARCH 31, 1997
                                 (UNAUDITED)

                                                                                      COMBINING       AREA AND CARDINAL
                                               AREA                CARDINAL          ADJUSTMENTS      PRO FORMA COMBINED
                                               ----                --------          -----------      ------------------
ASSETS
Cash and due from banks                  $      52,736         $     20,886                              $     73,622
Interest bearing deposits with banks             4,215                1,706                                     5,921
Federal funds sold                                   -               16,015                                    16,015
Trading account securities                      50,863                    -                                    50,863
Investment securities:
   Available for sale                          211,265              105,218           (3,668) (1)             312,815
   Held to maturity                             95,916                    -                    -               95,916
                                         -------------         ------------         -------------        ------------
          TOTAL INVESTMENT SECURITIES          307,181              105,218           (3,668) (1)             408,731
                                         -------------         ------------         -------------        ------------

Mortgage loans held for sale                     8,258                    -                                     8,258
Loans, net of unearned discount                674,087              472,877                                 1,146,964
   Less allowance for loan losses               12,421                6,624                                    19,045
                                         -------------         ------------                              ------------
          NET LOANS                            661,666              466,253                                 1,127,919
                                         -------------         ------------                              ------------

Premises and equipment, net                     21,844                7,798                                    29,642
Accrued interest receivable and
   other assets                                 27,761                8,240                                    36,001
Intangible assets                               11,852                5,233                                    17,085
                                         -------------         ------------         -------------        ------------
          TOTAL ASSETS                   $   1,146,376         $    631,349           (3,668) (1)        $  1,774,057
                                         =============         ============         =============        ============

LIABILITIES AND
   SHAREHOLDERS' EQUITY
Non-interest-bearing deposits            $     159,838         $     45,690                              $    205,528
Interest-bearing deposits                      675,826              503,087                                 1,178,913
                                         -------------         ------------                              ------------
          TOTAL DEPOSITS                       835,664              548,777                                 1,384,441
                                         -------------         ------------                              ------------

Federal funds purchased                         40,662                    -                                    40,662
Securities sold under agreements
   to repurchase                                81,125                7,070                                    88,195
Notes payable to the U.S. Treasury              19,096                    -                                    19,096
Advances from the Federal Home
   Loan Bank                                    30,841               17,010                                    47,851
Other borrowings                                 4,421                  628                                     5,049
Accrued expenses and other
   liabilities                                   9,815                6,679             (185) (1)              16,309
                                         -------------         ------------         -------------        ------------
          TOTAL LIABILITIES                  1,021,624              580,164             (185) (1)           1,601,603
                                         -------------         ------------         -------------        ------------

                       PRO FORMA FINANCIAL INFORMATION
                  PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            (AMOUNTS IN THOUSANDS)
                                MARCH 31, 1997
                                 (UNAUDITED)


                                                                                    COMBINING       AREA AND CARDINAL
                                             AREA           CARDINAL               ADJUSTMENTS     PRO FORMA COMBINED
                                             ----           --------               -----------     ------------------

SHAREHOLDERS' EQUITY
Preferred stock                                  -                 -                                           -
Common stock                            $   17,682          $ 34,778                (28,303)(1)       $   24,157
Paid-in capital                             10,000                 -                 25,164 (1)           35,164
Retained earnings                           94,808            16,883                                     111,691
Deferred compensation on restricted
   stock                                      (448)                -                                        (448)
ESOP and MRP loan obligations                                   (628)                                       (628)
Net unrealized gains on securities
   available for sale, net of tax            2,710               152                   (344)(1)            2,518
                                        ----------          --------               --------           ----------
          TOTAL SHAREHOLDERS' EQUITY       124,752            51,185                 (3,483)(1)          172,454

Commitments and continent
   liabilities
          TOTAL LIABILITIES AND         ----------          --------               --------           ----------

            SHAREHOLDERS' EQUITY        $1,146,376          $631,349                 (3,668)(1)       $1,774,057
                                        ==========          ========               ========           ==========




(1) To reflect the issuance of 4,150,578 shares of Area common stock to effect the Merger. The Merger will be accounted for as a pooling-of-interests, therefore the effect upon shareholders' equity will be to increase Area's shareholders' equity by the total equity of Cardinal, reduced by $3,668,000 which represents the Market Value of 78,450 shares of Cardinal Common Stock owned by Area. The unaudited proforma financial statements have been prepared assuming Area will issue 4,150,578 shares of Area Common Stock in exchange for all the outstanding shares of Cardinal Common Stock. A reclassification from common stock to paid-in-capital results from the issuance of the shares.

PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

         The following unaudited pro forma combined condensed statements of income have been prepared for the three-month periods ended March 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1996, and give effect to the Merger, assuming such acquisition is accounted for as a pooling-of-interests. The unaudited pro forma combined condensed statements of income should be read in conjunction with the historical consolidated financial statements of Area and Cardinal, including the respective notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus and the unaudited consolidated historical and other pro forma financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. The pro forma combined condensed statements of income are not necessarily indicative of the results that actually would have occurred if the Merger had been consummated on the dates indicated or which may be obtained in the future.

               PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      THREE MONTHS ENDED MARCH 31, 1997
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                                     Combining     Area and Cardinal
                                                                       Area             Cardinal      Entries     Pro forma Combined
                                                                       ----             --------      -------     ------------------
INTEREST INCOME:

      Loans, including fees                                          $15,804            $10,973                          $26,777
      Interest bearing deposits with banks                                57                 18                               75
      Federal funds sold and securities purchased under
         agreements to resell                                             35                255                              290
      Interest and dividends on investment securities:
         U.S. Treasury securities and Federal agencies securities      2,909               1609                            4,518
         Obligations of states and political subdivisions              1,393                 51                            1,444
         Other                                                           350                  -                              350
                                                                     -------            -------        ------            -------
            TOTAL INTEREST INCOME                                     20,548             12,906             -             33,454
                                                                     -------            -------        ------            -------

INTEREST EXPENSE:
      Interest on deposits                                             7,483              5,578                           13,061
      Interest on borrowings                                           1,885                382                            2,267
                                                                     -------            -------        ------            -------
            TOTAL INTEREST EXPENSE                                     9,368              5,960             -             15,328
                                                                     -------            -------        ------            -------

            NET INTEREST INCOME                                       11,180              6,946                           18,126


Provision for loan losses                                                342                369                              711
                                                                     -------            -------        ------            -------

      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES             10,838              6,577             -             17,415
                                                                     -------            -------        ------            -------

NON-INTEREST INCOME:
      Commissions and fees on fiduciary activities                       882                174                            1,056
      Service charges on deposit accounts                              1,289                338                            1,627
      Other service charges, commissions and fees                      1,189                134                            1,323
      Securities gains (losses), net                                       5                 16                               21
      Gains on sales of loans, net                                       132                 36                              168
      Gains (losses) on sales of other real estate owned, net             24                  -                               24
      Other                                                              168                196                              364
                                                                     -------            -------        ------            -------
            TOTAL NON-INTEREST INCOME                                  3,689                894             -              4,583
                                                                     -------            -------        ------            -------

NON-INTEREST EXPENSES:
      Salaries and employee benefits                                   4,647              2,517                            7,164
      Net occupancy expense                                              630                342                              972
      Furniture and equipment expense                                    625                402                            1,027
      Other                                                            3,650              1,723                            5,373
                                                                     -------            -------        ------            -------
            TOTAL NON-INTEREST EXPENSES                                9,552              4,984             -             14,536
                                                                     -------            -------        ------            -------

      Income before income tax expense                                 4,975              2,487                            7,462

Income tax expense                                                     1,370                872                            2,242
                                                                     -------            -------        ------            -------

         NET INCOME                                                  $ 3,605            $ 1,615             -            $ 5,220
                                                                     =======            =======        ======            =======

      NET INCOME PER COMMON SHARE                                    $   .32            $   .94             -            $   .33
                                                                     =======            =======        ======            =======
Weighted average common stock
and common stock equivalent shares                                    11,361              1,715             -             15,844
                                                                     =======            =======        ======            =======

               PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      THREE MONTHS ENDED MARCH 31, 1996
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                                      Combining    Area and Cardinal
                                                                       AREA             Cardinal       Entries    Pro forma Combined
                                                                       ----             --------       -------    ------------------
INTEREST INCOME:
      Loans, including fees                                          $14,899            $11,869                           $26,768
      Interest bearing deposits with banks                                 6                103                               109
      Federal funds sold and securities purchased under
         agreements to resell                                            305                273                               578
      Interest and dividends on investment securities:
         U.S. Treasury securities and Federal agencies securities      3,172              2,326                             5,498
         Obligations of states and political subdivisions              1,418                 40                             1,458
         Other                                                           281                  -                               281
                                                                     -------            -------        -------            -------
            TOTAL INTEREST INCOME                                     20,081             14,611              -             34,692
                                                                     -------            -------        -------            -------

INTEREST EXPENSE:

      Interest on deposits                                             7,603              6,381                            13,984
      Interest on borrowings                                           1,790                891                             2,681
                                                                     -------            -------        -------            -------
            TOTAL INTEREST EXPENSE                                     9,393              7,272              -             16,665
                                                                     -------            -------        -------            -------

            NET INTEREST INCOME                                       10,688              7,339                            18,027

Provision for loan losses                                                230                838                             1,068
                                                                     -------            -------        -------            -------

      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES             10,458              6,501              -             16,959
                                                                     -------            -------        -------            -------
NON-INTEREST INCOME:
      Commissions and fees on fiduciary activities                       756                 89                               845
      Service charges on deposit accounts                              1,212                310                             1,522
      Other service charges, commissions and fees                        964                288                             1,252
      Securities gains (losses), net                                     (14)                49                                35
      Gains on sales of loans, net                                        76                 89                               165
      Gains (losses) on sales of other real estate owned, net             (3)                 -                                (3)
      Other                                                              125                168                               293
                                                                     -------            -------        -------            -------
            TOTAL NON-INTEREST INCOME                                  3,116                993              -              4,109
                                                                     -------            -------        -------            -------

NON-INTEREST EXPENSES:
      Salaries and employee benefits                                   4,427              3,614                             8,041
      Net occupancy expense                                              662                506                             1,168
      Furniture and equipment expense                                    559                686                             1,245
      Other                                                            3,349              2,798                             6,147
                                                                     -------            -------        -------            -------
            TOTAL NON-INTEREST EXPENSES                                8,997              7,604              -             16,601
                                                                     -------            -------        -------            -------

      Income before income tax expense                                 4,577               (110)       -------              4,467

Income tax expense                                                     1,221                 (6)                            1,215
                                                                     -------            -------        -------            -------

         NET INCOME                                                  $ 3,356            $  (104)             -            $ 3,252
                                                                     =======            =======        =======            =======

      NET INCOME PER COMMON SHARE                                    $   .29            $  (.06)             -            $   .20
                                                                     =======            =======        =======            =======
Weighted average common stock
and common stock equivalent shares                                    11,415              1,624              -             15,863
                                                                     =======            =======        =======            =======


               PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                         YEAR ENDED DECEMBER 31, 1996
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                                     Combining    Area and Cardinal
                                                                       AREA            Cardinal       Entries     Pro forma Combined
                                                                       ----            --------       -------     -----------------
INTEREST INCOME:

      Loans, including fees                                          $ 61,649           $44,842                    $106,491
      Interest bearing deposits with banks                                102               267                         369
      Federal funds sold                                                  608               827                       1,435
      U.S. Treasury securities and Federal agencies securities         13,263             8,230                      21,493
      Obligations of states and political subdivisions                  5,661               169                       5,830
      Other                                                             1,217                 -                       1,217
                                                                     --------           -------         ------     --------
         TOTAL INTEREST INCOME                                         82,500            54,335              -      136,835
                                                                     --------           -------         ------     --------

INTEREST EXPENSE:

      Deposits                                                         30,647            23,806                      54,453
      Borrowings                                                        7,652             2,305                       9,957
                                                                     --------           -------         ------     --------
         TOTAL INTEREST EXPENSE                                        38,299            26,111              -       64,410
                                                                     --------           -------         ------     --------

         NET INTEREST INCOME                                           44,201            28,224                      72,425

Provision for loan losses                                               1,369             3,480                       4,849
                                                                     --------           -------         ------     --------

      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES              42,832            24,744              -       67,576
                                                                     --------           -------         ------     --------

NON-INTEREST INCOME:
      Commissions and fees on fiduciary activities                      3,172               462                       3,634
      Service charges on deposit accounts                               5,144             1,256                       6,400
      Other service charges, commissions and fees                       4,043               708                       4,751
      Securities gains, net                                             3,216                49                       3,265
      Gains on sales of loans, net                                        349             8,563                       8,912
      Gains on sales of other real estate owned, net                       68                 -                          68
      Other                                                               611               597                       1,208
                                                                     --------           -------         ------     --------
         TOTAL NON-INTEREST INCOME                                     16,603            11,635              -       28,238
                                                                     --------           -------         ------     --------

NON-INTEREST EXPENSES:
      Salaries and employee benefits                                   18,207            13,700                      31,907
      Net occupancy expense                                             2,507             1,632                       4,139
      Furniture and equipment expense                                   2,338             2,100                       4,438
      Other                                                            14,860            10,568                      25,428
                                                                     --------           -------         ------     --------
         TOTAL NON-INTEREST EXPENSES                                   37,912            28,000              -       65,912
                                                                     --------           -------         ------     --------

      Income before income tax expense                                 21,523             8,379              -       29,902

Income tax expense                                                      5,968             4,048                      10,016
                                                                     --------           -------         ------     --------

         NET INCOME                                                  $ 15,555           $ 4,331              -     $ 19,886
                                                                     ========           =======         ======     ========

         NET INCOME PER COMMON SHARE                                 $  1.37            $  2.58              -     $   1.25
                                                                     =======            =======         ======     ========
Weighted average common stock
and common stock equivalent shares                                     11,390             1,679              -       15,872
                                                                     ========           =======         ======     ========

               PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                         YEAR ENDED DECEMBER 31, 1995
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                     Combining    Area and Cardinal
                                                                       Area            Cardinal       Entries    Pro forma Combined
                                                                       ----            --------       -------    ------------------
INTEREST INCOME:
      Loans, including fees                                          $56,954            $43,738                         $100,692
      Interest bearing deposits with banks                                23                389                              412
      Federal funds sold                                                 388                832                            1,220
      U.S. Treasury securities and Federal agencies securities        13,059              9,776                           22,835
      Obligations of states and political subdivisions                 5,827                134                            5,961
      Other                                                              968                  -                              968
                                                                     -------            -------        ------           --------
         TOTAL INTEREST INCOME                                        77,219             54,869             -            132,088
                                                                     -------            -------        ------           --------

INTEREST EXPENSE:

      Deposits                                                        27,786             23,623                           51,409
      Borrowings                                                       9,456              3,465                           12,921
                                                                     -------            -------        ------           --------
         TOTAL INTEREST EXPENSE                                       37,242             27,088             -             64,330
                                                                     -------            -------        ------           --------

         NET INTEREST INCOME                                          39,977             27,781                           67,758


Provision for loan losses                                              2,830              1,994                            4,824
                                                                     -------            -------        ------           --------

      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES             37,147             25,787             -             62,934
                                                                     -------            -------        ------           --------

NON-INTEREST INCOME:
      Commissions and fees on fiduciary activities                     2,741                138                            2,879
      Service charges on deposit accounts                              4,552              1,218                            5,770
      Other service charges, commissions and fees                      4,391              1,219                            5,610
      Securities gains, net                                              831                308                            1,139
      Gains on sales of loans, net                                       598                372                              970
      Gains on sales of other real estate owned, net                     196                  -                              196
      Other                                                              481              1,368                            1,849
                                                                     -------            -------        ------           --------
         TOTAL NON-INTEREST INCOME                                    13,790              4,623             -             18,413
                                                                     -------            -------        ------           --------

NON-INTEREST EXPENSES:
      Salaries and employee benefits                                  16,821             13,782                           30,603
      Net occupancy expense                                            2,187              1,819                            4,006
      Furniture and equipment expense                                  2,124              1,957                            4,081
      Other                                                           14,634             11,090                           25,724
                                                                     -------            -------        ------           --------
         TOTAL NON-INTEREST EXPENSES                                  35,766             28,648             -             64,414
                                                                     -------            -------        ------           --------

      Income before income tax expense                                15,171              1,762             -             16,933

Income tax expense                                                     3,589                898                            4,487
                                                                     -------            -------        ------           --------

         NET INCOME                                                  $11,582            $   864            -            $ 12,446
                                                                     =======            =======        ======           ========

         NET INCOME PER COMMON SHARE                                 $  1.01            $   .56             -           $    .79
                                                                     =======            =======        ======           ========
Weighted average common stock
and common stock equivalent shares                                    11,428              1,547             -             15,666
                                                                     =======            =======        ======           ========

               PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                         YEAR ENDED DECEMBER 31, 1994
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                               Combining      Area and Cardinal
                                                                       AREA        Cardinal     Entries      Pro forma Combined
                                                                       ----        --------     -------      ------------------
INTEREST INCOME:

      Loans, including fees                                          $48,103       $29,922                        $ 78,025
      Interest bearing deposits with banks                                24           228                             252
      Federal funds sold                                                 457           419                             876
      U.S. Treasury securities and Federal agencies securities         9,052         7,724                          16,776
      Obligations of states and political subdivisions                 5,829           218                           6,047
      Other                                                              999             -                             999
                                                                     -------       -------       ------           --------
         TOTAL INTEREST INCOME                                        64,464        38,511            -            102,975
                                                                     -------       -------       ------           --------

INTEREST EXPENSE:

      Deposits                                                        20,561        13,777                          34,338
      Borrowings                                                       6,473         1,641                           8,114
                                                                     -------       -------       ------           --------
         TOTAL INTEREST EXPENSE                                       27,034        15,418            -             42,452
                                                                     -------       -------       ------           --------

         NET INTEREST INCOME                                          37,430        23,093                          60,523


Provision for loan losses                                              3,185         1,791                           4,976
                                                                     -------       -------       ------           --------

      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES             34,245        21,302            -             55,547
                                                                     -------       -------       ------           --------

NON-INTEREST INCOME:
      Commissions and fees on fiduciary activities                     2,262           141                           2,403
      Service charges on deposit accounts                              4,087         1,148                           5,235
      Other service charges, commissions and fees                      4,286           929                           5,215
      Securities gains, net                                               44        (1,563)                         (1,519)
      Gains on sales of loans, net                                       297           257                             554
      Gains on sales of other real estate owned, net                     905             -                             905
      Other                                                              649           362                           1,011
                                                                     -------       -------       ------           --------
         TOTAL NON-INTEREST INCOME                                    12,530         1,274            -             13,804
                                                                     -------       -------       ------           --------

NON-INTEREST EXPENSES:
      Salaries and employee benefits                                  15,155        10,660                          25,815
      Net occupancy expense                                            2,091         1,433                           3,524
      Furniture and equipment expense                                  1,728         1,357                           3,085
      Other                                                           18,796         9,879                          28,675
                                                                     -------       -------       ------           --------
         TOTAL NON-INTEREST EXPENSES                                  37,770        23,329            -             61,099
                                                                     -------       -------       ------           --------

      Income before income tax expense                                 9,005          (753)           -              8,252

Income tax expense                                                     1,493          (215)                          1,278
                                                                     -------       -------       ------           --------

         NET INCOME                                                  $ 7,512       $  (538)           -           $  6,974
                                                                     =======       =======       ======           ========

         NET INCOME PER COMMON SHARE                                 $  0.66       $  (.36)           -           $    .45
                                                                     =======       =======       ======           ========
Weighted average common stock
and common stock equivalent shares                                    11,446         1,449            -             15,552
                                                                     =======       =======       ======           ========

                       DESCRIPTION OF AREA COMMON STOCK


         Area is currently authorized to issue 16,000,000 shares of Area Common Stock, of which 11,339,640 shares were issued and outstanding at August 4, 1997. Area is authorized to issue 500,000 shares of no par value Preferred Stock, none of which is issued and outstanding as of the date of this Joint Proxy Statement/Prospectus. If the shareholders of Area approve the proposal to amend Area's Articles of Incorporation to increase the number of authorized shares of common stock from 16,000,000 to 50,000,000, Area's Articles of Incorporation will be so amended prior to the consummation of the Merger or, if the Merger is not approved, as soon after the Area Meeting as is practicable.


         Holders of Area Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of Area to pay dividends is affected by the ability of the subsidiaries of Area to pay dividends, which for the bank subsidiaries is limited by applicable regulatory requirements and capital guidelines. At March 31, 1997, under such requirements and guidelines, the subsidiaries had $6,298,000 of undivided profits legally available for the payment of dividends without regulatory approval.
See "Certain Regulatory Considerations -- Payment of Dividends."

         For a further description of Area Common Stock, see "Effect of the Merger on Rights of Stockholders."

                EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

         At the Effective Time, Cardinal shareholders will become shareholders of Area, and their rights as shareholders will be determined by Area's Articles of Incorporation (as then amended) and Bylaws. The following is a summary of the material differences in the rights of shareholders of Area and Cardinal. Both Area and Cardinal are Kentucky corporations governed by the Kentucky Act. Accordingly, there are no material differences between the rights of an Area shareholder and the rights of a Cardinal shareholder solely under the Kentucky Act. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the Kentucky Act and the Articles of Incorporation and Bylaws of each corporation.

AUTHORIZED CAPITAL STOCK


         Area. Area is currently authorized to issue 16,000,000 shares of common stock, no par value, of which 11,339,640 shares were outstanding as of the Record Date. Area is authorized to issue 500,000 shares of no par value Preferred Stock, none of which is issued and outstanding as of the date of this joint Proxy Statement/Prospectus. If the shareholders of Area approve the proposal to amend Area's Articles of Incorporation to increase the number of authorized shares of common stock from 16,000,000 to 50,000,000, Area's Articles of Incorporation will be so amended prior to the consummation of the Merger or, if the Merger is not approved, as soon after the Area Meeting as is practicable.

         Area's Articles of Incorporation provide for the issuance of preferred stock by the Board of Directors without further shareholder action in one or more series, with such rights, preferences, privileges and restrictions, including dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, amounts payable upon liquidation and the number of shares constituting any series or the designation of such series, as may be determined by the Board of Directors. If such stock is issued in the future, it will rank senior to Area Common Stock with respect to rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the corporation. The issuance of preferred stock may have the effect of delaying, deferring, discouraging or preventing a third party from acquiring a majority of the outstanding voting stock of Area or other change of control of Area without further action by the shareholders and may adversely affect voting and other rights of the holders of the common stock, including the loss of voting control to others.

         Cardinal. Cardinal is authorized to issue 5,000,000 shares of Cardinal Common Stock, no par value, of which [_________] shares were issued and outstanding as of the Record Date.

ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

         Area. Area's Bylaws do not specifically address whether shareholders may take action without a meeting. Section 271B.7-040 of the Kentucky Act provides that action required or permitted to be taken at a shareholders' meeting may be taken without a meeting by consent in writing setting forth the action to be taken and signed by those persons who would be entitled to vote at a meeting those shares having the voting power to cast not less than the minimum number (or numbers, in the case of voting by class) of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.

         Cardinal. Cardinal's Bylaws provide that any action required or permitted to be taken by Cardinal shareholders may be taken without a meeting by consent in writing setting forth the action to be taken and signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

SPECIAL MEETING OF SHAREHOLDERS

         Area. Area's Bylaws state that special meetings of the shareholders may be called at any time by the Board of Directors or the holders of not less than one-fifth of all shares entitled to vote at the meeting. Notice must be given in writing not less than 10 nor more than 50 days before the date of the meeting and must state the purpose for which the meeting is called.

         Cardinal. Cardinal's Bylaws state that special meetings of shareholders may be called at any time by the Chief Executive Officer, the President, by a majority of the directors or by the holders of not less than one-fifth of the outstanding shares of capital stock entitled to vote. Written notice of the meeting must be given not less than 10 nor more than 50 days before the date of the meeting and must state the purpose for which the meeting is called.

NUMBER OF DIRECTORS

         Area. Area's Articles of Incorporation provide that Area shall be managed by a Board of not less than five directors and that the number and qualifications of directors shall be fixed in the Bylaws. Area's Bylaws state that the Board of Directors shall consist of not less than five nor more than twelve directors. Pursuant to Section 271B.8-030 of the Kentucky Act, the number of directors may be fixed or changed from time to time within this range by the shareholders or the Board of Directors. Area's Board of Directors presently consists of nine members.

         Cardinal. Cardinal's Articles of Incorporation state that the Board of Directors shall consist of not less than one nor more than twenty directors. The Bylaws provide that the number of directors within this range may be fixed from time to time only by the Board of Directors. The Cardinal Board of Directors presently consists of seven members.

CUMULATIVE VOTING

         Area. Area's Articles of Incorporation provide that shareholders desiring to vote shares cumulatively for the election of directors, as provided in Section 207 of the Kentucky Constitution, are required to give written notice to the President or Secretary of Area not less than 72 hours prior to the scheduled time of the election. Area's Articles of Incorporation further provide that if one or more shareholders gives notice of intent to vote cumulatively, all shareholders may vote cumulatively, regardless of whether they gave timely notice. Section 207 of the Kentucky Constitution provides that in all elections of directors of any corporation, each shareholder shall have the right to cast as many votes in the aggregate as such shareholder shall be entitled to vote multiplied by the number of directors to be elected at such meeting, and such shareholder may vote the whole number of shares or distribute such votes among two or more candidates. Section 207 of the Kentucky Constitution further provides that directors may not be elected in any other manner.

         Cardinal. Cardinal's Articles of Incorporation do not specifically address the right of shareholders to vote cumulatively. Section 207 of the Kentucky Constitution, however, applies to all Kentucky corporations including Cardinal.

LIMITATIONS ON DIRECTOR LIABILITY

         Area. Area's Articles of Incorporation and Bylaws do not specifically limit the liability of directors.

         Cardinal. Cardinal's Articles of Incorporation provide that directors of Cardinal will have no personal liability to Cardinal or its shareholders for monetary damages for a breach of fiduciary duty, except for liability for: (a) any transaction in which director's personal financial interest is in conflict with the financial interest of Cardinal or its stockholders; (b) acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law; (c) distributions made in violation of the Kentucky Act; or (d) any transaction from which the director derives an improper personal benefit.

INDEMNIFICATION

         Area. Area's Articles of Incorporation state that Area will indemnify its officers and directors as provided by Section 271B.8-510 Kentucky Act.
Section 271B.8-510, as in currently in effect, provides that a corporation may indemnify its officers and directors against reasonable expenses (including attorneys' fees) incurred by them in the defense of any action, suit or proceeding to which they were made a party, or in defense of any claim, issue or matter therein, by reason of the fact that they are or were officers or directors of the corporation, to the extent that they have been successful, on the merits or otherwise, in such defense. Section 271B.8-510 also permits indemnification of a corporation's directors and officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that they are or were directors or officers of the corporation or who, while directors or officers of the corporation, are or were serving at the corporation's request as directors, officers, partners, trustees, employees or agents of another entity, if they acted in a manner they believed in good faith to be in, or not opposed to, the best interests of the corporation, or, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, if a determination has been made that they have met these standards of conduct. Such indemnification in connection with a proceeding by or in the right of the corporation, however, is limited to reasonable expenses, including attorney's fees, incurred in connection with the proceeding. The corporation may also advance expenses incurred by any director or officer in defending any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he or she is not entitled to indemnification by the corporation.

         Section 271B.8-520 of the Kentucky Act provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because such person is or was a director of the corporation against reasonable expenses incurred in connection with such proceeding.

         Cardinal. Cardinal's Articles of Incorporation (i) provide that Cardinal's directors and executive officers will be indemnified to the fullest extent authorized by the Kentucky Act and (ii) permit the Board of Directors of Cardinal to indemnify other officers, employees, and agents of Cardinal as provided in the Kentucky Act.

                                   EXPERTS

         The consolidated financial statements of Area as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference herein and in the Registration Statement by reference to Area's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1996 consolidated financial statements refers to a change in the accounting for investment securities effective January 1, 1994 to adopt the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

         The consolidated financial statements of Cardinal as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference herein and in the Registration Statement by reference to Cardinal's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1996 consolidated financial statements refers to a change in the accounting for investment securities effective January 1, 1994 to adopt the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                                   OPINIONS

         The legality of the shares of the Area Common Stock to be issued in the Merger will be passed upon by Timothy O. Shelburne, Esq., Area's general counsel. Certain income tax consequences of the Merger will be passed upon by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia. Certain matters relating to the Merger have been passed upon by Powell, Goldstein, Frazer & Murphy LLP and Hogan & Hartson L.L.P. for Area and Cardinal, respectively.

                          PROPOSAL PRESENTED TO THE
                            AREA SHAREHOLDERS ONLY

             PROPOSAL TO AMEND THE AREA ARTICLES OF INCORPORATION
         TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

         Area's Articles of Incorporation presently provide that Area is authorized to issue 16,000,000 shares of common stock having no par value. The Board of Directors has recommended that the number of authorized shares of common stock be increased from 16,000,000 to 50,000,000 shares. The additional shares of common stock for which authorization is sought would be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock now outstanding.


         As of August 4, 1997, there were 11,339,640 shares of Area Common Stock issued and outstanding. An aggregate of 20,120 shares are subject to issuance under Area stock option plans and agreements.


         The Board recommends the increase in authorized common stock to enable Area to have a sufficient number of shares of common stock available for issuance to Cardinal shareholders in the Merger. The Board of Directors anticipates that 4,365,456 shares of Area Common Stock will be issued in the Merger and that an additional 211,698 shares will be required to be reserved for issuance upon the exercise of options to purchase Area Common Stock issued in exchange for options to purchase Cardinal Common Stock in the Merger. The Board also recommends the increase to enable Area to have additional shares available for possible issuance in connection with such general corporate purposes as stock splits and stock dividends, the issuance of shares for cash to raise equity capital or conversions of convertible securities or in connection with future business acquisitions or other employee benefit plans that may be adopted in the future. The Board believes that additional authorized common stock will give Area greater flexibility and allow shares of common stock to be issued without the expense and delay of a shareholders' meeting to authorize additional shares if and when the need arises.

         If the proposed amendment is adopted, Area would be permitted to issue the authorized shares without further shareholder approval, except to the extent otherwise required by law, by a securities exchange on which the common stock is listed at the time, or by Area's Articles of Incorporation. Shareholders do not have preemptive rights to subscribe for or purchase additional shares of common stock.

         Except as described in this Joint Proxy Statement/Prospectus, Area has no current plans, agreements or arrangements for the issuance of additional common stock. The additional authorized shares would be available for issuance (subject to further shareholder approval only as noted above) at such times and for such proper corporate purposes as the Board of Directors may approve, including possible future financing and acquisition transactions. Depending upon the nature and terms thereof, such transactions could enable the Board to render more difficult or discourage an attempt to obtain control of Area. For example, the issuance of shares of common stock in a public or private sale, merger or similar transaction would increase the number of Area's outstanding shares, thereby diluting the interest of a party seeking to take over the company. Furthermore, while Area has no plans to implement such a program, other companies have issued warrants or other rights to acquire additional shares to holders of common stock to discourage or defeat unsolicited stock accumulation programs and acquisition proposals. If this proposal is adopted, more Area Common Stock would be available for such purposes than is currently available. Management currently knows of no intent or plan on the part of any persons or entity to gain control of Area and this proposal is not being recommended in response to any such intent or plan or for the purpose of inhibiting any action by any third party.

         Issuances of additional shares of common stock, depending upon their timing and circumstances, may dilute or increase earnings per share and may decrease or increase the book value per share of shares theretofore outstanding, and the percentage ownership of Area by each shareholder may be proportionately reduced as a result of a larger number of outstanding shares.

         If the Area shareholders approve the proposal to amend the Articles of Incorporation to increase the number of authorized shares of common stock, the Articles of Incorporation of Area, as in force and effect on the date hereof, will be amended by deleting Article 4A thereof in its entirety and by substituting in lieu thereof the following:

                                     "4.

         A. The Corporation shall have the authority to issue Fifty Million (50,000,000) shares of no par value common stock (the "Common Stock") and Five Hundred Thousand (500,000) shares of no par value preferred stock (the "Preferred Stock").

         THE AREA BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED IN AREA'S ARTICLES OF INCORPORATION.

                        ADJOURNMENT OF SPECIAL MEETING

         The holders of Cardinal and Area Common Stock will be asked to approve, if necessary, the adjournment of their respective Special Meetings to solicit further votes in favor of the Agreement. The proxies of shareholders voting against the Agreement may not be used by management to vote in favor of an adjournment pursuant to its discretionary authority.

                            SHAREHOLDER PROPOSALS


         Any proposal which an Area stockholder wishes to have included in the proxy materials of Area with respect to Area's 1998 Annual Meeting must be received by Area at Area's principal executive offices at 230 Frederica Street, Owensboro, Kentucky 42301 no later than December 16, 1997.

         If the Agreement is approved and adopted and the Merger is consummated, there will not be an annual meeting of Cardinal's shareholders in 1998. However, if the Merger is not consummated, Cardinal anticipates that its 1998 annual meeting will be held in May 1998. Any proposal intended to be presented by a Cardinal shareholder for inclusion in Cardinal's proxy statement for its 1998 annual meeting must be received by Cardinal at its principal executive offices no later than December 5, 1997.

                                OTHER MATTERS

         It is not expected that any matters other than those described in this Joint Proxy Statement/Prospectus will be brought before either of the Special Meetings. If any other matters are presented, however, it is the intention of the persons named in the respective proxies to vote such proxies in accordance with the determination of a majority of the Board of Directors of Cardinal or Area, as applicable, including, without limitation, a motion to adjourn or postpone the Special Meetings to another time and/or place for the purpose of soliciting additional proxies in order to approve the Agreement or otherwise.

                                   APPENDIX A



                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                           AREA BANCSHARES CORPORATION

                                       AND

                            CARDINAL BANCSHARES, INC.



                                 EXECUTION COPY

                             DATED AS OF MAY 1, 1997

                                TABLE OF CONTENTS

                                                                                                               Page
         Preamble.............................................................................................. A-7

         ARTICLE 1............................................................................................. A-7

         TRANSACTIONS AND TERMS OF MERGER...................................................................... A-7
                  1.1      Merger.............................................................................. A-7
                  1.2      Time and Place of Closing........................................................... A-7
                  1.3      Effective Time...................................................................... A-8

         ARTICLE 2............................................................................................. A-8

         TERMS OF MERGER....................................................................................... A-8
                  2.1      Articles of Incorporation........................................................... A-8
                  2.2      Bylaws.............................................................................. A-8
                  2.3      Directors and Officers.............................................................. A-8
                  2.4      Name................................................................................ A-8

         ARTICLE 3............................................................................................. A-8

         MANNER OF CONVERTING SHARES........................................................................... A-8
                  3.1      Conversion of Shares................................................................ A-8
                  3.2      Anti-Dilution Provisions............................................................ A-9
                  3.3      Shares Held by Cardinal or Area..................................................... A-9
                  3.4      Conversion of Stock Options; Restricted Stock....................................... A-9
                  3.5      Fractional Shares...................................................................A-10
                  3.6      Dissenting Shareholders.............................................................A-10

         ARTICLE 4.............................................................................................A-10

         EXCHANGE OF SHARES....................................................................................A-10
                  4.1      Exchange Procedures.................................................................A-10
                  4.2      Rights of Former Cardinal Shareholders..............................................A-11

         ARTICLE 5.............................................................................................A-12

         REPRESENTATIONS AND WARRANTIES OF CARDINAL............................................................A-12
                  5.1      Organization, Standing, and Power...................................................A-12
                  5.2      Authority; No Breach By Agreement...................................................A-12
                  5.3      Capital Stock.......................................................................A-13
                  5.4      Cardinal Subsidiaries...............................................................A-13
                  5.5      Financial Statements................................................................A-14
                  5.6      Absence of Undisclosed Liabilities..................................................A-14


                                                                                                               Page
                  5.7      Absence of Certain Changes or Events................................................A-14
                  5.8      Tax Matters.........................................................................A-15
                  5.9      Allowance for Possible Loan Losses..................................................A-15
                  5.10     Assets..............................................................................A-16
                  5.11     Environmental Matters...............................................................A-16
                  5.12     Compliance with Laws................................................................A-17
                  5.13     Labor Relations.....................................................................A-17
                  5.14     Employee Benefit Plans..............................................................A-17
                  5.15     Material Contracts..................................................................A-19
                  5.16     Legal Proceedings...................................................................A-20
                  5.17     Reports.............................................................................A-20
                  5.18     Statements True and Correct.........................................................A-20
                  5.19     Accounting, Tax and Regulatory Matters..............................................A-21
                  5.20     Charter Provisions..................................................................A-21
                  5.21     Derivatives Contracts...............................................................A-21
                  5.22     Fairness Opinion....................................................................A-21

         ARTICLE 6.............................................................................................A-22

         REPRESENTATIONS AND WARRANTIES OF AREA................................................................A-22
                  6.1      Organization, Standing, and Power...................................................A-22
                  6.2      Authority; No Breach By Agreement...................................................A-22
                  6.3      Capital Stock.......................................................................A-23
                  6.4      Area Subsidiaries...................................................................A-23
                  6.5      Financial Statements................................................................A-24
                  6.6      Absence of Undisclosed Liabilities..................................................A-24
                  6.7      Absence of Certain Changes or Events................................................A-24
                  6.8      Tax Matters.........................................................................A-25
                  6.9      Allowance for Possible Loan Losses..................................................A-25
                  6.10     Assets..............................................................................A-26
                  6.11     Environmental Matters...............................................................A-26
                  6.12     Compliance with Laws................................................................A-26
                  6.13     Labor Relations.....................................................................A-27
                  6.14     Employee Benefit Plans..............................................................A-27
                  6.15     Material Contracts..................................................................A-29
                  6.16     Legal Proceedings...................................................................A-30
                  6.17     Reports.............................................................................A-30
                  6.18     Statements True and Correct.........................................................A-30
                  6.19     Accounting, Tax and Regulatory Matters..............................................A-30
                  6.20     Charter Provisions..................................................................A-31
                  6.21     Derivatives Contracts...............................................................A-31
                  6.22     Fairness Opinion....................................................................A-31
                  6.23     Cardinal Common Stock...............................................................A-31



                                                                                                               Page
         ARTICLE 7.............................................................................................A-31

         CONDUCT OF BUSINESS PENDING CONSUMMATION..............................................................A-31
                  7.1      Affirmative Covenants of Cardinal...................................................A-31
                  7.2      Negative Covenants of Cardinal......................................................A-32
                  7.3      Affirmative Covenants of Area.......................................................A-33
                  7.4      Negative Covenants of Area..........................................................A-34
                  7.5      Adverse Changes in Condition........................................................A-35
                  7.6      Reports.............................................................................A-36

         ARTICLE 8.............................................................................................A-36

         ADDITIONAL AGREEMENTS.................................................................................A-36
                  8.1      Registration Statement; Proxy Statement; Shareholder Approval.......................A-36
                  8.2      Exchange Listing....................................................................A-37
                  8.3      Applications........................................................................A-37
                  8.4      Filings with State Offices..........................................................A-37
                  8.5      Agreement as to Efforts to Consummate...............................................A-37
                  8.6      Investigation and Confidentiality...................................................A-37
                  8.7      Press Releases......................................................................A-38
                  8.8      Acquisition Proposals...............................................................A-38
                  8.9      Accounting and Tax Treatment........................................................A-39
                  8.10     Agreement of Affiliates.............................................................A-39
                  8.11     Indemnification.....................................................................A-39
                  8.12     Certain Modifications...............................................................A-40
                  8.13     Employee Benefits and Contracts.....................................................A-40
                  8.14     Delivery to Exchange Agent..........................................................A-41

         ARTICLE 9.............................................................................................A-41

         CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.....................................................A-41
                  9.1      Conditions to Obligations of Each Party.............................................A-41
                  9.2      Conditions to Obligations of Area...................................................A-43
                  9.3      Conditions to Obligations of Cardinal...............................................A-44

         ARTICLE 10............................................................................................A-44

         TERMINATION...........................................................................................A-44
                  10.1     Termination.........................................................................A-44
                  10.2     Effect of Termination...............................................................A-46
                  10.3     Non-Survival of Representations and Covenants.......................................A-46

         ARTICLE 11............................................................................................A-46


                                                                                                               Page

         MISCELLANEOUS.........................................................................................A-46
                  11.1     Definitions.........................................................................A-46
                  11.2     Expenses............................................................................A-53
                  11.3     Brokers and Finders.................................................................A-53
                  11.4     Entire Agreement....................................................................A-54
                  11.5     Amendments..........................................................................A-54
                  11.6     Waivers.............................................................................A-54
                  11.7     Assignment..........................................................................A-54
                  11.8     Notices.............................................................................A-55
                  11.9     Governing Law.......................................................................A-56
                  11.10    Counterparts........................................................................A-56
                  11.11    Captions............................................................................A-56
                  11.12    Enforcement of Agreement............................................................A-56
                  11.13    Severability........................................................................A-56




                                LIST OF EXHIBITS

EXHIBIT NUMBER                      DESCRIPTION

         1.                         Form of Agreement of Affiliates of Cardinal.  (ss. 8.10).

         2.                         Form of Agreement of Affiliates of Area (ss. 8.10).

         3.                         Form of Claims/Indemnification Letter (ss. 9.2(d)).


                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of May 1, 1997 by and between AREA BANCSHARES CORPORATION ("Area"), a corporation organized and existing under the laws of the State of Kentucky, with its principal office located in Owensboro, Kentucky, and CARDINAL BANCSHARES, INC. ("Cardinal"), a corporation organized and existing under the laws of the State of Kentucky, with its principal office located in Lexington, Kentucky.


                                    PREAMBLE

         The Boards of Directors of Cardinal and Area are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the merger of Cardinal with a wholly-owned subsidiary of Area, with Cardinal being the surviving corporation of the merger. As a result, shareholders of Cardinal will become shareholders of Area, and each of the subsidiaries of Cardinal will continue to conduct its business and operations as a wholly-owned subsidiary of Area. The transactions described in this Agreement are subject to the approvals of the shareholders of both Area and Cardinal, the Board of Governors of the Federal Reserve System, the Kentucky Department of Financial Institutions and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall be accounted for as a "pooling of interests."

         Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:


                                    ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

         1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Area shall cause a wholly-owned subsidiary of Area ("Interim"), which will be incorporated under the laws of the State of Kentucky, to be merged with and into Cardinal in accordance with the provisions of Section 271B.11-010 of the KBCA and with the effect provided in Section 271B.11-060 of the KBCA (the "Merger"). Cardinal shall be the Surviving Corporation resulting from the Merger. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Cardinal and Area.

         1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 10:00 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than

10:00 a.m.), or at such other time as the Parties, acting through their chief executive officers may mutually agree. The place of Closing shall be at the principal offices of Area, Owensboro, Kentucky, or such other place as may be mutually agreed upon by the Parties.

         1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Kentucky (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officer of each Party, the Effective Time shall occur on the fifth business day following the last to occur of (a) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (b) the date on which the shareholders of Area approve this Agreement to the extent such approval is required by applicable Law, (c) the date on which the shareholders of Cardinal approve this Agreement to the extent such approval is required by applicable Law; or such other date as may be mutually agreed upon in writing by the chief executive officer of each Party.


                                    ARTICLE 2
                                 TERMS OF MERGER

         2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of Cardinal in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

         2.2 BYLAWS. The Bylaws of Cardinal in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

         2.3 DIRECTORS AND OFFICERS. The directors of the Surviving Corporation upon the Effective Time shall consist of the directors of Cardinal immediately prior to the Effective Time, all of whom shall serve in accordance with the Bylaws of the Surviving Corporation. The officers of the Surviving Corporation, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

         2.4 NAME. At the Effective Time of the Merger, the Surviving Corporation will continue to operate under the name "Cardinal Bancshares, Inc."


                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

         3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof the shares of the constituent corporations shall be converted as follows:

             (a) Each share of Interim capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

             (b) At the Effective Time, each share of Cardinal Common Stock (other than Dissenting Shares (defined at Section 3.6 below) or shares canceled pursuant to Section 3.3 below) shall be converted into 2.7391 shares (subject to
Section 3.5 hereof) of Area Common Stock (the "Exchange Ratio"), subject to adjustment as hereinafter provided.

         3.2 ANTI-DILUTION PROVISIONS. In the event Cardinal or Area changes the number of shares of Cardinal Common Stock or Area Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

         3.3 SHARES HELD BY CARDINAL OR AREA. Each of the shares of Cardinal Common Stock held by any Cardinal Company or by any Area Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 CONVERSION OF STOCK OPTIONS; RESTRICTED STOCK.

             (a) At the Effective Time, all rights with respect to Cardinal Common Stock pursuant to stock options ("Cardinal Options") granted by Cardinal under the Cardinal Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Area Common Stock, and Area shall assume each Cardinal Option, in accordance with the terms of the Cardinal Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Cardinal Option assumed by Area may be exercised solely for shares of Area Common Stock,
(ii) the number of shares of Area Common Stock subject to such Cardinal Option shall be equal to the number of shares of Cardinal Common Stock subject to such Cardinal Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such Cardinal Option shall be adjusted by dividing the per share exercise price under each such Cardinal Option by the Exchange Ratio and rounding down to the nearest cent. Notwithstanding the provisions of clause (ii) of the preceding sentence, Area shall not be obligated to issue any fraction of a share of Area Common Stock upon exercise of a Cardinal Option, and any fraction of a share of Area Common Stock that would otherwise be subject to a converted Cardinal Option shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the "Market Value" of one share of Area Common Stock and the per share exercise price of such Option. The "Market Value" of one share of Area Common Stock shall be the last sales price of such common stock on Nasdaq, or such other exchange or market system on which Area Common Stock is then traded, (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Area) on the last trading day preceding the date of exercise. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option." Cardinal and Area agree to take all necessary steps to effect the provisions of this Section 3.4.

             (b) All restrictions or limitations on transfer with respect to Cardinal Common Stock awarded under the Cardinal Stock Plans or any other plan, program or arrangement of any Cardinal Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program or arrangement, shall remain in full force and effect with respect to shares of Area Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

         3.5 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of Cardinal Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Area Common Stock (after taking into account all certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount equal to such fractional part of a share of Area Common Stock multiplied by the Market Value of one share of Area Common Stock. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

         3.6 DISSENTING SHAREHOLDERS. Any holder of shares of Cardinal Common Stock ("Dissenting Shares") or Area Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Subtitle 271B.13 of the KBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the KBCA and surrendered to Cardinal or Area, as the case may be, the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Cardinal or Area, as the case may be, fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Area shall issue and deliver the consideration to which such holder of shares of Cardinal Common Stock or Area Common Stock, as the case may be, is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Cardinal Common Stock or Area Common Stock, as the case may be, held by such holder.


                                    ARTICLE 4
                               EXCHANGE OF SHARES

         4.1 EXCHANGE PROCEDURES. Unless the parties otherwise agree, within three business days after the Effective Time, Area shall cause a qualified exchange agent (the "Exchange Agent") to mail to the former holders of Cardinal Common Stock appropriate transmittal materials which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Cardinal Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent. After the Effective Time, each holder of shares of Cardinal Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights have been perfected as provided in Section 3.6 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of Cardinal Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Area Common Stock to which such holder may otherwise be entitled (without interest). The Exchange Agent shall not be obligated to deliver the consideration to which any former holder of Cardinal Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of Cardinal Common Stock for exchange as provided in this Section
4.1. The certificate or certificates of Cardinal Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, Area shall not be liable to a holder of Cardinal Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law. The term of the Exchange Agent shall be not less than 9 months.

         4.2 RIGHTS OF FORMER CARDINAL SHAREHOLDERS. At the Effective Time, the stock transfer books of Cardinal shall be closed as to holders of Cardinal Common Stock immediately prior to the Effective Time and no transfer of Cardinal Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Cardinal Common Stock (other than shares to be canceled pursuant to Section 3.3 or as to which dissenters' rights have been perfected as provided in Section 3.6 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former holders of record of Cardinal Common Stock shall be entitled to vote after the Effective Time at any meeting of Area shareholders the number of whole shares of Area Common Stock into which their respective shares of Cardinal Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Cardinal Common Stock for certificates representing Area Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Area on Area Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Area Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Cardinal Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Cardinal Common Stock certificate, both the Area Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.



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                                    ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF CARDINAL

         Cardinal hereby represents and warrants to Area as follows:

         5.1 ORGANIZATION, STANDING, AND POWER. Cardinal is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Kentucky and is duly registered as a bank holding company under the BHC Act. Cardinal has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Cardinal is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cardinal.

         5.2     AUTHORITY; NO BREACH BY AGREEMENT.

                 (a) Cardinal has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Cardinal, subject to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of Cardinal Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Cardinal. Subject to such requisite shareholder approval and any approvals required of Regulatory Authorities, this Agreement represents a legal, valid and binding obligation of Cardinal, enforceable against Cardinal in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                 (b) Neither the execution and delivery of this Agreement by Cardinal, nor the consummation by Cardinal of the transactions contemplated hereby, nor compliance by Cardinal with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Cardinal's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Cardinal Company under, any Contract or Permit of any Cardinal Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cardinal, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1 (b) of this Agreement, violate any Law or Order applicable to any Cardinal Company or any of their respective Assets.

                 (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than

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Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cardinal, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Cardinal of the Merger and the other transactions contemplated in this Agreement.

         5.3      CAPITAL STOCK.

                  (a) The authorized capital stock of Cardinal consists of 5,000,000 shares of Cardinal Common Stock, of which 1,593,757 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Cardinal are duly and validly issued and outstanding and are fully paid and nonassessable under the KBCA. None of the outstanding shares of capital stock of Cardinal has been issued in violation of any preemptive rights of the current or past shareholders of Cardinal. Cardinal has reserved 220,619 shares of Cardinal Common Stock for issuance under the Cardinal Stock Plans, pursuant to which options to purchase not more than 211,698 shares of Cardinal Common Stock are outstanding as of the date of this Agreement and at the Effective Time.

                  (b) Except as set forth in Section 5.3(a) of this Agreement, or as disclosed in Section 5.3 of the Cardinal Disclosure Memorandum, there are no shares of capital stock or other equity securities of Cardinal outstanding and no outstanding Rights relating to the capital stock of Cardinal.

         5.4 CARDINAL SUBSIDIARIES. Cardinal has disclosed in Section 5.4 of the Cardinal Disclosure Memorandum all of the Cardinal Subsidiaries as of the date of this Agreement. Except as disclosed in Section 5.4 of the Cardinal Disclosure Memorandum, Cardinal or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Cardinal Subsidiary. No equity securities of any Cardinal Subsidiary are or may become required to be issued (other than to another Cardinal Company) by reason of any Rights, and there are no Contracts by which any Cardinal Subsidiary is bound to issue (other than to another Cardinal Company) additional shares of its capital stock or Rights, or by which any Cardinal Company is or may be bound to transfer any shares of the capital stock of any Cardinal Subsidiary (other than to another Cardinal Company), and there are no Contracts by which any Cardinal Company is bound to issue (other than to another Cardinal Company) additional shares of its capital stock. There are no Contracts relating to the rights of any Cardinal Company to vote or to dispose of any shares of the capital stock of any Cardinal Subsidiary. All of the shares of capital stock of each Cardinal Subsidiary held by a Cardinal Company are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Cardinal Company free and clear of any Lien. Each Cardinal Subsidiary is either a bank, a trust company, a savings association or a corporation and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Cardinal Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or

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licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cardinal. Each Cardinal Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured to applicable limits by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

         5.5 FINANCIAL STATEMENTS. Cardinal has included in Section 5.5 of the Cardinal Disclosure Memorandum copies of all Cardinal Financial Statements for the periods ended on or before December 31, 1996 and will deliver to Area copies of all Cardinal Financial Statements prepared subsequent to the date hereof. The Cardinal Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of the Cardinal Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the Cardinal Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the Cardinal Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect).

         5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Cardinal Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cardinal except Liabilities which are reflected or otherwise accrued or reserved against in the consolidated balance sheets of Cardinal as of December 31, 1996, included in the Cardinal Financial Statements or reflected in the notes thereto. No Cardinal Company has incurred or paid any Liability since December 31, 1996, except for such Liabilities reflected or otherwise accrued or reserved against in the Cardinal Financial Statements, or as may have been incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cardinal.

         5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1996, except as disclosed in SEC Documents filed by Cardinal prior to the date of this Agreement or in Section 5.7 of the Cardinal Disclosure Memorandum, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cardinal, and (b) the Cardinal Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Cardinal provided in Article 7 of this Agreement.


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



         5.8      TAX MATTERS.

                  (a) All Tax returns required to be filed by or on behalf of any of the Cardinal Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Cardinal and all returns filed are complete and accurate in all material respects to the Knowledge of Cardinal. All Taxes shown as due on filed returns have been paid. There is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Cardinal, except as reserved against in the Cardinal Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8(a) of the Cardinal Disclosure Memorandum. All material Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                  (b) Except as disclosed in Section 5.8(b) of the Cardinal Disclosure Memorandum, none of the Cardinal Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any Cardinal Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cardinal.

                  (c) Adequate provision for any Taxes due or to become due for any of the Cardinal Companies for the period or periods through and including the date of the respective Cardinal Financial Statements has been made and is reflected on such Cardinal Financial Statements.

                  (d) Deferred Taxes of the Cardinal Companies have been provided for in accordance with GAAP.

                  (e) Each of the Cardinal Companies is in compliance in all material respects with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cardinal.

         5.9 ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheets of Cardinal included in the most recent Cardinal Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Cardinal included in the Cardinal Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Cardinal Companies and other extensions of credit (including letters of credit and

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



commitments to make loans or extend credit) by the Cardinal Companies as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Cardinal.

         5.10 ASSETS. Except as disclosed in Section 5.10 of the Cardinal Disclosure Memorandum or as disclosed or reserved against in the Cardinal Financial Statements, the Cardinal Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All material tangible properties used in the businesses of the Cardinal Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Cardinal's past practices. All Assets which are material to Cardinal's business on a consolidated basis, held under leases or subleases by any of the Cardinal Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the Cardinal Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the Cardinal Companies is a named insured are reasonably sufficient. The Assets of the Cardinal Companies include all assets required to operate the business of the Cardinal Companies as presently conducted.

         5.11     ENVIRONMENTAL MATTERS.

                  (a) Except as disclosed in Section 5.11(a) of the Cardinal Disclosure Memorandum, to the Knowledge of Cardinal, each Cardinal Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cardinal.

                  (b) To the Knowledge of Cardinal, there is no Litigation pending or threatened before any court, governmental agency or authority or other forum in which any Cardinal Company or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any Cardinal Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cardinal and to the Knowledge of Cardinal, there is no reasonable basis for any such Litigation.

                  (c) To the Knowledge of Cardinal, there have been no releases of Hazardous Material or oil in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cardinal.


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



         5.12 COMPLIANCE WITH LAWS. Each Cardinal Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cardinal, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cardinal. Except as disclosed in
Section 5.12 of the Cardinal Disclosure Memorandum, no Cardinal Company:

                  (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cardinal; and

                  (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Cardinal Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cardinal,
(ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cardinal, or (iii) requiring any Cardinal Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         5.13 LABOR RELATIONS. No Cardinal Company is the subject of any Litigation asserting that it or any other Cardinal Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Cardinal Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any Cardinal Company, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving any Cardinal Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         5.14     EMPLOYEE BENEFIT PLANS.

                  (a) Cardinal has disclosed in Section 5.14 of the Cardinal Disclosure Memorandum and delivered or made available to Area prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Cardinal Company or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees,

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



retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Cardinal Benefit Plans"). Any of the Cardinal Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Cardinal ERISA Plan."

                  (b) Except as to those plans disclosed in Section 5.14(b) of the Cardinal Disclosure Memorandum as tax-qualified Cardinal ERISA Plans (the "Cardinal Qualified Plans"), no Cardinal Company maintains or previously maintained during the six years preceding the date of this Agreement a Cardinal Plan which meets or was intended to meet the requirements of Code Section 401(a). The Internal Revenue Service has issued favorable determination letters to the effect that each Cardinal Qualified Plan qualifies under Code Section 401(a) and that any related trust is exempt from taxation under Code Section 501(a), and such determination letters remain in effect and have not been revoked. Copies of the most recent determination letters and any outstanding requests for a determination letter with respect to each Cardinal Qualified Plan have been delivered or made available to Area. Except as disclosed in Section 5.14(b) of the Cardinal Disclosure Memorandum, no Cardinal Qualified Plan has been amended since the issuance of each respective determination letter. The Cardinal Qualified Plans currently comply in form with the requirements under Code Section 401(a), other than changes required by statutes, regulations and rulings for which amendments are not yet required. No issue concerning qualification of the Cardinal Qualified Plans is pending before or is threatened by the Internal Revenue Service. The Cardinal Qualified Plans have been administered according to their terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the Cardinal Qualified Plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and in accordance with the requirements of Code Section 401(a). No Cardinal Company, any ERISA Affiliate or any fiduciary of any Cardinal Qualified Plan has done anything that would adversely affect the qualified status of the Cardinal Qualified Plans or the related trusts. Any Cardinal Qualified Plan which is required to satisfy Code Section 401(k)(3) and 401(m)(2) has been tested for compliance with, and has satisfied the requirements of, Code Section 401(k)(3) and 401(m)(2) for each plan year ending prior to the date of this Agreement.

                  (c) All Cardinal Benefit Plans are in compliance in all material respects with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cardinal. To the Knowledge of Cardinal, no Cardinal Company nor any other party has engaged in a transaction with respect to any Cardinal Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Cardinal Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cardinal.

                  (d) Neither Cardinal nor any ERISA Affiliate of Cardinal maintains or has during the six years preceding the date of this Agreement maintained an "employee benefit pension plan," within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA.


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



                  (e) Neither Cardinal nor any ERISA Affiliate of Cardinal has any past, present or future obligation or liability to contribute to any multi-employer plan, as defined in Section 3(37) of ERISA.

                  (f) Except as disclosed in Section 5.14(f) of the Cardinal Disclosure Memorandum, (i) no Cardinal Company has any obligations for retiree health and life benefits under any of the Cardinal Benefit Plans and (ii) there are no restrictions on the rights of such Cardinal Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on Cardinal, other than for benefits accrued before the date of such termination or amendment.

                  (g) Except as disclosed in Section 5.14(g) of the Cardinal Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any Cardinal Company from any Cardinal Company under any Cardinal Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Cardinal Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                  (h) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Cardinal Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, have been reflected on the Cardinal Financial Statements to the extent required by and in accordance with GAAP.

                  (i) Cardinal and each ERISA Affiliate of Cardinal has complied in all material respects with applicable continuation of coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608.

                  (j) Except as disclosed in Section 5.14(j) of the Cardinal Disclosure Memorandum, neither Cardinal nor any ERISA Affiliate of Cardinal is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Section 280G(b) of the Internal Revenue Code (determined without regard to Section 280G(b)(2)(A)(ii) of the Internal Revenue Code).

                  (k) Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or threatened against any Cardinal Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any Cardinal Benefit Plan or against the assets of any Cardinal Benefit Plan.

         5.15 MATERIAL CONTRACTS. Except as disclosed in Section 5.15 of the Cardinal Disclosure Memorandum or otherwise reflected in the Cardinal Financial Statements, none of the Cardinal Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting

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or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, excluding "at will" employment arrangements,
(b) any Contract relating to the borrowing of money by any Cardinal Company or the guarantee by any Cardinal Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (c) any Contracts between or among Cardinal Companies, and (d) any other Contract (excluding this Agreement) or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Cardinal with the SEC as of the date of this Agreement that has not been filed as an exhibit to Cardinal's Form 10-K filed for the fiscal year ended December 31, 1996, or in an SEC Document and identified to Area (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "Cardinal Contracts"). None of the Cardinal Companies is in Default under any Cardinal Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cardinal. Except as to FHLB advances, all of the indebtedness of any Cardinal Company for money borrowed is prepayable at any time by such Cardinal Company without penalty or premium.

         5.16 LEGAL PROCEEDINGS. Except as disclosed in Section 5.16 of the Cardinal Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Cardinal, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Cardinal Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cardinal, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Cardinal Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cardinal.

         5.17 REPORTS. Since January 1, 1994, each Cardinal Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (b) the Regulatory Authorities, and (c) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cardinal). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document to Cardinal's Knowledge did not, in any material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         5.18 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any Cardinal Company to Area pursuant to this Agreement contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Cardinal Company for inclusion in the Registration Statement to be filed by Area with the SEC will, when the Registration

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Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Cardinal Company for inclusion in the Proxy Statement to be mailed to Cardinal's shareholders in connection with the Cardinal Shareholders' Meeting, and any other documents to be filed by any Cardinal Company with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Cardinal, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Cardinal Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Cardinal Shareholders' Meeting. All documents that any Cardinal Company is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         5.19 ACCOUNTING, TAX AND REGULATORY MATTERS. No Cardinal Company or, to the Knowledge of Cardinal, any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of Cardinal, there exists no fact, circumstance, or reason attributable to Cardinal why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

         5.20 CHARTER PROVISIONS. Each Cardinal Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any Cardinal Company or restrict or impair the ability of Area to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Cardinal Company that may be acquired or controlled by it.

         5.21 DERIVATIVES CONTRACTS. Except as set forth in Section 5.21 of the Cardinal Disclosure Memorandum, neither Cardinal nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).

         5.22 FAIRNESS OPINION. Cardinal has received an opinion from Professional Bank Services, Inc. ("PBS") to the effect that, in its opinion, the consideration to be paid to the shareholders hereunder is fair to such shareholders from a financial point of view (the "PBS Fairness Opinion"), and PBS has consented to the inclusion of the PBS Fairness Opinion in the Registration Statement.

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





                                    ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF AREA

         Area hereby represents and warrants to Cardinal as follows:

         6.1 ORGANIZATION, STANDING, AND POWER. Area is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Kentucky, and is duly registered as a bank holding company under the BHC Act. Area has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Area is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Area.

         6.2      AUTHORITY; NO BREACH BY AGREEMENT.

                  (a) Area has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Area, subject to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding Area Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Area. Subject to such requisite shareholder approval and any approvals required of Regulatory Authorities, this Agreement represents a legal, valid and binding obligation of Area, enforceable against Area in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Subject to approval by the shareholders of Area of an increase in the authorized shares of Area Common Stock referred to at Section 6.3(a) below, Area has reserved for issuance up to 4,750,983 shares of Area Common Stock for consummation of the Merger and for issuance pursuant to Cardinal Options.

                  (b) Neither the execution and delivery of this Agreement by Area, nor the consummation by Area of the transactions contemplated hereby, nor compliance by Area with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Area's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Area Company under, any Contract or Permit of any Area Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Area, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Area Company or any of their respective Assets.


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



                  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Area, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Area of the Merger and the other transactions contemplated in this Agreement.

         6.3      CAPITAL STOCK.

                  (a) The authorized capital stock of Area consists of (i) 16,000,000 shares of Area Common Stock, of which 11,303,048 shares were issued and outstanding as of the date of this Agreement and (ii) 500,000 shares of preferred stock, no par value, none of which is issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Area Common Stock are, and all of the shares of Area Common Stock to be issued in exchange for shares of Cardinal Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the KBCA. Subject to approval by a majority of the issued and outstanding shares of Area Common Stock, the board of directors of Area has approved an amendment to Area's Articles of Incorporation to increase the number of authorized shares of Area Common Stock to 50,000,000. None of the outstanding shares of Area Common Stock has been, and none of the shares of Area Common Stock to be issued in exchange for shares of Cardinal Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Area. Area has reserved 97,313 shares of Area Common Stock for issuance under the Area Stock Plans, pursuant to which options to purchase not more than 22,932 shares of Area Common Stock are outstanding as of the date of this Agreement and at the Effective Time.

                  (b) Except as set forth in Section 6.3(a) of this Agreement, or as disclosed in Section 6.3(b) of the Area Disclosure Memorandum, there are no shares of capital stock or other equity securities of Area outstanding and no outstanding Rights relating to the capital stock of Area.

         6.4 AREA SUBSIDIARIES. Area has disclosed in Section 6.4 of the Area Disclosure Memorandum all of the Area Subsidiaries as of the date of this Agreement. Except as disclosed in Section 6.4 of the Area Disclosure Memorandum, Area or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Area Subsidiary. No equity securities of any Area Subsidiary are or may become required to be issued (other than to another Area Company) by reason of any Rights, and there are no Contracts by which any Area Subsidiary is bound to issue (other than to another Area Company) additional shares of its capital stock or Rights, or by which any Area Company is or may be bound to transfer any shares of the capital stock of any Area Subsidiary (other than to another Area Company), and there are no Contracts by which any Area Company is bound to issue (other than to another Area Company) additional shares of its capital stock. There are no Contracts relating to the rights of any Area Company to vote or to dispose of any shares of the capital stock of any Area Subsidiary. All of the shares of capital stock of each Area Subsidiary held by a Area Company are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Area Company free and clear of any Lien. Each Area Subsidiary is either a bank, a trust company, a savings association or a corporation and is duly organized, validly existing, and (as to corporations)

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



in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Area Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Area. Each Area Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured to applicable limits by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

         6.5 FINANCIAL STATEMENTS. Area has included in Section 6.5 of the Area Disclosure Memorandum copies of all Area Financial Statements for the periods ended on or before December 31, 1996 and will deliver to Cardinal copies of all Area Financial Statements prepared subsequent to the date hereof. The Area Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of the Area Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the Area Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the Area Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect).

         6.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Area Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Area, except Liabilities which are reflected or otherwise accrued or reserved against in the consolidated balance sheets of Area as of December 31, 1996, included in the Area Financial Statements or reflected in the notes thereto. No Area Company has incurred or paid any Liability since December 31, 1996, except for such Liabilities reflected or otherwise accrued or reserved against in the Area Financial Statements, or as may have been incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Area.

         6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1996, except as disclosed in SEC Documents filed by Area prior to the date of this Agreement or in Section 6.7 of the Area Disclosure Memorandum, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Area, and (b) the Area Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Area provided in Article 7 of this Agreement.



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



         6.8      TAX MATTERS.

                  (a) All Tax returns required to be filed by or on behalf of any of the Area Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Area, and all returns filed are complete and accurate in all material respects to the Knowledge of Area. All Taxes shown as due on filed returns have been paid. There is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Area, except as reserved against in the Area Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.8(a) of the Area Disclosure Memorandum. All material Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                  (b) Except as disclosed in Section 6.8(b) of the Area Disclosure Memorandum none of the Area Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any Area Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Area.

                  (c) Adequate provision for any Taxes due or to become due for any of the Area Companies for the period or periods through and including the date of the respective Area Financial Statements has been made and is reflected on such Area Financial Statements.

                  (d) Deferred Taxes of the Area Companies have been provided for in accordance with GAAP.

                  (e) Each of the Area Companies is in compliance in all material respects with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Area.

         6.9 ALLOWANCE FOR POSSIBLE LOAN LOSSES. The Allowance shown on the consolidated balance sheets of Area included in the most recent Area Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Area included in the Area Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Area Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Area Companies as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Area.


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



         6.10 ASSETS. Except as disclosed in Section 6.10 of the Area Disclosure Memorandum or as disclosed or reserved against in the Area
Financial Statements, the Area Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the Area Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Area's past practices. All Assets which are material to Area's business on a consolidated basis, held under leases or subleases by any of the Area Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the Area Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the Area Companies is a named insured are reasonably sufficient. The Assets of the Area Companies include all assets required to operate the business of the Area Companies as presently conducted.

         6.11     ENVIRONMENTAL MATTERS.

                  (a) Except as disclosed in Section 6.11(a) of the Area Disclosure Memorandum, to the Knowledge of Area, each Area Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Area.

                  (b) To the Knowledge of Area, there is no Litigation pending or threatened before any court, governmental agency or authority or other forum in which any Area Company or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any Area Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Area and to the Knowledge of Area, there is no reasonable basis for any such Litigation.

                  (c) To the Knowledge of Area, there have been no releases of Hazardous Material or oil in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Area.

         6.12 COMPLIANCE WITH LAWS. Each Area Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Area, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Area. Except as disclosed in Section 6.12 of the Area Disclosure Memorandum, no Area Company:


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                  (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Area; and

                  (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Area Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Area, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Area, or
(iii) requiring any Area Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         6.13 LABOR RELATIONS. No Area Company is the subject of any Litigation asserting that it or any other Area Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Area Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any Area Company, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving any Area Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         6.14     EMPLOYEE BENEFIT PLANS.

                  (a) Area has disclosed in Section 6.14 of the Area Disclosure Memorandum and delivered or made available to Cardinal prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Area Company or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Area Benefit Plans"). Any of the Area Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Area ERISA Plan."

                  (b) Except as to those plans disclosed in Section 6.14(b) of the Area Disclosure Memorandum as tax-qualified Area ERISA Plans (the "Area Qualified Plans"), no Area Company maintains or previously maintained during the six years preceding the date of this Agreement an Area Plan which meets or was intended to meet the requirements of Code Section 401(a). The Internal Revenue Service has issued favorable determination letters to the effect that each Area Qualified Plan qualifies under Code Section 401(a) and that any related trust is exempt from taxation under Code Section 501(a), and such determination letters remain in effect and have not been revoked. Copies

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



of the most recent determination letters and any outstanding requests for a determination letter with respect to each Area Qualified Plan have been delivered or made available to Cardinal. Except as disclosed in Section 6.14(b) of the Area Disclosure Memorandum, no Area Qualified Plan has been amended since the issuance of each respective determination letter. The Area Qualified Plans currently comply in form with the requirements under Code Section 401(a), other than changes required by statutes, regulations and rulings for which amendments are not yet required. No issue concerning qualification of the Area Qualified Plans is pending before or is threatened by the Internal Revenue Service. The Area Qualified Plans have been administered according to their terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the Area Qualified Plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and in accordance with the requirements of Code Section 401(a). No Area Company, any ERISA Affiliate or any fiduciary of any Area Qualified Plan has done anything that would adversely affect the qualified status of the Area Qualified Plans or the related trusts. Any Area Qualified Plan which is required to satisfy Code
Section 401(k)(3) and 401(m)(2) has been tested for compliance with, and has satisfied the requirements of, Code Section 401(k)(3) and 401(m)(2) for each plan year ending prior to the date of this Agreement.

                  (c) All Area Benefit Plans are in compliance in all material respects with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Area. To the Knowledge of Area, no Area Company nor any other party has engaged in a transaction with respect to any Area Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Area Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Area.

                  (d) Neither Area nor any ERISA Affiliate of Area maintains or has during the six years preceding the date of this Agreement maintained an "employee benefit pension plan," within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

                  (e) Neither Area nor any ERISA Affiliate of Area has any past, present or future obligation or liability to contribute to any multi-employer plan, as defined in Section 3(37) of ERISA.

                  (f) Except as disclosed in Section 6.14(f) of the Area Disclosure Memorandum, (i) no Area Company has any obligations for retiree health and life benefits under any of the Area Benefit Plans and (ii) there are no restrictions on the rights of such Area Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on Area, other than for benefits accrued before the date of such termination or amendment.

                  (g) Except as disclosed in Section 6.14(g) of the Area Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any Area Company from any Area Company under any Area Benefit Plan or otherwise,

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



(ii) increase any benefits otherwise payable under any Area Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit.

                  (h) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Area Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, have been reflected on the Area Financial Statements to the extent required by and in accordance with GAAP.

                  (i) Area and each ERISA Affiliate of Area has complied in all material respects with applicable continuation of coverage requirements of
Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608.

                  (j) Except as disclosed in Section 6.14(j) of the Area Disclosure Memorandum, neither Area nor any ERISA Affiliate of Area is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Section 280G(b) of the Internal Revenue Code (determined without regard to Section 280G(b)(2)(A)(ii) of the Internal Revenue Code).

                  (k) Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or threatened against any Area Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any Area Benefit Plan or against the assets of any Area Benefit Plan.

         6.15 MATERIAL CONTRACTS. Except as disclosed in Section 6.15 of the Area Disclosure Memorandum or otherwise reflected in the Area Financial Statements, none of the Area Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, excluding "at will" employment arrangements,
(b) any Contract relating to the borrowing of money by any Area Company or the guarantee by any Area Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (c) any Contracts between or among Area Companies, and (d) any other Contract (excluding this Agreement) or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Area with the SEC as of the date of this Agreement that has not been filed as an exhibit to Area's Form 10-K filed for the fiscal year ended December 31, 1996, or in an SEC Document and identified to Area (together with all Contracts referred to in Sections 6.10 and 6.14(a) of this Agreement, the "Area Contracts"). None of the Area Companies is in Default under any Area Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Area. Except as to FHLB advances, all of the indebtedness of any Area Company for money borrowed is prepayable at any time by such Area Company without penalty or premium.


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         6.16 LEGAL PROCEEDINGS. Except as disclosed in Section 6.16 of the Area
Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Area, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Area Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Area, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Area Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Area.

         6.17 REPORTS. Except as disclosed in Section 6.17 of the Area Disclosure Memorandum, since January 1, 1994, each Area Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (b) other Regulatory Authorities, and (c) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Area). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document to Area's Knowledge did not, in any material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         6.18 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any Area Company to Cardinal pursuant to this Agreement contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Area Company for inclusion in the Registration Statement to be filed by Area with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Area Company for inclusion in the Proxy Statement to be mailed to Area's shareholders in connection with the Area Shareholders' Meeting, and any other documents to be filed by any Area Company with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Area, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Area Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Area Shareholders' Meeting. All documents that any Area Company is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         6.19 ACCOUNTING, TAX AND REGULATORY MATTERS. No Area Company or, to the Knowledge of Area, any Affiliate thereof has taken any action, or agreed to take any action, or has any

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Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of Area, there exists no fact, circumstance, or reason attributable to Area why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

         6.20 CHARTER PROVISIONS. Each Area Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any Area Company or restrict or impair the ability of Area to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Area Company that may be acquired or controlled by it.

         6.21 DERIVATIVES CONTRACTS. Neither Area nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).

         6.22 FAIRNESS OPINION. Area has received an opinion from The Bank Advisory Group, Inc. ("BAG") that, in its opinion, the consideration to be paid by Area to shareholders of Cardinal hereunder is fair to Area from a financial point of view (the "BAG Fairness Opinion"), and BAG has consented to the conclusion of the BAG Fairness Opinion in the Registration Statement.

         6.23 CARDINAL COMMON STOCK. Area owns of record 78,450 shares of Cardinal Common Stock.


                                    ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         7.1 AFFIRMATIVE COVENANTS OF CARDINAL. Unless the prior written consent of Area shall have been obtained, and except as otherwise contemplated herein, Cardinal shall, and shall cause each of its Subsidiaries, from the date of this Agreement until the Effective Time or termination of this Agreement: (a) to operate its business in the usual, regular and ordinary course; (b) to preserve intact its business organization and Assets and maintain its rights and franchises; (c) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) to take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement.


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         7.2      NEGATIVE COVENANTS OF CARDINAL. Except as contemplated
hereby , from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Cardinal covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of Area, which consent shall not be unreasonably withheld:

                  (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any Cardinal Company, or

                  (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Cardinal Company to another Cardinal Company) in excess of an aggregate of $100,000 (for the Cardinal Companies on a consolidated basis) except in the ordinary course of the business of Cardinal Companies consistent with past practices (which shall include, for Cardinal, advances against its line of credit consistent with past practices, and for any of its Subsidiaries, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any Cardinal Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, Federal Home Loan Bank advances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Cardinal Disclosure Memorandum); or

                  (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Cardinal Company, or declare or pay any dividend or make any other distribution in respect of Cardinal's Common Stock; provided that Cardinal may (to the extent legally and contractually permitted to do so) continue to pay its regular quarterly cash dividend of up to $.20 per share; it being understood that the parties hereto intend for Cardinal shareholders to receive an amount equal to their regular quarterly cash dividends as to any fiscal quarter which is at least half completed prior to the Effective Time; or

                  (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the Cardinal Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of or enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of Cardinal Common Stock or any other capital stock of any Cardinal Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

                  (e) adjust, split, combine or reclassify any capital stock of any Cardinal Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Cardinal Capital Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Cardinal Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Cardinal Company) or (ii) any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

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




                  (f) except for purchases of U.S. Treasury securities, U.S. Government agency securities or mortgage-backed securities of maturity or grade consistent with past practices, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned Cardinal Subsidiary; or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by a Cardinal Subsidiary in its fiduciary capacity; or

                  (g) grant any increase in compensation or benefits to the employees or officers of any Cardinal Company (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice or previously approved by the Board of Directors of Cardinal, in each case as disclosed in Section 7.2(g) of the Cardinal Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the Cardinal Disclosure Memorandum; enter into or amend any severance agreements with officers of any Cardinal Company; grant any increase in fees or other increases in compensation or other benefits to directors of any Cardinal Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

                  (h) enter into or amend any employment Contract between any Cardinal Company and any Person (unless such amendment is required by Law) that the Cardinal Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                  (i) adopt any new employee benefit plan of any Cardinal Company or make any material change in or to any existing employee benefit plans of any Cardinal Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

                  (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                  (k) settle any Litigation involving any Liability of any Cardinal Company for money damages in excess of $50,000 or material restrictions upon the operations of any Cardinal Company; or

                  (l) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.

         7.3 AFFIRMATIVE COVENANTS OF AREA. Unless the prior written consent of Cardinal shall have been obtained, and except as otherwise contemplated herein, (a) Area shall, and shall cause each of its Subsidiaries, from the date of this Agreement until the Effective Time or termination of this
Agreement: (i) to operate its business in the usual, regular and ordinary course; (ii) to preserve intact its business organization and Assets and maintain its rights and franchises; (iii) to use its reasonable efforts to cause its representations and warranties to be correct at all times; (iv) to take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type

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



referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (B) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement; and (b) Area shall cause Interim to be organized as a Kentucky corporation wholly-owned by Area, shall cause Interim to execute an agreement of merger and any related documents with Cardinal in a form to be mutually agreed upon by the Parties hereto, and shall vote all of the issued and outstanding shares of Interim common stock held by Area in favor of the Merger.

         7.4 NEGATIVE COVENANTS OF AREA. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Area covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of Cardinal, which consent shall not be unreasonably withheld:

                  (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any Area Company, or

                  (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Area Company to another Area Company) in excess of an aggregate of $100,000 (for the Area Companies on a consolidated basis) except in the ordinary course of the business of Area Companies consistent with past practices (which shall include, for any of its Subsidiaries, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any Area Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, Federal Home Loan Bank advances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Area Disclosure Memorandum); or

                  (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Area Company, or declare or pay any dividend or make any other distribution in respect of Area's Common Stock; provided, however, that Area may (to the extent legally and contractually permitted to do so) continue to pay its regular quarterly cash dividends of up to $.04 per share; or

                  (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.4(d) of the Area Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of or enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of Area Common Stock or any other capital stock of any Area Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

                  (e) adjust, split, combine or reclassify any capital stock of any Area Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Area Capital Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any

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



shares of capital stock of any Area Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Area Company) or (ii) any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

                  (f) except for purchases of U.S. Treasury securities, U.S. Government agency securities or mortgage-backed securities of maturity or grade consistent with past practices, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned Area Subsidiary; or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by an Area Subsidiary in its fiduciary capacity; or

                  (g) grant any increase in compensation or benefits to the employees or officers of any Area Company (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice or previously approved by the Board of Directors of Area, in each case as disclosed in Section 7.4(g) of the Area Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.4(g) of the Area Disclosure Memorandum; enter into or amend any severance agreements with officers of any Area Company; grant any increase in fees or other increases in compensation or other benefits to directors of any Area Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

                  (h) enter into or amend any employment Contract between any Area Company and any Person (unless such amendment is required by Law) that the Area Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                  (i) adopt any new employee benefit plan of any Area Company or make any material change in or to any existing employee benefit plans of any Area Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

                  (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                  (k) settle any Litigation involving any Liability of any Area Company for money damages in excess of $50,000 or material restrictions upon the operations of any Area Company, except as disclosed in Section 7.14(k) of the Area Disclosure Memorandum; or

                  (l) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.

         7.5 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or

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



circumstance relating to it or any of its Subsidiaries which (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

         7.6 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all non-confidential portions of such reports promptly after the same are filed.


                                    ARTICLE 8
                              ADDITIONAL AGREEMENTS

         8.1      REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL.

                  (a) As soon as practicable after execution of this Agreement, Area shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Area Common Stock upon consummation of the Merger. Cardinal shall furnish all information concerning it and the holders of its capital stock as Area may reasonably request in connection with such action.

                  (b) Both Area and Cardinal shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as Area or Cardinal, as the case may be, deems appropriate, including, without limitation, approval by shareholders of Area of an amendment to Area's Articles of Incorporation to increase the authorized number of shares of Area Common Stock to 50,000,000.

                  (c) In connection with the Cardinal Shareholders' Meeting, (i) Area shall prepare and file with the SEC on Cardinal's behalf a Proxy Statement (which shall be included in the Registration Statement) and mail it to Cardinal's shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of Cardinal shall recommend (subject to compliance with the fiduciary duties of the members of the Board of Directors as advised by counsel) to its shareholders the approval of this Agreement and (iv) the Board of Directors and officers of Cardinal shall use their reasonable efforts to obtain such shareholders' approval (subject to compliance with their fiduciary duties as advised by counsel).

                  (d) In connection with the Area Shareholders' Meeting, (i) Area shall prepare and file with the SEC on its own behalf a Proxy Statement (which shall be included in the Registration Statement) and mail it to Area's shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of Area shall recommend (subject to compliance with the fiduciary duties of the members of the Board of Directors as advised by counsel) to its shareholders

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



the approval of this Agreement and (iv) the Board of Directors and officers of Area shall use their reasonable efforts to obtain such shareholders' approval (subject to compliance with their fiduciary duties as advised by counsel).

         8.2 EXCHANGE LISTING. Area shall list on Nasdaq the shares of Area Common Stock to be issued to the holders of Cardinal Common Stock pursuant to the Merger.

         8.3 APPLICATIONS. Area shall promptly prepare and file, and Cardinal shall cooperate in the preparation and, where appropriate, filing of, any applications, including without limitation, those with the Board of Governors of the Federal Reserve System and the Kentucky Department of Financial Institutions, seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

         8.4 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, Area shall execute and file the Articles of Merger with the Secretary of State of the State of Kentucky in connection with the Closing.

         8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. No Party shall take, or cause to be taken, any action which may reasonably be foreseen as delaying or otherwise adversely impacting consummation of the Merger. No Area Company nor Cardinal Company shall take any action which would cause the Merger not to be treated as a pooling of interests. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by Area in connection with the Area Common Stock to be issued in the Merger shall not violate this covenant), including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         8.6      INVESTIGATION AND CONFIDENTIALITY.

                  (a) Prior to the Effective Time, each Party will keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

                  (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and

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its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Party, except for one copy of any materials prepared by that Party or any attorney for or other representative of that Party based upon such confidential information.

                  (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

         8.7 PRESS RELEASES. Prior to the Effective Time, Cardinal and Area shall agree with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section
8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

         8.8      ACQUISITION PROPOSALS.

                  (a) Except with respect to this Agreement and the transactions contemplated hereby, no Cardinal Company nor Area Company nor any director, employee, investment banker, attorney, accountant or other representative thereof (collectively, "Representatives") retained by any Cardinal Company or Area Company, as the case may be, shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of a Party's Board of Directors as advised by counsel, no Cardinal Company nor Area Company nor Representative thereof, shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but a Party may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Each Party shall promptly notify the other orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction.

                  (b) Except as set forth herein, neither the Board of Directors of Cardinal nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Area, the approval or recommendation of such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, if in the opinion of the Cardinal Board of Directors, after consultation with counsel, failure to do so would be inconsistent with its fiduciary duties to Cardinal shareholders under applicable law, then, prior to the Shareholders' Meeting, the Cardinal Board of Directors may (subject to the terms of this section (b)) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend an Acquisition Proposal, or enter into an agreement with respect to an Acquisition Proposal, in each case at any time after the second business day following Area's receipt of written notice (a "Notice of Acquisition Proposal") advising Area

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



that the Cardinal Board of Directors has received an Acquisition Proposal, specifying the material terms and conditions of such proposal and identifying the Person making such proposal; provided that Cardinal shall not enter into an agreement with respect to an Acquisition Proposal unless Cardinal shall have furnished Area with written notice no later than 12:00 noon Lexington, Kentucky time one (1) day in advance of any date that it intends to enter into such agreement.

         (c) In addition to the obligations of Cardinal set forth in section (b) above, Cardinal shall immediately advise Area orally and in writing of any request for information or of any Acquisition Proposal, or any inquiry with respect to or which could lead to an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making an Acquisition Proposal or inquiry. Cardinal shall keep Area fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

         (d) Nothing contained in this Section 8.8 shall prohibit Cardinal from making any disclosure to its shareholders if, in the opinion of the Cardinal Board of Directors, after consultation with counsel, failure to so disclose would be inconsistent with federal securities laws or its fiduciary duties to its shareholders under applicable law; provided that Cardinal does not, except as permitted by section (b) above, withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

         8.9 ACCOUNTING AND TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code for federal income tax purposes.

         8.10 AGREEMENT OF AFFILIATES. Cardinal has disclosed in Section 8.10 of the Cardinal Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of Cardinal for purposes of Rule 145 under the 1933 Act, and Area has disclosed in Section 8.10 of the Area Disclosure Memorandum all Persons whom it reasonably believes to be an "affiliate" of Area for purposes of Rule 145 under the 1933 Act. Each of Area and Cardinal shall use its reasonable efforts to cause each such Person to deliver to Area and Cardinal, not later than thirty
(30) days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 1 as to Affiliates of Cardinal, and substantially in the form of Exhibit 2 as to Affiliates of Area, providing that such Person will not sell, pledge, transfer or otherwise dispose of the shares of Cardinal Common Stock and/or Area Common Stock, as applicable, held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of Area Common Stock to be held upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Area shall be entitled to place restrictive legends upon certificates for shares of Area Common Stock issued to Affiliates of Cardinal pursuant to this Agreement to enforce the provisions of this Section 8.10. Area shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Area Common Stock by such Affiliates.

         8.11 INDEMNIFICATION.

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                  (a) Area shall indemnify, defend, and hold harmless the
present and former directors, officers, employees, and agents of the Cardinal Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Kentucky Law and by Cardinal's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by Area is required to effectuate any indemnification, Area shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Area and the Indemnified Party.

                  (b) If Area or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Area shall assume the obligations set forth in this Section 8.11.

                  (c) The provisions of this Section 8.11 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

         8.12 CERTAIN MODIFICATIONS. Area and Cardinal shall consult with respect to their loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) and Cardinal shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. Area and Cardinal also shall consult with respect to the character, amount, and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take charges in accordance with GAAP, prior to the Effective Time, as may be mutually agreed upon by the Parties. Neither Parties' representations, warranties, and covenants contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 8.12.

         8.13 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, Area shall provide generally to officers and employees of the Cardinal Companies who continue employment with Area or its Subsidiaries following the Effective Time employee benefits under employee benefit plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Area Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (a) service under any qualified defined benefit plans of Cardinal shall be treated as service under Area's qualified defined benefit plans, (b) service under any qualified defined contribution plans of Cardinal shall be treated as service under Area's qualified defined contribution plans, and (c) service under any other employee benefit plans of Cardinal shall be treated as service under any similar employee benefit plans maintained by Area. Area and its Subsidiaries also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 8.13 of the Cardinal Disclosure Memorandum to Area between any Cardinal Company and any current or former director, officer, or employee thereof and all provisions for vested benefits accrued through the Effective Time under the Cardinal Benefit Plans; it being understood

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that the Contracts to be assumed by Area must be specifically listed or cross referenced at Section 8.13 of the Cardinal Disclosure Memorandum and that no other Contracts of the type referenced in Section 8.13 of the Cardinal Disclosure Memorandum shall be deemed to be assumed by Area as a result of this
Section 8.13. As soon as reasonably practical following the Effective Time, Area shall register under the 1933 Act and any applicable state securities laws, the shares of Area Common Stock issuable pursuant to Cardinal Options.

         8.14 DELIVERY TO EXCHANGE AGENT. Area shall have delivered to the Exchange Agent a sufficient number of shares of Area Common Stock to make the payment contemplated by Section 3.1 hereof, and sufficient cash to make the payment contemplated by Section 3.5 hereof.


                                    ARTICLE 9
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section
11.6 of this Agreement:

                  (A) SHAREHOLDER APPROVAL. The shareholders of both Cardinal and Area shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, or by the provisions of any governing instruments. The shareholders of Area shall have approved the amendments to Area's Articles of Incorporation referenced at Section 6.2 above to increase the authorized shares of Area Common Stock to 50,000,000.

                  (B) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger. Notwithstanding the foregoing, the Parties hereto acknowledge and agree that any condition of the Board of Governors of the Federal Reserve System (i) related to the participation of Area, or any of its directors, officers or affiliates, in the affairs of Security First Network Bank, or any of Security First Network Bank's subsidiaries or affiliates, shall not be deemed to adversely impact the benefits of the transactions contemplated by this Agreement, and (ii) related to the participation of any of the directors or officers of any Cardinal Company in the affairs of any Area Company or Cardinal Company following the Merger shall not be deemed to adversely impact the benefits of the transactions contemplated by this Agreement.


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                  (C) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

                  (D) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

                  (E) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Area Common Stock issuable pursuant to the Merger shall have been received.

                  (F) EXCHANGE LISTING. The shares of Area Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq.

                  (G) TAX MATTERS. Cardinal and Area shall have received a written opinion of counsel from Powell, Goldstein, Frazer & Murphy LLP, in form reasonably satisfactory to them (the "Tax Opinion"), to the effect that for federal income tax purposes (i) the Merger is a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Cardinal Common Stock for Area Common Stock will not give rise to gain or loss to the shareholders of Cardinal with respect to such exchange (except to the extent of any cash received), (iii) the adjusted tax basis of whole shares of Area Common Stock received by shareholders of Cardinal who exchange shares of Cardinal Common Stock in the Merger will be the same as the adjusted tax basis of the shares of Cardinal Common Stock exchanged therefor (reduced by any amount allocable to a fractional share interest for which cash is received), (iv) the holding period of the shares of Area Common Stock received in the Merger will include the period during which the shares of Cardinal Common Stock exchanged therefor were held, provided such shares of Area Common Stock were held as capital assets at the Effective Time, (v) the payment of cash to a Cardinal shareholder in lieu of a fractional share interest in Area Common Stock will be treated as if the fractional share had been distributed as part of the exchange and then redeemed by the Area, and (vi) neither Cardinal nor Area will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, counsel shall be entitled to rely upon representations of officers of Cardinal and Area reasonably satisfactory in form and substance to such counsel.


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



                  (H) POOLING LETTER. The Parties shall have received a letter from KPMG Peat Marwick LLP, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

         9.2 CONDITIONS TO OBLIGATIONS OF AREA. The obligations of Area to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Area pursuant to Section 11.6(a) of this Agreement:

                  (A) REPRESENTATIONS AND WARRANTIES. For purposes of this
Section 9.2(a), the accuracy of the representations and warranties of Cardinal set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made on and as of immediately prior to the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Cardinal set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount or effect). The representations and warranties of Cardinal set forth in Sections 5.19 and 5.20 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Cardinal set forth in this Agreement (excluding the representations and warranties set forth in Sections 5.3, 5.19 and 5.20) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on Cardinal; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

                  (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Cardinal to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (C) CERTIFICATES. Cardinal shall have delivered to Area (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Cardinal's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Area and its counsel shall request.

                  (D) CLAIMS/INDEMNIFICATION LETTERS. Each of the directors and officers of Cardinal shall have executed and delivered to Area letters in substantially the form of Exhibit 3.

                  (E) AFFILIATE AGREEMENTS. Area shall have received from each affiliate of Cardinal the affiliate letter referred to in Section 8.10 hereof.


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         9.3      CONDITIONS TO OBLIGATIONS OF CARDINAL. The obligations of
Cardinal to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions,unless waived by Cardinal pursuant to Section 11.6(b) of this Agreement:

                  (A) REPRESENTATIONS AND WARRANTIES. For purposes of this
Section 9.3(a), the accuracy of the representations and warranties of Area set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made on and as of immediately prior to the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Area set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount or effect). The representations and warranties of Area set forth in Section 6.19 and 6.20 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties set forth in this Agreement (excluding the representations and warranties set forth in Sections 6.3, 6.19 and 6.20) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have a Material Adverse Effect on Area; provided that, for purposes of this sentence only, those representations and warranties which are qualified by reference to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

                  (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Area to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (C) CERTIFICATES. Area shall have delivered to Cardinal (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Area's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Cardinal and its counsel shall request.

                  (D) AFFILIATE AGREEMENTS. Cardinal shall have received from each affiliate of Area the affiliate letter referred to in Section 8.10 hereof.


                                   ARTICLE 10
                                   TERMINATION

         10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Area and Cardinal, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:


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



                  (a) By mutual consent of the Board of Directors of Area and the Board of Directors of Cardinal; or

                  (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Cardinal and Section 9.3(a) in the case of Area or in the material breach of any covenant or other covenant or agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of Area and
Section 9.3(a) of this Agreement in the case of Cardinal; or

                  (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Cardinal and Section 9.3(a) in the case of Area or in the material breach of any covenant or other covenant or agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

                  (d) By the Board of Directors of either Party in the event (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Cardinal and Section 9.3(a) in the case of Area or in the material breach of any covenant or other covenant or agreement contained in this Agreement) (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the shareholders of Cardinal fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the KBCA at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or (iii) if the shareholders of Area fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the KBCA, and the increase in authorized Area Common Stock, as contemplated by Section 6.3 above, at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

                  (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated on or before December 31, 1997, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

                  (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Cardinal and Section 9.3(a) in the case of Area or in the material breach of any covenant or other covenant or agreement

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



contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

              (g) By the Board of Directors of Cardinal in connection with entering into a definitive agreement in accordance with Section 8.8(b), provided that it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Termination Fee.

         10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that the provisions of this Section 10.2 and Sections 11.1 and 11.2 and 8.6(b) of this Agreement shall survive any such termination and abandonment.

         10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles 2, 3 and 4 and Sections 8.10, 8.11, 8.13, 11.1 and 11.2 of this Agreement.


                                   ARTICLE 11
                                  MISCELLANEOUS

         11.1 DEFINITIONS. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

                  "1933 ACT" shall mean the Securities Act of 1933, as amended.

                  "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

                  "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger (other than the Merger), acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of such Party or any of its Subsidiaries.

                  "AFFILIATE" of a Person shall mean any person who is an affiliate for purposes of Rule 145 under the 1933 Act and for purposes of qualifying the Merger for pooling of interests accounting treatment.

                  "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

                  "ALLOWANCE" shall have the meaning provided in Section 5.9 of this Agreement.


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                  "AREA BENEFIT PLANS" shall have the meaning set forth in
         Section 6.14 of this Agreement.

                  "AREA CAPITAL STOCK" shall mean, collectively, the Area Common Stock and any other class or series of capital stock of Area.

                  "AREA COMMON STOCK" shall mean the no par value common stock of Area.

                  "AREA COMPANIES" shall mean, collectively, Area and all Area Subsidiaries.

                  "AREA DISCLOSURE MEMORANDUM" shall mean the written information entitled "Area Disclosure Memorandum" delivered on or prior to the date of this Agreement to Cardinal describing in reasonable detail the matters contained therein.

                  "AREA FINANCIAL STATEMENTS" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of Area as of December 31, 1996 and 1995, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1996, 1995 and 1994, as filed by Area in SEC Documents and (b) the consolidated balance sheets (including related notes and schedules, if any) of Area and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1996.

                  "AREA STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans and agreements of Area disclosed in Section 6.14 of the Area Disclosure Memorandum.

                  "AREA SUBSIDIARIES" shall mean the direct and indirect Subsidiaries of Area.

                  "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                  "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

                  "CARDINAL BENEFIT PLANS" shall have the meaning set forth in
         Section 5.14 of this Agreement.

                  "CARDINAL COMMON STOCK" shall mean the no par value common stock of Cardinal.

                  "CARDINAL COMPANIES" shall mean, collectively, Cardinal and all Cardinal Subsidiaries.

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




                  "CARDINAL DISCLOSURE MEMORANDUM" shall mean the written information entitled "Cardinal Disclosure Memorandum" delivered on or prior to the date of this Agreement to Area describing in reasonable detail the matters contained therein.

                  "CARDINAL FINANCIAL STATEMENTS" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of Cardinal as of December 31, 1996 and 1995, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1996, 1995 and 1994, as filed by Cardinal in SEC Documents, and (b) the consolidated balance sheets (including related notes and schedules, if any) of Cardinal and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) filed with respect to periods ended subsequent to December 31, 1996.

                  "CARDINAL OPTIONS" shall have the meaning set forth in Section
         3.4 of this Agreement.

                  "CARDINAL STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans and agreements of Cardinal disclosed in Section 5.14 of the Cardinal Disclosure Memorandum.

                  "CARDINAL SUBSIDIARIES" shall mean the direct and indirect subsidiaries of Cardinal.

                  "CLOSING" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

                  "CLOSING DATE" shall mean the date on which the Closing occurs.

                  "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                  "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                  "DEFAULT" shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.


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                  "EFFECTIVE TIME" shall mean the date and time at which the
         Merger becomes effective as defined in Section 1.3 of this Agreement.

                  "ENVIRONMENTAL LAWS" shall mean all Laws pertaining to pollution or protection of the environment and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA AFFILIATE" shall refer to a relationship between entities such that the entities would, now or at any time in the past, constitute a "single employer" within the meaning of Section 414 of the Code.

                  "ERISA PLAN" shall have the meaning provided in Section 5.14 of this Agreement.

                  "EXCHANGE RATIO" shall have the meaning provided in Section 3.1(b) of this Agreement.

                  "EXHIBITS" 1 and 2, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                  "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                  "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant, or toxic or hazardous substance, pollutant, chemical or waste within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., or any similar federal, state or local Law (and specifically shall include asbestos requiring abatement, removal or encapsulation pursuant to the requirements of governmental authorities, polychlorinated biphenyls, and petroleum and petroleum products).

                  "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

                  "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "KBCA" shall mean the Kentucky Business Corporation Act.

                  "KENTUCKY ARTICLES OF MERGER" shall mean the Articles of Merger to be filed with the Secretary of State of the State of Kentucky relating to the Merger as contemplated by Section 1.1 of this Agreement.


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                  "KNOWLEDGE" as used with respect to Cardinal or Area, as the case may be, shall mean the actual knowledge of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, any Assistant or Deputy General Counsel, or any Senior or Executive Vice President of such Person.

                  "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

                  "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                  "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable. (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

                  "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

                  "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                  "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                  "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence which has a material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the

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



         other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of
         (v) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (w) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (x) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, (y) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties or (z) changes in economic or other conditions affecting the banking industry in general.

                  "MERGER" shall mean the merger of Interim with and into Cardinal referred to in Section 1.1 of this Agreement.

                  "NASD" shall mean the National Association of Securities Dealers, Inc., including the Nasdaq.

                  "NASDAQ" shall mean the National Market System of the Nasdaq Stock Market.

                  "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

                  "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                  "PARTY" shall mean either Cardinal or Area, and "Parties" shall mean both Cardinal and Area.

                  "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, Liabilities, or business.

                  "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                  "PROXY STATEMENT" shall mean (a) the proxy statement used by Cardinal to solicit the approval of its shareholders of the transactions contemplated by this Agreement and (b) the proxy statement used by Area to solicit the approval of its shareholders of the transactions

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         contemplated by this Agreement, both of which shall be included in the prospectus of Area relating to shares of Area Common Stock to be issued to the shareholders of Cardinal.

                  "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by Area under the 1933 Act with respect to the shares of Area Common Stock to be issued to the shareholders of Cardinal in connection with the transactions contemplated by this Agreement and which shall include the Proxy Statements.

                  "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

                  "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

                  "SEC" shall mean the United States Securities and Exchange Commission.

                  "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                  "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                  "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of Cardinal or the meeting of the shareholders of Area to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

                  "SUBSIDIARIES" shall mean all those corporations, banks, associations, partnerships or other entities or ventures of which the entity in question owns or controls 50% or more of the outstanding equity securities or the ownership interest, as the case may be, either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.


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



                  "SURVIVING CORPORATION" shall mean Cardinal as the surviving corporation resulting from the Merger.

                  "TAX" OR "TAXES" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, assessments, charges, fares or impositions, including interest, penalties and additions imposed thereon or with respect thereto.

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

         11.2     EXPENSES.

                  (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that each of the Parties shall bear and pay (i) one-half of the filing fees payable in connection with the Registration Statement and the applications filed with other Regulatory Authorities, and (ii) one-half of the costs incurred in connection with the printing or copying of the Proxy Statements.

                  (b) Cardinal shall pay, or cause to be paid, in same day funds to Area the sum of $7 million (the "Termination Fee") upon demand (i) if Cardinal terminates this Agreement pursuant to Section 10.1(g), or (ii) if prior to the termination of this Agreement solely as a result of Cardinal shareholders not having approved the Merger by the requisite vote, a bona fide publicly disclosed Acquisition Proposal shall have been made and not publicly withrawn prior to the meeting of Cardinal shareholders to consider the Merger and within 18 months after such termination, Cardinal consummates the transaction which was the subject of such or any other Acquisition Proposal for consideration to Cardinal shareholders which is at least equal to $63 per share.

                  (c) Nothing in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

         11.3 BROKERS AND FINDERS. Except as set forth in the Area or Cardinal Disclosure Memorandum, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Cardinal or Area, each of Cardinal and Area, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

         11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.10 and Section 8.13 of this Agreement.

         11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of Cardinal Common Stock or Area Common Stock, there shall be made no amendment that pursuant to the KBCA requires further approval by such shareholders without the further approval of such shareholders.

         11.6     WAIVERS.

                  (a) Prior to or at the Effective Time, Area, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Cardinal, to waive or extend the time for the compliance or fulfillment by Cardinal of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Area under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Area.

                  (b) Prior to or at the Effective Time, Cardinal, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Area, to waive or extend the time for the compliance or fulfillment by Area of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Cardinal under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Cardinal.

                  (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

         Area:              Area Bancshares Corporation
                            230 Frederica Street
                            Owensboro, Kentucky 42301

                            Attn:    Thomas R. Brumley
                                     President and CEO

         With a copy (which shall not constitute notice) to:

                            Area Bancshares Corporation
                            230 Frederica Street
                            Owensboro, Kentucky 42301

                            Attn:    Timothy O. Shelburne, Esq.
                                     General Counsel

                  and:      Powell, Goldstein, Frazer & Murphy LLP
                            Sixteenth Floor
                            191 Peachtree Street, N.E.
                            Atlanta, Georgia 30303

                            Attn:    Kathryn L. Knudson, Esq.

         Cardinal:          Cardinal Bancshares, Inc.
                            400 East Vine Street
                            Suite 300
                            Lexington, Kentucky 40507

                            Attn:    John S. Penn
                                     President and CEO

         With a copy (which shall not constitute notice):

                            Hogan and Hartson L.L.P.
                            555 13th Street, N.W.
                            Washington, D.C. 20004

                            Attn:    Stuart G. Stein, Esq.



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



         11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Kentucky, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.

         11.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         11.12 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.13 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.


                            [SIGNATURES ON NEXT PAGE]

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         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.


ATTEST:                                              AREA BANCSHARES CORPORATION


/s/ Judith R. Windle                                 By: /s/ Thomas R. Brumley
-----------------------------                            ----------------------
Secretary                                                    Thomas R. Brumley
                                                             President and CEO


[CORPORATE SEAL]




ATTEST:                                              CARDINAL BANCSHARES, INC.


/s/ Carolyn L. Gabriel                               By: /s/ John S. Penn
----------------------------                             ----------------------
Secretary                                                    John S. Penn
                                                             President and CEO


[CORPORATE SEAL]

                                   APPENDIX B

                         SUBTITLE 13. DISSENTERS' RIGHTS
                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES


         271B.13-010. -- DEFINITIONS.  As used in this subtitle:

         (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

         (3) "Fair value" with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12- 210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12- 210.

         (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (7) "Shareholder" means the record shareholder or the beneficial shareholder. (Enact. Acts 1988, ch. 23, ss. 123, effective January 1, 1989).


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         271B.13-020.      RIGHT TO DISSENT.

         (1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

                  (a) Consummation of a plan of merger to which the corporation is a party:

                           1. If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

                           2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

                  (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                  (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

                  (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                           1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

                           2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                           3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                           4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

                  (e) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

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




                  (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         (Enact. Acts 1988, ch. 23, ss. 124, effective January 1, 1989.)

         271B.13-030. DISSENT BY NOMINEES AND BENEFICIAL OWNERS. -- (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

                  (a) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                  (b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. (Enact. Acts 1988, ch. 23, ss. 125, effective January 1, 1989.)


                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

         271B.13-200. NOTICE OF DISSENTERS' RIGHTS. -- (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

         (2) If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220. (Enact. Acts 1988, ch. 23, ss. 126, effective January 1, 1989.)


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



         271B.13-210.      NOTICE OF INTENT TO DEMAND PAYMENT. -- (1)  If
proposed action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

                  (a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

                  (b) Shall not vote his shares in favor of the proposed action.

         (2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter. (Enact. Acts 1988, ch. 23, ss. 127, effective January 1, 1989.)

         271B.13-220.      DISSENTERS' NOTICE. -- (1) If proposed corporate
action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

         (2) The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

                  (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                  (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after a payment demand is received;

                  (c) Supply a form for demanding payment that includes the date of the first announcement to news media or shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

                  (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

                  (e) Be accompanied by a copy of this subtitle. (Enact. Acts 1988; ch. 23, ss. 128, effective January 1, 1989.)

         271B.13-230.      DUTY TO DEMAND PAYMENT. -- (1) A shareholder who is
sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

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




         (2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

         (3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle. (Enact. Acts 1988, ch. 23, ss. 129, effective January 1, 1989.)

         271B.13-240.      SHARE RESTRICTIONS. -- (1)  The corporation may
restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

         (2) The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. (Enact. Acts 1988, ch. 23, ss. 130, effective January 1, 1989.)

         271B.13-250.      PAYMENT. --   (1) Except as provided in KRS
271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

         (3)      The payment shall be accompanied by:

                  (a) The corporation's balance sheet as of the end of the fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                  (b) A statement of the corporation's estimate of the fair value of the shares;

                  (c)      An explanation of how the interest was calculated;
                  and

                  (d) A statement of the dissenter's right to demand payment under KRS 271B.13-280. (Enact. Acts 1988, ch. 23, ss. 131, effective January 1, 1989.)

         271B.13-260.      FAILURE TO TAKE ACTION. -- (1) If the corporation
does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13- 220 and repeat the payment demand procedure. (Enact. Acts 1988, ch. 23, ss. 132, effective January 1, 1989.)

         271B.13-270 AFTER-ACQUIRED SHARES. -- (1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under KRS 271B.13-280. (Enact. Acts 1988, ch. 23, ss. 133, effective January 1, 1989.)

         271B.13-280. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER. -- (1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

                  (a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

                  (b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

                  (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

         (2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares. (Enact. Acts 1988, ch. 23, ss. 134, effective January 1, 1989.)

                          JUDICIAL APPRAISAL OF SHARES

         271B.13-300 COURT ACTION. -- (1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office (or, if none in the state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remained unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

         (5) Each dissenter made a party to the proceeding shall be entitled to judgment:

             (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

             (b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270. (Enact. Acts 1988, ch. 23, ss. 135, effective January 1, 1989.)

         271B.13-310. COURT COSTS AND COUNSEL FEES. -- (1) The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

         (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

             (a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

             (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

         (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Enact. Acts 1988, ch. 23, ss. 136, effective January 1, 1989.)

                                   APPENDIX C


                                 July 28, 1997



Board of Directors
Area Bancshares Corporation
Owensboro, Kentucky

Gentlemen:

You have requested that The Bank Advisory Group, Inc. act as an independent financial analyst and advisor to the common shareholders of Area Bancshares Corporation, a Kentucky corporation ("Area"). Specifically, we have been asked to render advice and analysis in connection with the proposed merger (the "Merger") of Cardinal Bancshares, Inc., Lexington, Kentucky ("Cardinal") with Area. In our role as an independent financial analyst, you have requested our opinion with regard to the fairness - from the perspective of the common shareholders of Area - of the financial terms of the proposed merger pursuant to the provisions of the Agreement and Plan of Merger (the "Agreement") dated April 30, 1997.

In conjunction with our review of the Agreement, our understanding is that Area proposes to consummate the Merger pursuant to the following financial terms:

         - Holders of Cardinal Common Stock at the effective time of the Merger (the "Effective Time"), other than the holders who have duly exercised and perfected their dissenters' rights, shall receive 2.7391 shares of Area Common Stock in exchange for each share of Cardinal Common Stock they hold immediately prior to the Effective Time.

         - All rights to Cardinal Common Stock with respect to options granted by Cardinal which are outstanding at the Effective Time shall be converted into and become rights with respect to Area Common Stock; and, the number of shares of Area Common Stock subject to such options shall be equal to the number of Cardinal Common Stock subject to such Cardinal Options times 2.7391.

         - No fractional shares of Area Common Stock will be issued and, in lieu thereof, holders of shares of Cardinal Common Stock who would otherwise be entitled to a fractional share interest will be paid an amount in cash based on the Market Value of one share of Area Common Stock.

The Bank Advisory Group, Inc., as part of its line of professional services, specializes in rendering valuation opinions of banks and bank holding companies in connection with mergers and acquisitions nationwide. Prior to our retention for this assignment, The Bank Advisory Group provided financial advisory services to Area; however, the revenues derived from the delivery of such services are insignificant when compared to The Bank Advisory Group's total gross revenues. The Bank Advisory Group has not previously provided any services to Cardinal Bancshares, Inc.

In connection with this opinion and with respect to Area we have reviewed, among other things:

         1. Audited consolidated financial statements, in Annual Report Form and on Form 10-K, for the years ended December 31, 1996, 1995, and 1994;

         2. Quarterly financial statements, on Form 10-Q, for the three-month period ended March 31, 1997;

         3. Consolidated financial statements, on form F.R. Y-9C, for the years ended December 31, 1996, 1995, and 1994, and for the three-month period ended March 31, 1997, as filed with the Federal Reserve System;

         4. Parent company only financial statements, on form F.R. Y-9LP, for the years ended December 31, 1996, 1995, and 1994, and for the three-month period ended March 31, 1997, as filed with the Federal Reserve System;

         5. The condition of the commercial banking industry, as indicated in financial reports filed with various federal bank regulatory authorities by all federally-insured commercial banks;

         6. Certain internal financial analyses and forecasts prepared by the management of Area, including projections of future performance;

         7. Certain other summary materials and analyses with respect to Area's loan portfolio, securities portfolio, deposit base, fixed assets, and operations including, but not limited to:(i) schedules of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan/asset and the local economy, (ii) analyses concerning the adequacy of the loan loss reserve,
                  (iii)schedules of "other real estate owned," including current carrying values and recent appraisals, and (iv) schedules of securities, detailing book values, market values, and lengths to maturity; and,

         8. Such other information - including financial and economic studies, analyses and investigations - that we deem relevant to this assignment.

In connection with this opinion and with respect to Cardinal, we have reviewed, among other things:

         1. Audited consolidated financial statements, in Annual Report Form and on Form 10-K, for the years ended December 31, 1996, 1995, and 1994;

         2. Quarterly financial statements, on Form 10-Q, for the three-month period ended March 31, 1997;

         3. Consolidated financial statements, on form F.R. Y-9C, for the years ended 1996, 1995, and 1994, and for the three-month period ended March 31, 1997, as filed with the Federal Reserve System;

         4. Parent company only financial statements, on form F.R. Y-9LP, for the years ended December 31, 1996, 1995, and 1994, and for the three-month period ended March 31, 1997, as filed with the Federal Reserve System;

         5. The condition of the commercial banking industry, as indicated in financial reports filed with various federal bank regulatory authorities by all federally-insured commercial banks;

         6. Certain internal financial analyses and forecasts prepared by the management of Cardinal, including projections of future performance;

         7. Certain other summary materials and analyses with respect to Cardinal's loan portfolio, securities portfolio, deposit base, fixed assets, and operations including, but not limited to:
                  (i) schedules of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan/asset and the local economy,
                  (ii) analyses concerning the adequacy of the loan loss reserve, (iii) schedules of "other real estate owned," including current carrying values and recent appraisals, and
                  (iv) schedules of securities, detailing book values, market values, and lengths to maturity; and,

         8. Such other information including financial and economic studies, analyses and investigations that we deem relevant to this assignment.

In connection with this opinion and with respect to the proposed Merger, we have reviewed, among other things:

         1. The Agreement, and any amendments thereto, that sets forth, among other items, the terms, conditions to closing, pending litigation against both Area and Cardinal, and representations and warranties of Area and Cardinal with respect to the proposed Merger;



         2. The Joint Proxy Statement/Prospectus, in draft form dated July 25, 1997, that will be furnished to the shareholders of Area and Cardinal in connection with the proposed Merger;


         3. The financial terms and price levels for thirteen commercial banking organizations with assets between $400 million and $900 million recently acquired for 100% stock in the United States during 1996 and the first calendar quarter of 1997, together with the financial performance and condition of such banks; and,

         4. Such other information - including financial and economic studies, analyses and investigations - that we deem relevant to this assignment.

Based on our experience, we believe our review of, among other things, the aforementioned items provides a reasonable basis for our opinion, recognizing that we are expressing an informed professional opinion-not a certification of value.

We have relied upon the information provided by the management of Area and Cardinal, or otherwise publicly-available, and reviewed by us, as being complete and accurate in all material respects. Furthermore, we have not verified through independent inspection or examination the specific assets or liabilities of Area and Cardinal, or their subsidiary banks. We have also assumed that there has been no material change in the assets, financial condition, results of operations, or business prospects of Area and Cardinal since the date of the last financial statements made available to us. We have met with the managements of both Area and Cardinal for the purpose of discussing the relevant information that has been provided to us.

Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us, we conclude that the terms of the proposed Merger, as outlined herein, are fair, from a financial standpoint, to the common shareholders of Area Bancshares Corporation.

This opinion is available for disclosure to the shareholders of Area. Accordingly, we hereby consent to the inclusion of our opinion as an appendix to the Proxy Statement/Prospectus relating to the proposed Merger, and to the reference of our firm in the Proxy Statement/Prospectus.

                                             Respectfully submitted,

                                             THE BANK ADVISORY GROUP, INC.




                                             By: /s/ Robert L. Walters
                                                 -----------------------

                                   APPENDIX D


                                 April 30, 1997


Board of Directors
Cardinal Bancshares, Inc.
400 East Vine Street
Suite 300
Lexington, Kentucky 40507

Dear Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of Cardinal Bancshares, Inc., Lexington, Kentucky (the "Company" or "Cardinal") of the proposed merger of the Company with Area Bancshares Corporation, Owensboro, Kentucky ("AREA"). In the proposed merger, Company shareholders will receive 2.7391 shares of AREA common stock for each Company common share outstanding. In addition, each outstanding Company option of Company common stock will be converted into an option to purchase 2.7391 shares of AREA common stock at a strike price which will be adjusted by dividing the current Company option strike price by 2.7391, as further defined in the Agreement and Plan of Merger between AREA and the Company (the "Agreement"). The closing price of AREA common stock on April 23, 1997 was $23.00 indicating a per share transaction value of $63.00.

Professional Bank Services, Inc. ("PBS") is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes. We are independent with respect to the parties of the proposed transaction.

For purposes of this opinion, PBS performed a review and analysis of the historic performance of the Company and its wholly owned subsidiaries: The Vine Street Trust Company and its subsidiary VST Financial Services; HNB Bank, N.A.; Alliance Bank, FSB; First & Peoples Bank; The Jefferson Banking Company; and Cardinal Data Services Corporation, which are collectively known as (the "Subsidiaries), contained in: (i) December 31, 1994, 1995, and 1996 annual reports and Form 10Ks filed by the Company with the SEC; (ii) March 31, 1997 unaudited financial statements of the Company; (iii) March 31, 1996, June 30, 1996 and September 30, 1996 Forms 10Q filed by the Company with the SEC; (iv) the 1994, 1995 and 1996 Notice of Annual Shareholders Meetings for the Company; and (v) the December 31, 1996 Uniform Bank Performance Reports and Uniform Holding Company Performance Report of the Company and Subsidiary Banks. We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

We have not compiled, reviewed or audited the financial statements of the Company, the Subsidiaries or AREA, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Company, the Subsidiaries or AREA.

Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of the Company under the Agreement is fair and equitable from a financial perspective.

                                            Very truly yours,




                                            /s/ Christopher L. Hargrove
                                            -----------------------------------
                                            PROFESSIONAL BANK SERVICES, INC.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The provisions of the Kentucky Business Corporation Act (the "Kentucky Act") and the Registrant's Articles of Incorporation set forth the extent to which the Registrant's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. The Registrant's Articles of Incorporation provide that the Registrant shall indemnify its officers and directors in accordance with Section 271B.8-510 of the Kentucky Act. Section 271B.8-510 provides that a corporation may indemnify its officers and directors against reasonable expenses (including attorneys' fees) incurred by them in the defense of any action, suit or proceeding to which they were made a party, or in defense of any claim, issue or matter therein, by reason of the fact that they are or were officers, directors, of the corporation, to the extent that they have been successful, on the merits or otherwise, in such defense. Section 271B.8-510 also permits indemnification of its directors and officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that they are or were directors or officers of the Registrant or who, while directors or officers of the Registrant, are or were serving at the Registrant's request as directors, officers, partners, trustees, employees or agents of another entity, if they acted in a manner they believed in good faith to be in, or not opposed to, the best interests of the Registrant, or, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, if a determination has been made that they have met these standards of conduct. Such indemnification in connection with a proceeding by or in the right of the Registrant, however, is limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. The Registrant may also advance expenses incurred by any director or officer in defending any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he or she is not entitled to indemnification by the Registrant.

        The Registrant may not indemnify a director or officer in connection with a proceeding by or in the right of the Registrant in which the director or officer was adjudged liable to the Registrant or in connection with a proceeding in which he or she was adjudged liable on the basis that he or she improperly received a personal benefit.

        The Registrant maintains an insurance policy insuring the Registrant and its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        (a) Exhibits


EXHIBIT
NUMBER                        DESCRIPTION OF EXHIBITS
-------                       -----------------------
1         --  Agreement and Plan of Merger, dated May 1, 1997, between Area and
              Cardinal (included as Appendix A to the Joint Proxy
              Statement/Prospectus contained herein).

3.1       --  Articles of Incorporation of the Registrant, as amended.(1)

3.2       --  Bylaws of the Registrant, as amended.(1)

5.1       --  Opinion of Timothy O. Shelburne, Esq., including consent.(4)

8.1       --  Opinion of Powell, Goldstein, Frazer & Murphy LLP, including consent.(4)

10.1      --  Form of Restricted Stock Plan Agreement.(1)(2)

10.2      --  Form of 1994 Stock Option Plan.(1)(2)

10.3      --  Memorandum dated September 18, 1996 regarding executive officer incentive compensation.(2)(3)

23.1      --  Consent of Timothy O. Shelburne, Esq. (included in Exhibit 5.1).(4)

23.2      --  Consent of Powell, Goldstein, Frazer & Murphy LLP (included in
              Exhibit 8.1).(4)

23.3      --  Consent of KPMG Peat Marwick LLP regarding Area consolidated financial statements.(4)

23.4      --  Consent of KPMG Peat Marwick LLP regarding Cardinal consolidated financial statements.(4)

23.5      --  Consent of The Bank Advisory Group, Inc.(4)

23.6      --  Consent of Professional Bank Services, Inc.(4)

24        --  Power of Attorney (see signature page to the Registration
              Statement).(4)

99.1      --  Area's Annual Report on Form 10-K for the Fiscal Year Ended
              December 31, 1996, previously filed by Area and incorporated by reference herein.

99.2      --  Area's Quarterly Report on Form 10-Q for the Three Months Ended
              March 31, 1997, previously filed by Area and incorporated by reference herein.

99.3      --  Area's Current Report on Form 8-K dated May 2, 1997, previously filed by Area and incorporated by reference herein.

99.4      --  Cardinal's Annual Report on Form 10-K for the Fiscal Year Ended
              December 31, 1996, previously filed by Cardinal and incorporated by reference herein.

99.5      --  Cardinal's Quarterly Report on Form 10-Q for the Three Months
              Ended March 31, 1997, previously filed by Cardinal and incorporated by reference herein.

99.6      --  Cardinal's Current Report on Form 8-K dated May 1, 1997, previously filed by Cardinal and incorporated by reference herein.


--------------------

(1) Incorporated by reference to the exhibit of the same number to the Registrant's Form 10-A1, filed with the Commission on June 30, 1995. (File No. 0-26032).

(2) The indicated exhibit is a compensatory plan required to be filed as an exhibit.

(3) Incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-Q, dated September 30, 1996.


(4) Previously filed with the Registration Statement on Form S-4 (File No. 333-29385) on June 16, 1997.


         (b) Financial Statement Schedules

         Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

     (a)      The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                   (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 20), or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Owensboro, State of Kentucky, on July 28, 1997.


                                 AREA BANCSHARES CORPORATION

                             By: /s/Thomas R. Brumley
                                 --------------------------------------
                                 Thomas R. Brumley
                                 President and Chief Executive Officer






         Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed below by the following persons in the capacities and on the dates indicated.


        SIGNATURE                    TITLE                           DATE
        ---------                    -----                           ----

/s/ Anthony G. Bittel*        Director                            July 28, 1997
---------------------------
Anthony G. Bittel


/s/ Thomas R. Brumley         President, Chief Executive          July 28, 1997
---------------------------   Officer and Director
Thomas R. Brumley             principal executive officer)


/s/ C.M. Gatton*              Chairman of the Board of Directors  July 28, 1997
---------------------------
C.M. Gatton

        SIGNATURE                    TITLE                           DATE
        ---------                    -----                           ----

/s/ Gary H. Latham*           Director                            July 28, 1997
-------------------------
Gary H. Latham

/s/ Raymond McKinney*         Vice Chairman of the Board          July 28, 1997
-------------------------     of Directors
Raymond McKinney

/s/ John A. Ray               Senior Vice President and Chief     July 28, 1997
-------------------------     Financial Officer (principal
John A. Ray                   financial and accounting officer)


/s/ Allan R. Rhodes*          Director                            July 28, 1997
-------------------------
Allan R. Rhodes

/s/ David W. Smith, Jr.*      Director                            July 28, 1997
-------------------------
David W. Smith, Jr.

/s/ William H. Thompson*      Director                            July 28, 1997
-------------------------
William H. Thompson

/s/ Pollard White*            Director                            July 28, 1997
-------------------------
Pollard White

---------------------------------
*By: /s/ Thoms R. Brumley
     ----------------------------
     Thomas R. Brumley
     Attorney-in-fact

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                          DESCRIPTION OF EXHIBITS
-------                         -----------------------
1         --  Agreement and Plan of Merger, dated May 1, 1997, between Area and
              Cardinal (included as Appendix A to the Joint Proxy
              Statement/Prospectus contained herein).

3.1       --  Articles of Incorporation of the Registrant, as amended.(1)

3.2       --  Bylaws of the Registrant, as amended.(1)

5.1       --  Opinion of Timothy O. Shelburne, Esq. including consent.(4)

8.1       --  Opinion of Powell, Goldstein, Frazer & Murphy LLP, including consent.(4)

10.1      --  Form of Restricted Stock Plan Agreement.(1)(2)

10.2      --  Form of 1994 Stock Option Plan.(1)(2)

10.3      --  Memorandum dated September 18, 1996 regarding executive officer incentive compensation.(2)(3)

23.1      --  Consent of Timothy O. Shelburne, Esq. (included in Exhibit 5.1).(4)

23.2      --  Consent of Powell, Goldstein, Frazer & Murphy LLP (included in
              Exhibit 8.1).(4)

23.3      --  Consent of KPMG Peat Marwick LLP regarding Area financial statements.(4)

23.4      --  Consent of KPMG Peat Marwick LLP regarding Cardinal financial statements.(4)

23.5      --  Consent of The Bank Advisory Group, Inc.(4)

23.6      --  Consent of Professional Bank Services, Inc.(4)

24        --  Power of Attorney (see signature page to the Registration
              Statement).(4)

99.1      --  Area's Annual Report on Form 10-K for the Fiscal Year Ended
              December 31, 1996, previously filed by Area and incorporated by reference herein.

99.2      --  Area's Quarterly Report on Form 10-Q for the Three Months Ended
              March 31, 1997, previously filed by Area and incorporated by reference herein.

99.3      --  Area's Current Report on Form 8-K dated May 2, 1997, previously filed by Area and incorporated by reference herein.

99.4      --  Cardinal's Annual Report on Form 10-K for the Fiscal Year Ended
              December 31, 1996, previously filed by Cardinal and incorporated by reference herein.

99.5      --  Cardinal's Quarterly Report on Form 10-Q for the Three Months
              Ended March 31, 1997, previously filed by Cardinal and incorporated by reference herein.

99.6      --  Cardinal's Current Report on Form 8-K dated May 1, 1997, previously filed by Cardinal and incorporated by reference herein.


--------------------

(1) Incorporated by reference to the exhibit of the same number to the Registrant's Form 10-A1, filed with the Commission on June 30, 1995. (File No. 0-26032).

(2) The indicated exhibit is a compensatory plan required to be filed as an exhibit.

(3) Incorporated by reference to Exhibit 10.1 of the Registrants Quarterly Report on Form 10-Q, dated September 30, 1996.

(4) Previously filed with the Registration Statement on Form S-4 (File No. 333-29385) on June 16, 1997.